Exhibit 10.1

CREDIT AGREEMENT

dated as of

December 14, 2012

Among

PATHEON INC.,

as Parent Borrower,

PATHEON PHARMACEUTICALS INC.,

as US Borrower,

PATHEON UK LIMITED,

as UK Borrower,

PATHEON PUERTO RICO, INC.,

as PR Borrower,

THE LENDING INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Swing Line Lender

MORGAN STANLEY BANK, N.A.

and an LC Issuer

and

UBS SECURITIES LLC

as Syndication Agent

and

CREDIT SUISSE SECURITIES (USA) LLC

and

KEYBANK NATIONAL ASSOCIATION

as Documentation Agents

and

MORGAN STANLEY SENIOR FUNDING, INC., UBS SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC and KEYBANK NATIONAL ASSOCIATION

as Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule A	Excluded Asset Sales
Schedule 1	Commitments
Schedule 2	Restricted and Unrestricted Subsidiaries
Schedule 3	Subsidiary Guarantors
Schedule 4	Mortgaged Real Property
Schedule 5	EBITDA Adjustments
Schedule 6	Hedge Agreements
Schedule 2.21	Mandatory Costs Rate
Schedule 5.10	Taxes
Schedule 5.11	Real Property
Schedule 5.18	Subsidiaries
Schedule 5.21	Undisclosed Liabilities
Schedule 6.10(c)	Real Estate Deliverables
Schedule 6.16	Post-Closing Obligations
Schedule 7.02	Liens
Schedule 7.03	Indebtedness
Schedule 7.04	Investments
Schedule 7.07	Contractual Obligations
Schedule 7.08	Transactions with Affiliates
Schedule 11.05	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C	Form of Guaranty
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H-1	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-1	Form of Second Lien Intercreditor Agreement
Exhibit I-2	Form of Equal Priority Intercreditor Agreement
Exhibit J	Form of Intercompany Note
Exhibit K-1	Form of Affiliated Lender Assignment Agreement
Exhibit K-2	Form of Acceptance and Prepayment Notice
Exhibit K-3	Form of Discount Range Prepayment Notice

(continued)

Page
Exhibit K-4	Form of Discount Range Prepayment Offer
Exhibit K-5	Form of Solicited Discounted Prepayment Notice
Exhibit K-6	Form of Solicited Discounted Prepayment Offer
Exhibit K-7	Form of Specified Discount Prepayment Notice
Exhibit K-8	Form of Specified Discount Prepayment Response
Exhibit L	Form of Additional Borrower Agreement
Exhibit M	Form of Secured Hedge Agreement Designation

This CREDIT AGREEMENT is entered into as of December 14, 2012 among the following: (i) Patheon Inc., a corporation existing under the laws of Canada, as a borrower (the “Parent Borrower”); (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party hereto, the “Borrowers”); (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iv) Morgan Stanley Senior Funding, Inc. (“MSSF”), as the administrative agent (the “Administrative Agent”), as the Collateral Agent (as hereinafter defined), as the Swing Line Lender (as hereinafter defined), (v) Morgan Stanley Bank, N.A., as an as LC Issuer (as hereinafter defined); (vi) UBS Securities LLC as syndication agent (the “Syndication Agent”); (vii) Credit Suisse Securities (USA) LLC and KeyBank National Association as co-documentation agents (the “Documentation Agents”) and (viii) Morgan Stanley Senior Funding, Inc., UBS Securities LLC, Credit Suisse Securities (USA) LLC and KeyBank National Association, as lead arrangers and joint bookrunners (the “Arrangers”).

PRELIMINARY STATEMENTS:

(1) Pursuant to the Stock Purchase Agreement, dated as of October 28, 2012 (the “Purchase Agreement”), by and among Sobel Best N.V., a corporation organized under the laws of The Netherlands (“Sobel”), Vion Holdings N.V., a corporation organized under the laws of The Netherlands (“Vion” and collectively with Sobel, the “Seller”) and Parent Borrower, Parent Borrower will purchase all the issued and outstanding shares of the capital stock of each of Sobel USA Inc., a Delaware corporation (“Sobel USA”) and Banner Pharmacaps Europe B.V., a private limited company organized under the laws of The Netherlands (“Banner Europe”, collectively with Sobel USA, the “Target”) (the “Banner Acquisition”).

(2) The Borrowers have requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrowers to (a) finance the Consideration payable in connection with the Acquisition and the fees and expenses incurred in connection therewith), (b) repay and/or satisfy and discharge the Parent Borrower and its subsidiaries’ obligations under the Existing Credit Agreement and Existing Notes (as hereinafter defined) and certain other indebtedness permitted in accordance with the SPA Documentation and (c) provide working capital and funds for other general corporate purposes.

(3) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acceptable Discount” has the meaning set forth in Section 2.15(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Parent Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K-2.

“Acceptance Date” has the meaning set forth in Section 2.15(a)(v)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any transaction or series of related transactions resulting in (i) the acquisition by the Parent Borrower or any Restricted Subsidiary of all or substantially all of the assets of any Person, or any line of business or division of any Person, (ii) the acquisition or ownership by the Parent Borrower or any Restricted Subsidiary of in excess of 50% of the Capital Stock of any Person such that such Person becomes a Restricted Subsidiary, or (iii) the acquisition by the Parent Borrower or any Restricted Subsidiary of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Borrower” shall mean any Person who shall from time to time become a party to this Agreement as a “Borrower” hereunder upon the execution and delivery of an Additional Borrower Agreement.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit L hereto.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender at such time and provides any portion of any Incremental Facility in accordance with Section 2.18.

“Additional Refinancing Lender” has the meaning set forth in Section 2.20(a).

“Additional Security Document” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Loan of any currency, (i) the rate per annum equal to the British Bankers Association LIBO Rate (“BBA LIBOR”) as published by Bloomberg (or other commercially available sources providing quotations of BBA LIBOR as determined by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in such currency with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in the applicable currency in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period; provided further that notwithstanding the rate calculated in accordance with the foregoing, solely with respect to Initial Term Loans, at no time shall the Adjusted Eurodollar Rate be less than 1.25% per annum.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Affiliated Debt Fund” has the meaning provided in Section 11.06(g)(i)(ii).

“Affiliated Lender” has the meaning provided in Section 11.06(g)(i).

“Affiliated Lender Assignment Agreement” has the meaning set forth in Section 11.06(g)(i)(D).

“Affiliated Lender Cap” has the meaning set forth in Section 11.06(g)(i)(C).

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the principal amount of Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Agreement Currency” has the meaning set forth in Section 11.27.

“Anti-Terrorism Law” means the Patriot Act or any other law pertaining to the prevention of future acts of terrorism in any applicable jurisdiction, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means, with respect to Initial Revolving Commitments, a percentage per annum equal to:

(a) immediately following the Closing Date, until delivery of the financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01(b), 0.50%; and

(b) thereafter, the following percentages per annum, based upon the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	First Lien Leverage Ratio	Commitment Fee Rate
1	Greater than 3.00 to 1.00	0.50%
2	Less than or equal to 3.00 to 1.00	0.375%

Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.01(c); provided that at the option of the Administrative Agent or Required Lenders, the highest pricing level (as set forth in the table above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to be delivered but was not delivered pursuant to Section 6.01(c) and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Parent Borrower determine that financial information in the Compliance Certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any applicable period than the Applicable Commitment Fee Rate applied for such applicable period, then (a) the Parent Borrower shall as soon as practicable deliver to the Administrative Agent the correct Compliance Certificate for such applicable period, (b) the Applicable Commitment Fee Rate shall be determined as if the pricing level for such higher Applicable Commitment Fee Rate were applicable for such applicable period, and (c) the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.11(d) and Section 8.01.

“Applicable Creditor” has the meaning set forth in Section 11.27.

“Applicable Discount” has the meaning set forth in Section 2.15(a)(v)(C)(2).

“Applicable Percentage” means, with respect to any Lender holding Revolving Commitments, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Revolving Loan Margin” means, with respect to Initial Revolving Loans, for any day, with respect to any Base Rate Loan, Eurodollar Loan, B/A Drawing or Canadian Prime Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread”, “Eurodollar Spread”, “B/A Spread” or “Canadian Prime Rate Spread”, as the case may be:

Base Rate Spread	Eurodollar Spread	B/A Spread	Canadian Prime Rate Spread
4.50%	5.50%	5.50%	4.50%

“Applicable Term Loan Margin” means, with respect to Initial Term Loans, (i) 5.00% per annum for Initial Term Loans that are Base Rate Loans and (ii) 6.00% per annum for Initial Term Loans that are Eurodollar Loans.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning provided in the first paragraph of this Agreement.

“Asset Sale” means, with respect to any Person, the non-ordinary course sale, lease (which results in the permanent disposition of the subject property), transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term Asset Sale shall specifically exclude, without limitation, (i) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05; (ii) the making of any Investment that is permitted to be made, and is made, pursuant to Section 7.04; (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business to the Parent Borrower; (iv) the lease, assignment, sub-lease, license or sub-license of any real property (other than a Sale and Lease-Back Transaction), (v) the unwinding of any Hedge Agreement, (vi) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law, (vii) the actual or constructive loss of any property or the use thereof resulting from any Event of Loss, (viii) any disposition of cash or Cash Equivalents, (ix) dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (x) certain Asset Sales set forth on Schedule A.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Parent Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.15(a)(v); provided that the Parent Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Parent Borrower nor any of its Affiliates may act as the Auction Agent.

“Authorized Officer” means, with respect to any Person, any of the following officers: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Chief Accounting Officer, any Senior Vice President, the Comptroller, the Treasurer, any Vice President, the Secretary, the Assistant Secretary (and in the case of a Credit Party incorporated in England and Wales, each person performing similar duties as the foregoing officers acting in such capacity) or such other Person as is authorized in writing by the Parent Borrower to act on behalf of such Person and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Parent Borrower.

“Available Amount” means, as of any date of determination, an amount, not less than zero, equal to (a) $7.5 million, plus (b) the aggregate Excess Cash Flow for all fiscal years for which financial statements have been required to be delivered pursuant to Section 6.01(a) (excluding, for the avoidance of doubt, the fiscal year ending October 31, 2012), plus (c) the aggregate amount of Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance of Capital Stock of the Parent Borrower (other than Disqualified Equity Interests) or cash capital contributions to the Parent Borrower (other than Specified Equity Contributions and other capital contributions of the type described in Section 7.03 (aa)), plus (d) the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Parent Borrower, in each case, issued after the Closing Date, which have been exchanged or converted into Qualified Equity of Parent Borrower or the direct or indirect parent of Parent Borrower (other than Specified Equity Contributions and other capital contributions of the type described in Section 7.03 (aa)) plus (e) the Net Cash Proceeds of sales of Investments made with the Available Amount plus (f) returns, profits, distributions and similar amounts received in cash of Cash Equivalents on Investments made with the Available Amount, plus (g) the Investments of Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into Parent Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to Parent Borrower or any of its Restricted Subsidiaries, plus (h) any Declined Amounts (without duplication of amounts excluded in the deduction of clause (i) below pursuant to the parenthetical thereof) minus (i) the amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 2.15(c)(iv) (which amount shall not include, for the avoidance of doubt, any amounts declined by Lenders pursuant to Section 2.15(c)(vii)), minus (j) the sum of all prior Investments made pursuant to Section 7.04(m)(ii), Restricted Payments made pursuant to Section 7.05(f)(ii) and Restricted Payments made pursuant to Section 7.05(i)(ii).

“Available Amount Equity Component” means, as of any date of determination, that portion of the Available Amount that is equal to sum of the amounts referred to in clauses (c) and (d) of the definition thereof.

“Bankruptcy Code” means, Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Banner Acquisition” has the meaning provided in the preliminary statements hereto.

“B/A” or “Banker’s Acceptances” means a bill of exchange within the meaning of the Bills of Exchange Act (Canada) or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the applicable Borrower and accepted by a Lender in accordance with the terms of this Agreement and bearing such distinguishing letters and numbers as the Lender may determine.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement which are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.07(k).

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest publicly quoted from time to time by The Wall Street Journal as the U.S. “Prime Rate”; (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for Eurodollar Loans denominated in Dollars for a one-month Interest Period as announced on such day (or, if such day is not a Business Day as defined in clause (b) of the definition of “Business Day”) the immediately preceding day that would be a Business Day) plus 1.00%; provided however that notwithstanding the rate calculated in accordance with the foregoing, solely with respect to Initial Term Loans, at no time shall the Base Rate for Initial Term Loans be less than 2.25% per annum.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“BBA LIBOR” means, as such term is defined in the definition of “Adjusted Eurodollar Rate.”

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Borrower Materials” has the meaning assigned to such term in Section 6.01(g).

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.15(a)(v)(B).

“Borrowers” has the meaning provided in the first paragraph of this Agreement.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.15(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.15(a)(v)(D).

“Borrowing” means a Revolving Borrowing, a Term Borrowing, where the context requires, a B/A Drawing or the incurrence of a Swing Loan.

“Business Day” means, (a) any day other than Saturday, Sunday and any other day on which commercial banks in New York or Toronto are authorized or required by law to close, (b) if the applicable Business Day relates to any Eurodollar Loans denominated in Dollars, any day on which dealings in deposits in Dollars are carried on in the London interbank eurodollar market, (c) if such day relates to any interest rate settings as to a Eurodollar Loans denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Loans, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loans, Business Day also means a TARGET Day and (d) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in a currency other than Dollars or Euro, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” means (a) with respect to any Revolving Loan or Swing Loan, each of the following: (i) each date of a Borrowing of a Revolving Loan or Swing Loan, (ii) each date of a continuation or conversion of a Revolving Loan, (iii) the last Business Day of each calendar quarter and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Lenders or Swing Line Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any payment by the applicable LC Issuer under any Letter of Credit; and (c) with respect to any B/A, each date of a request for a B/A or B/A Equivalent Loan.

“Canadian Collateral Agreement” means the Canadian Pledge and Security Agreement among the Credit Parties organized under the laws of Canada or any jurisdiction therein and the Collateral Agent dated as of the Closing Date.

“Canadian Credit Party” means a Credit Party organized under the laws of Canada or any jurisdiction therein.

“Canadian Debenture” means one or more debentures entered into by Credit Parties organized under the laws of Canada or any jurisdiction therein reasonably satisfactory in form and substance to the Administrative Agent.

“Canadian Dollars” or “Cdn.$” refers to lawful money of Canada.

“Canadian GAAP” means generally accepted accounting principles in Canada as in effect from time to time.

“Canadian Pension Plan” means any registered pension plan within the meaning of the Pension Benefits Act (Ontario) in which employees of any Canadian Credit Party participate, but excluding a multi-employer pension plan.

“Canadian Pension Plan Event” shall mean (a) either (i) the termination in whole or in part of a Canadian Pension Plan or (ii) the cessation of participation of any Canadian Credit Party (or any Affiliate or other related party thereto with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (b) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan, (c) an event or condition which constitutes grounds under applicable pension standards or tax legislation for the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring any Canadian Credit Party to take or refrain from taking any action in respect of a Canadian Pension Plan, (d) the issuance of either any order or charges which may give rise to the imposition of any fines or penalties to or in respect of any Canadian Pension Plan or the issuance of such fines or penalties, (e) the failure to remit by any Canadian Credit Party any contribution to a Canadian Pension Plan when due or the receipt of any notice from an administrator, a trustee or other funding agent or any other Person that the Canadian Credit Party has failed to remit any contribution to a Canadian Pension Plan or a similar notice from a Governmental Authority relating to a failure to pay any fees or other amounts, (f) the non-compliance by any Canadian Credit Party with any law applicable to the Canadian Pension Plans, or (g) the existence of a solvency deficiency with respect to any Canadian Pension Plan.

“Canadian Prime Rate” means, on any date, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the greater of: (a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description; (b) the Discount Rate in effect on that day, as determined by the Canadian Reference Banks for one month bankers’ acceptances plus 3/4 of 1%; and (c) the Adjusted Eurodollar Rate for Canadian Dollars for a one-month Interest Period plus 1.00%.

“Canadian Prime Rate Loan” means a Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Reference Banks” has the meaning assigned to such term in the definition of “Discount Rate.”

“Canadian Security Documents” means the Canadian Collateral Agreement, the Canadian Debenture, each Mortgage with respect to a Mortgaged Real Property located in Canada or any jurisdiction therein and each other security agreement or other instrument or document executed and delivered by a Canadian Credit Party pursuant to Section 6.10 that creates or perfects or purports to create or perfects a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors to secure any of the Obligations.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other Consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Capital Stock of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Capital Stock.

“Capital Expenditures” means, without duplication, (a) any expenditure (whether paid in cash or accrued as liabilities) for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations, but excluding (i) expenditures made with Net Cash Proceeds in connection with the reinvestment thereof pursuant to Section 2.15(c)(v), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) Permitted Acquisitions, (iv) expenditures to the extent they are made with proceeds of the issuance of Capital Stock of Parent Borrower after the Closing Date, (v) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Parent Borrower and its Subsidiaries) and for which neither Parent Borrower and its Subsidiaries has provided nor is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired and (vii) without duplication of clause (ii) above, the purchase price of equipment purchased during such period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Capitalized Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capitalized lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capitalized Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capitalized lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to deposit in an account subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for Obligations relating to Letters of Credit or obligations of Lenders to fund participations in respect of such Obligations, as applicable, cash, Cash Equivalents or deposit account balances, in each case, in an amount equal to 105% of such Obligations or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States, the government of the United Kingdom, the Government of Canada or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government having maturities of not more than one year from the date of acquisition;

(ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank, an “Approved Bank”);

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii);

(ix) Sterling bills of exchange eligible for rediscount at the Bank of England (or their dematerialized equivalent); and

(x) marketable money market funds that are rated AAA by S&P and Aaa by Moody’s, in each case maturing within 12 months after the date of creation thereof.

“Cash Interest Coverage Ratio” means, for any Testing Period, the ratio of (a) Consolidated EBITDA to (b) Cash Interest Expense.

“Cash Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries for any Testing Period, Consolidated Interest Expense for such period, minus, in each case, to the extent included in Consolidated Interest Expense for such period and without duplication (a) pay in kind or other non-cash interest expense, including as a result of the effects of purchase accounting, (b) any debt discounts, one-time financing fees or the amortization thereof, including without limitation, such fees paid in connection with the Transactions, any amendment, consent or waiver to Loan Documents, any Indebtedness not otherwise prohibited under this Agreement, or any amendment to such Indebtedness

(in each case, to the extent included in Consolidated Interest Expense for such period), (c) fees in respect of Hedge Agreements for interest rates, (d) non-cash interest expense attributable to the movement of mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, and (e) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates. Notwithstanding the foregoing, for any amount of Consolidated Interest Expense that represents an accrual for cash payments in any future period, such amount shall be included as Cash Interest Expense for such period when paid.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” means (a) any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) at any time after it enters into a Cash Management Agreement, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Cash Management Agreement and (b) any Person that is a counterparty to a Cash Management Agreement as of the Closing Date that was secured in accordance with the terms of the Existing Credit Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, credit and debit cards, purchase card, electronic funds transfer, deposit and other accounts and merchant services.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Credit Party from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received by any Credit Party in connection with such Event of Loss.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR Rate” means, for the relevant Contract Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Contract Period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association definitions, as modified and amended from time to time, as of 10:00 a.m. New York City time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. New York City time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq. and the regulations promulgated thereunder.

“Change in Control” means the occurrence of any of the following events:

(a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act), other than the Permitted Holders or any successor holding or parent company, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of more than 35% of Capital Stock of Parent Borrower entitled to vote in the election of the board of directors of Parent Borrower; and

(ii) the aggregate of such voting power represented by such person or group referred to in clause (a)(i) above exceeds the percentage of the aggregate voting power relating to the election of the board of directors of Parent Borrower represented by then Capital Stock of Parent Borrower then beneficially owned, directly or indirectly, by the Permitted Holders;

(b) during any period of 12 consecutive months, a majority of the seats (other than vacant seats) of the board of directors of Parent Borrower shall not be occupied by Persons who were (x) members of the board of directors of Parent Borrower on the Closing Date (after giving effect to the Transactions) or (y) nominated by one or more Permitted Holders or Persons nominated by Permitted Holders; or

(c) any “change of control” or similar event shall occur under any Indebtedness for borrowed money that constitutes Material Indebtedness of Parent Borrower and/or its Restricted Subsidiaries (but only to the extent that such event would not otherwise constitute a default or an event of default under the terms of such Indebtedness).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or LC Issuer (or, for purposes of Section 3.03, by any lending office of such Lender or by such Lender’s or LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that requests, rules, regulations, guidelines or directives enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued but only to the extent such requests, rules, regulations, guidelines or directives are applied to the Parent Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.01.

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are, Extended Revolving Credit Loans (of the same Extension Series), Incremental Revolving Loans (of a Class), Incremental Initial Revolving Loans (of a Class), Initial Revolving Loans, Refinancing Revolving Credit Loans, Initial Term Loans, Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series), Refinancing Term Loans, Swing Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Extended Revolving Credit Commitment (of the same Extension Series), an Incremental Revolving Credit Commitment (of a Class), a Refinancing Revolving Credit Commitment (of a Class), Refinancing Term Loan Commitment, a Swing Line Commitment, an Incremental Term Loan Commitment (of a Class) or Refinancing Term Loan Commitment (of a Class) and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of three (3) Classes of revolving credit facilities and five (5) Classes of term loan facilities under this Agreement.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means December 14, 2012.

“Closing Date Material Adverse Effect” means any change, effect, circumstance, occurrence, event, condition or state of facts (“Effects”) that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Business, results of operations, assets, liabilities or condition (financial or otherwise) of the Banner Companies taken as a whole; provided that the Effects arising from (i) changes relating to applicable political or economic conditions or events, (ii) conditions affecting the industry in which the Banner Companies operate, (iii) compliance by Seller with the terms of, or the taking of any action reasonably contemplated or permitted by, the Purchase Agreement, (iv) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Closing Date or (v) changes in applicable law or GAAP, shall not be taken into account in determining whether a “Closing Date Material Adverse Effect” has occurred or could reasonably be expected to occur; provided, however, that conditions arising from any event or occurrence of the kind described in any of clauses (i), (ii), (iv) and (v) may be taken into account to determine whether a Closing Date Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such conditions have a materially disproportionate effect on the Banner Companies relative to other similarly situated participants in the industries or markets in which the Banner Companies operate. For purposes of the foregoing definition, the capitalized terms “Business”, “Banner Companies”, “Seller” and “GAAP” shall have the meanings given to such terms in the Purchase Agreement.

“Closing Date Refinancing” means the refinancing or repayment of all existing third party indebtedness for borrowed money of Parent Borrower and its Restricted Subsidiaries and the Target and its Subsidiaries immediately after the making of the Loans on the Closing Date, other than Indebtedness permitted by Section 7.03, together with the payment of all accrued interest, all payment premiums and all other amounts due and payable with respect thereto, and the termination of the commitments in respect of such Indebtedness, and the release of all Liens securing payment of any such Indebtedness, other than Liens permitted by Section 7.02, and the delivery to the Administrative Agent of all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

“Closing Fee” has the meaning set forth in Section 2.13(f).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets on which a Lien is granted or purported to be granted pursuant to any Security Document to secure any or all of the Obligations.

“Collateral Agent” means MSSF, in its capacity as collateral agent, security trustee or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services.

“Commitment” means with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Revolving Commitments and Term Commitments of such Lender.

“Commitment Fees” has the meaning provided in Section 2.13(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Parent Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Parent Borrower and its Subsidiaries.

“Communications” has the meaning provided in Section 9.15(a).

“Company Parties” means the collective reference to Parent Borrower and its Restricted Subsidiaries, and “Company Party” means any one of them.

“Competitor” means any corporate competitor of the Parent Borrower operating in the same line of business as the Parent Borrower.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Compliance Date” means any date that is the last day of a fiscal quarter of the Parent Borrower.

“Confidential Information” has the meaning provided in Section 11.15(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete.

“Consolidated Depreciation and Amortization Expense” means, for any Testing Period, all depreciation and amortization expenses of the Parent Borrower and its Restricted Subsidiaries and amortization of capitalized software expenditures, all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any Testing Period, Consolidated Net Income for such period, plus (without duplication), in each case, to the extent deducted in the calculation of Consolidated Net Income:

(a) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense;

(b) any non-cash charges or losses; provided, that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent Testing Period during which cash disbursements attributable thereto are made;

(c) any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges;

(d) any expenses relating to the Transactions (including the Banner Acquisition), Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the Required Lenders and such waiver or consent has been obtained), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction);

(e) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including, without limiting the foregoing, retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing), which costs and expenses Parent Borrower determines are reasonable and are factually supportable as set forth in a certificate signed by a Financial Officer of Parent Borrower, in each case, that occurred during the Testing Period;

(f) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued to the extent permitted to be paid or accrued pursuant to the Loan Documents;

(g) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions;

(h) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income);

(i) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations;

(j) any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as Parent Borrower determines are reasonable and are factually supportable and set forth in a certificate signed by a Financial Officer of Parent Borrower, in each case, that occurred during the Testing Period;

(k) any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”;

(l) to the extent not included above, certain adjustments consistent with the financial model delivered to the Agents and set forth on Schedule 5 hereto; and

(m) minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

minus (without duplication), in each case, to the extent included in the calculation of Consolidated Net Income

(n) non-cash gains or income; provided, that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash disbursements attributable thereto are made;

(o) any extraordinary or non-recurring income or gain;

(p) any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by an Financial Officer of the Parent Borrower;

(q) any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations;

in each case, as determined on a consolidated basis for the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP.

For the avoidance of doubt:

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Parent Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition), and

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period.

“Consolidated Income Tax Expense” means, for any Testing Period, all provisions for taxes based on the net income, profits or capital, including federal, provincial, territorial, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes), in each case, of the Parent Borrower or any of its Restricted Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower.

“Consolidated Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period, interest expense in accordance with GAAP, adjusted, to the extent not included, to include (a) interest income; (b) interest expense attributable to Capitalized Leases; (c) gains and losses on hedging or other derivatives to hedge interest rate risk; (d) fees and costs related to letters of credit, bankers’ acceptance financing, surety bonds and similar financings, (e) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude (f) any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program.

“Consolidated Net Income” means for any Testing Period, the net income (or loss) of any Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding without duplication:

(a) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(b) (i) the net income of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (a);

(c) the cumulative effect of a change in accounting principles during such period to the extent included in net income;

(d) any increase in amortization or depreciation or any one-time non-cash charges or other effects resulting from purchase accounting in connection with the Transactions or any acquisition consummated after the Closing Date;

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(f) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries; and

(g) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements delivered pursuant to Section 4.01(j)(iii).

“Consolidated Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities (including deferred revenue but excluding, without duplication, (i) the current portion of any Total Funded Debt and (ii) the current portion of interest, (iii) the current portion of current and deferred income taxes and (iv) deferred revenue arising from cash receipts that are earmarked for specific projects), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.12.

“Contract Period” means, with respect to any B/A, the period beginning on (and including) the date on which such B/A is made or continued to (but excluding) the date which is one, two or three or six months thereafter, as the Parent Borrower may select; provided that (i) if any Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Contract Period shall end on the next preceding Business Day, (ii) any Contract Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Contract Period) shall end on the last Business Day of the last calendar month of such Contract Period and (iii) no Contract Period shall end after the Revolving Facility Termination Date.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under s38 or s47 of the United Kingdom’s Pensions Act 2004.

“Controlled Investment Affiliate” means any fund or investment vehicle (i) organized by JLL for the purpose of making investments in one or more Persons, (ii) controlled by JLL and (iii) which has the same principal advisor or general partner as JLL.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Corrective Extension Amendment” has the meaning provided in Section 2.19(f).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness (or Revolving Commitments) incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend (other than pursuant to Section 2.19 hereof), refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Loans, existing Revolving Commitments or any existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 7.03 to the extent of any excess, if applicable), such extending, refunding, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Credit Commitments, the unused portion of such Refinancing Revolving Credit Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Refinancing Revolving Credit Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon and any fees and expenses (including upfront fees and original issue discount) in connection with such extension, exchange, modification, refinancing, refunding, renewal or replacement, (ii) in the case of any such Indebtedness that is secured by a Lien on the Collateral, such Indebtedness has a maturity date and a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt, (iii) in the case of any such Indebtedness that is not secured by a Lien on any of the Collateral, such Indebtedness has a maturity date that is at least 91 days after that of the Refinanced Debt and has no scheduled amortization payments prior to the date that is at least 91 days after that of the Refinanced Debt, (iv) the covenants, events of default and guarantees of such Credit Agreement Refinancing Indebtedness (excluding pricing and optional prepayment or redemption terms), when taken as a whole, are substantially identical to, or not materially more favorable (when taken as a whole) to the lenders providing such Credit Agreement Refinancing Indebtedness, than, those applicable to the Refinanced Debt (unless (1) Lenders under the corresponding Term Loan Facilities or Revolving Facilities which will remain outstanding after such refinancing also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply only to periods after the Latest Maturity Date); provided that a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Refinancing Indebtedness substantially simultaneously with the incurrence or issuance of such Refinancing Indebtedness (except to the extent such Net Cash Proceeds are attributable to Indebtedness that (x) is permitted by Section 7.03 (other than Section 7.03(a)), and (y) has been applied, if applicable, to the usage of, a basket set forth in Section 7.03 (other than Section 7.03(a)) not later than the fifth Business Day following the date such Refinancing Indebtedness is issued, incurred or obtained, provided, that to the extent that such Refinanced Debt consists in whole or in part of Refinancing Revolving Credit Commitments or Revolving Loans or Swingline Loans incurred pursuant to any Refinancing Revolving Commitments, such Revolving Commitments being refinanced by the applicable refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained.

“Credit Event” means the making of any Borrowing (but excluding any Conversion or Continuation), any LC Issuance or the increase or extension of a Letter of Credit (other than an auto-renewal under Section 2.05(c)).

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrowers, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) each Lender with a Term Commitment shall make a Term Loan to the applicable Borrower pursuant to such Term Commitment of such Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrowers under the Swing Line Facility pursuant to the Swing Line Commitment, (iv) any Lender and/or Additional Lender shall make loans and/or provide commitments under any Incremental Facility pursuant to Section 2.18, (v) any Extending Lender shall make loans and/or provide commitments under any Extended Term Loan Facility or any Extended Revolving Credit Facility in accordance with Section 2.19, (vi) any Lender shall make loans and/or provide commitments under any Refinancing Term Loan Facility or any Refinancing Revolving Credit Facility in accordance with Section 2.20 and (vii) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means the Parent Borrower or any Subsidiary Guarantor.

“CTA” shall mean the Corporation Tax Act 2009 of the United Kingdom.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) at the option of the Parent Borrower, either (i) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Obligations, at the option of the Parent Borrower, either (i) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Parent Borrower or any Restricted Subsidiary of any Indebtedness that is subject to the requirements of Section 2.15(c)(vi).

“Debtor Relief Laws” means the Bankruptcy Code, BIA, CCAA, WURA and the United Kingdom’s Insolvency Act 1986 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” shall have the meaning set forth in Section 2.15(c)(vii).

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the Required Lenders’ good faith determination, that a condition precedent to funding (which condition precedent, together with any applicable defaults, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Parent Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.11(a)(i) or Section 2.11(b)(i), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.11(a)(i).

“Designated Hedge Agreement” means (a) any Hedge Agreement to which the Parent Borrower or a Restricted Subsidiary is a party and as to which a Lender, an Agent or any of their Affiliates (or any Person that was a Lender, an Agent or an Affiliate of a Lender or Agent at the time such Hedge Agreement was entered into) is a counterparty that, pursuant to a Secured Hedge Designation Agreement signed by the Parent Borrower and acknowledged by the Administrative Agent, has been designated as a Designated Hedge Agreement (it being understood that failure by the Administrative Agent to acknowledge the Secured Hedge Designation Agreement does not invalidate the designation contained therein) and (b) each Hedge Agreement set forth on Schedule 6, including any amendment, amendment and restatement, refinancing, replacement or other modification thereof, in each case so that the Parent Borrower’s or its applicable Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the Parent Borrower or any Subsidiary under Designated Hedge Agreements.

“Designated Hedge Creditor” means each Person that participates as a counterparty to any Designated Hedge Agreement.

“Designated Non-Cash Consideration” means the non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an Authorized Officer of the Parent Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of, or collection on, such Designated Non-Cash Consideration.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.15(a)(v)(B)(2).

“Discount Proceeds” means, for any B/A (or, if applicable, any B/A Equivalent Loan), an amount calculated by multiplying (a) the face amount of the B/A (or, if applicable, the B/A Equivalent Loan) by (b) the quotient obtained by dividing (x) one by (y) the sum of (A) one and (B) the product of: (x) the Discount Rate (expressed as a decimal) applicable to such B/A (or, if applicable, such B/A Equivalent Loan), and (y) a fraction, the numerator of which is the Contract Period of the B/A (or, if applicable, the B/A Equivalent Loan) and the denominator of which is 365 days, with such quotient being rounded up or down to the fifth decimal place and 0.000005 being rounded upward.

“Discount Range” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.15(a)(v)(C) substantially in the form of Exhibit K-3.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K-4, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.15(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.15(a)(v)(B)(1), Section 2.15(a)(v)(C)(1) or Section 2.15(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Parent Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.15(a)(v)(A).

“Discount Rate” means, with respect to any Contract Period for any B/A, (a) in the case of any Lender named in Schedule I of the Bank Act (Canada), the rate determined by the Administrative Agent to be the CDOR Rate as of 10:00 a.m. (New York City time) on the first day of such Contract Period and (b) in the case of any other Lender, (i) the rate per annum set forth in clause (a) above plus (ii) 0.10%. In the event that the CDOR Rate is not available, the Discount Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Administrative Agent, or, if such other comparable publicly available service for displaying bankers’ acceptance rates is not available, the Discount Rate shall be the rate of interest determined by the Administrative Agent on the first date of such Contract Period that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada, Bank of Montreal, Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank (collectively, the “Canadian Reference Banks”) in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Contract Period.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disqualified Equity Interests” means any Capital Stock that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior 91 days after the Latest Maturity Date hereunder, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof or as a result of a change of control or asset sale) for (i) debt securities or other Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to 91 days after the Latest Maturity Date hereunder, (c) contains any repurchase obligation (other than as a result of a change of control or asset sale) that may come into effect prior to payment in full of all Obligations and (d) requires cash dividend payments prior to 91 days after the

Latest Maturity Date hereunder; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any right to receive any cash upon the occurrence of a change of control or asset sale shall be contingent upon the Obligations being irrevocably paid in full (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized).

“Disqualified Institution” means, collectively, (a) any bank, financial institution, institutional lender, investor or fund that has been specified in writing by the Parent Borrower (i) at any time on or prior to the Closing Date or (ii) to the extent reasonably acceptable to the Administrative Agent, after the Closing Date, (b) any Competitor of Target or Parent Borrower or (c) any Person primarily engaged as principals in private equity or venture capital other than their affiliated debt funds.

“Documentation Agents” has the meaning assigned to such term in the first paragraph to this Agreement.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent (or MSSF with respect to Swing Loans) or the LC Issuer, as the case may be, on the basis of the Exchange Rate (determined in respect of the most recent Calculation Date or other relevant date of determination) for the purchase of Dollars with such currency.

“Dutch Intercompany Pledges” means (i) the deed of disclosed pledge over intercompany receivables between Patheon B.V. as pledgor and the Collateral Agent as pledgee, (ii) the deed of disclosed pledge over intercompany receivables between Patheon Coöperatief U.A. as pledgor and the Collateral Agent as pledgee and (iii) the deed of disclosed pledge over intercompany receivables between Banner Pharmacaps Europe B.V. as pledgor and the Collateral Agent as pledgee.

“Dutch Security Documents” means the Dutch Share Pledges, the Dutch Intercompany Pledges and any other Dutch law security document creating security for the benefit of the Collateral Agent.

“Dutch Share Pledges” means (i) the deed of disclosed pledge of shares between Patheon US Holdings LLC as pledgor, the Collateral Agent as pledgee and Patheon B.V. as company, (ii) the deed of disclosed pledge over membership rights between Patheon US Holdings LLC and Patheon Finance LLC as pledgors, the Collateral Agent as pledgee and Patheon Coöperatief U.A. as company and (iii) the deed of disclosed pledge over shares between Patheon Coöperatief U.A. as pledgor, the Collateral Agent as pledgee and Banner Pharmacaps Europe B.V. as company.

“Eligible Assignee” means (i) in the case of an assignment of Term Loans (x) a Lender, (y) an Affiliate of a Lender and (z) an Approved Fund and (ii) any other Person (other than a natural Person) approved by (A) the Administrative Agent (each such approval not to be unreasonably withheld or delayed), (B) in the case of assignments of Revolving Loans or Revolving Commitments, each LC Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed), and (C) unless a Specified Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Eligible Assignee (i) shall include Affiliated Lenders subject to the provisions of Section 11.06(g) and (ii) shall not include any Disqualified Institution.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment, Release or threat of Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to the environment or health and safety (with respect to Hazardous Materials).

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Parent Borrower or any of its Subsidiaries relating to the (i) environment; (ii) employee health and safety (as affected by occupational exposure to Hazardous Materials); (iii) conditions of the workplace; (iv) Hazardous Materials; or (v) generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment (including, without limitation, any waste) including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equal Priority Intercreditor Agreement” means the Equal Priority Intercreditor Agreement substantially in the form of Exhibit I-2 among the Administrative Agent and/or the Collateral Agent and one or more authorized representatives for holders of one or more classes of applicable Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and/or Collateral Agent and the Parent Borrower may reasonably agree.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with a Credit Party or a Subsidiary of a Credit Party, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the a Credit Party or any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by a Credit Party or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of a Credit Party or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any Plan; (v) the cessation of operations at a facility of a Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Euros” or “€” refers to the single currency of the Participating Member States.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excess Cash Flow” means, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period, the excess of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA; plus

(ii) any extraordinary or nonrecurring income or gain realized in cash for such period; plus

(iii) to the extent deducted in the computation of Consolidated EBITDA, or if such amount does not reduce Cash Interest Expense, cash interest income; plus

(iv) an amount equal to any decrease in Consolidated Working Capital; plus

(v) all amounts referred to in clauses b(vii), (b)(viii), (b)(x) and (b)(xiii) below to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Loans), the sale or issuance of any Capital Stock and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of any asset or assets, in each case, to the extent there is a corresponding deduction from Excess Cash Flow; plus

(vi) cash payments received in respect of Hedge Agreements for such period to the extent (A) not included in the computation of Consolidated EBITDA or (B) such payments do not reduce Cash Interest Expense; plus

(vii) the aggregate amount of items that were deducted from or not added to net income in calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either such items (A) represented cash received by the Parent Borrower or any Restricted Subsidiary which had not increased Excess Cash Flow upon the receipt thereof in a prior period, or (B) do not represent cash paid by the Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period;

minus,

(b) the sum, without duplication, of:

(i) any expenses, losses or charges paid in cash for such period and added to Consolidated EBITDA pursuant to clauses (c), (d), (e), (g) and (l) of the definition thereof; plus

(ii) Cash Interest Expense; plus

(iii) cash expenditures made in respect of Hedge Agreements for such period to the extent (A) not reflected in the computation of Consolidated EBITDA or (B) such payments do not increase Cash Interest Expense; plus

(iv) taxes (including, without limitation, taxes based on income, profits or capital, state, local, foreign, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes, and including penalties and interest on any of the foregoing, including amounts payable pursuant to any tax sharing agreements or arrangements among the Parent Borrower and its Restricted Subsidiaries on the one hand and any direct or indirect parent company of Parent Borrower on the other (so long as such tax sharing payments are attributable to the operations of Parent Borrower and its Restricted Subsidiaries) paid in cash for such period or tax reserves set aside or payable after the close of such period; provided, that with respect to any such amounts to be paid after the close of such period, (A) any amount so deducted shall not be deducted again in a subsequent period and (B) appropriate reserves shall have been established in accordance with GAAP; plus

(v) an amount equal to any increase in Consolidated Working Capital; plus

(vi) amounts paid in cash for such period in respect of long-term liabilities (other than Indebtedness); plus

(vii) (A) Capital Expenditures during such period that are paid in cash and (B) the aggregate consideration paid in cash during such period in respect of Permitted Acquisitions or any similar Investment permitted by Section 7.04 (including any earn-out or similar payments); plus

(viii) Capital Expenditures that Parent Borrower or its Restricted Subsidiaries, become obligated to make during such period, but that are not made during such period; provided, that any amount so deducted shall not be deducted again in a subsequent period; plus

(ix) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset sale or casualty event giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; plus

(x) Scheduled Repayments, scheduled repayments in respect of any Term Loans, Permitted Refinancing Indebtedness, Permitted Incremental Indebtedness, Permitted Ratio Debt and any Permitted Refinancing Indebtedness of any of the foregoing, and the amount of any payments not prohibited hereby on Indebtedness other than the Loans outstanding hereunder; plus

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(xii) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued; plus

(xiii) Restricted Payments paid in cash during such period to the extent as permitted by clauses (i) through (iv) of Section 7.05(c), Section 7.05(d), Section 7.05(e), clause (i) of Section 7.05(f), clause (i) of Section 7.05(i); and, to the extent relating to any of the foregoing clauses of Section 7.05 referred to in this clause (xiii), without duplication, Section 7.05(k); plus

(xiv) without duplication of amounts deducted pursuant to clause (vii) above, amounts paid in cash for such period in respect of obligations (including, but not limited to, indemnification) with respect to any Permitted Acquisition or any other Investment made by the Parent Borrower or its Restricted Subsidiaries permitted by Section 7.04 (other than clauses (a) and (i) of Section 7.04); plus

(xv) the net amount of any net income generated by any Restricted Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income would have material tax consequences if so distributed, under any agreement, instrument, law or regulation applicable to such Restricted Subsidiary during such period; plus

(xvi) amounts paid in cash for such period on account of (A) items that were accounted for as non-cash reductions of net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Parent Borrower or any Restricted Subsidiary in a prior period and (B) reserves or accruals established in purchase accounting; plus

(xvii) the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA or were added to Consolidated EBITDA to the extent such items represented (A) a cash payment by Borrower or any restricted subsidiary which had not reduced Excess Cash Flow upon the accrual thereof in a prior period or (B) did not represent cash received by Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period.

“Excess Cash Flow Prepayment Amount” has the meaning provided in Section 2.15(c)(iv).

“Excess Cash Flow Sweep Date” has the meaning provided in Section 2.15(c)(iv).

“Exchange Rate”, for a currency (other than U.S. Dollars) shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the exchange rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded CFC” has the meaning provided in the definition of “Excluded Subsidiary”.

“Excluded Collateral” has the meaning provided in any Security Document.

“Excluded Subsidiary” shall mean:

(a) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary);

(b) any Subsidiary that is not organized in Canada, the United States (including Puerto Rico), the United Kingdom or the Kingdom of the Netherlands;

(c) Patheon UK Pension Trustees Limited;

(d) each Subsidiary that is prohibited by any applicable contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition in respect of such contract did not arise as part of such acquisition) or requirement of law from guaranteeing or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect) or to the extent that a guarantee or grant by such Subsidiary could result in adverse tax consequences as reasonably determined by the Parent Borrower;

(f) any Immaterial Subsidiary;

(g) any other Subsidiary with respect to which, in the reasonable judgment of the Parent Borrower and the Administrative Agent, the cost or other consequences of providing a Guaranty of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(h) solely with respect to the Obligations of the US Borrower in its capacity as a Borrower (or any guarantee of such Obligations), (i) any Subsidiary that is (x) a “controlled foreign corporation” within the meaning of Section 957 of the Code and (y) a Subsidiary of a U.S. Subsidiary treated as a corporation for U.S. federal income tax purposes (“Excluded CFCs”) and (ii) any U.S. Subsidiary that owns no material assets other than the capital stock of one or more Subsidiaries that are Excluded CFCs (“FSHCOs”); and

(i) any Unrestricted Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Taxes imposed on (or measured by) the Recipient’s net income, franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case that are Other Connection Taxes, (b) in the case of a Lender, and solely with respect to the Obligations of the US Borrower in its capacity as a Borrower, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Term Commitment, Term Loan) other than pursuant to an assignment request by the Parent Borrower under Section 3.03(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Term Commitment, Term Loan) or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any U.S. federal backup withholding taxes, (f) with respect to payments under the Loan Documents by the Parent Borrower, any Taxes under the Canadian Tax Act payable by reason of the Recipient being a Person with whom the Parent Borrower does not deal at arm’s length for purposes of the Canadian Tax Act at the time that such payment was made, and (g) any Taxes under the Canadian Tax Act payable by virtue of all or a portion of a payment made by the Parent Borrower to a Recipient under any Loan Document being deemed to be a dividend paid to such Recipient pursuant to proposed subsection 214(16) of the Canadian Tax Act or deemed to have been paid by the Parent Borrower to such Recipient pursuant to proposed subsection 214(17) of the Canadian Tax Act as each of those provisions reads as of the date of this Agreement or any amended or successor provision substantially similar thereto.

“Existing Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of April 23, 2010 and as amended or modified prior to the Closing Date, among Parent Borrower, certain Subsidiaries of Parent Borrower, the lending institutions named therein, and JPMorgan Chase Bank, N.A., as US Administrative Agent and the other agents party thereto.

“Existing Notes” means the 8.625% Senior Secured Notes due 2017, issued by the Parent Borrower pursuant to that certain Indenture dated as of April 23, 2010 and as amended or modified prior to the Closing Date, among Parent Borrower, certain Subsidiaries of Parent Borrower, U.S. Bank National Association and the other agents party thereto.

“Existing Revolving Commitment Class” has the meaning provided in Section 2.19(a).

“Existing Revolving Loan Class” has the meaning provided in Section 2.19(a).

“Existing Term Loan Class” has the meaning provided in Section 2.19(a).

“Expiring Credit Commitment” has the meaning provided in Section 2.04(e).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.19(a).

“Extended Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Extended Revolving Credit Loans of such Lender.

“Extended Revolving Credit Facility” means any revolving credit facility established pursuant to Section 2.19.

“Extended Revolving Credit Loans” means the loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loan Commitments” means commitments to make Extended Term Loans pursuant to any applicable Extension Amendment.

“Extended Term Loan Facility” means any term loan facility established pursuant to Section 2.19.

“Extended Term Loans” has the meaning provided in Section 2.19(a).

“Extending Lender” means each Lender that agrees to any Extension Amendment.

“Extension” has the meaning provided in Section 2.19(a).

“Extension Amendment” has the meaning provided in Section 2.19(a).

“Extension Date” has the meaning provided in Section 2.19(b).

“Extension Notice” has the meaning provided in Section 2.19(a).

“Extension Offer” has the meaning provided in Section 2.19(a).

“Extension Series” means all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Parent Borrower in good faith (which determination shall be conclusive).

“FATCA” means Sections 1471 through 1474 (including any agreement entered into pursuant to Section 1471(b)(1)) of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated October 28, 2012, among the Parent Borrower and the Arrangers.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.13.

“Financial Covenant Event of Default” shall have the meaning provided in Section 8.01(c).

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under s43 of the United Kingdom’s Pensions Act 2004.

“First Lien Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt that is secured by a first priority Lien on the Collateral minus unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries (excluding the proceeds of any Specified Equity Contribution; provided, that for the avoidance of doubt any such Specified Equity Contributions may be included in determining compliance with the First Lien Leverage Ratio on Compliance Date following the Compliance Date with respect to which such Specified Equity Contribution has been made) not to exceed $35.0 million to (ii) Consolidated EBITDA.

“First Lien Obligations” shall mean the Obligations, any Permitted Incremental Indebtedness (other than any Permitted Incremental Indebtedness that is unsecured or is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations) and any Permitted First Priority Refinancing Debt, collectively.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to U.S. or Canadian law and that is established, maintained or contributed to by the Parent Borrower or any of its Affiliates or in respect of which the Parent Borrower or any of its Affiliates has any liability, obligation or contingent liability.

“Foreign Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, maintained or contributed to by a Credit Party or any of their Restricted Subsidiaries primarily for the benefit of employees of a Credit Party or any of their Restricted Subsidiaries residing outside the United States (other than plans, funds or other similar programs that are mandated by applicable laws), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” has the meaning provided in the definition of “Excluded Subsidiary”.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that from and after the effectiveness of the adoption of IFRS in accordance with Section 1.03(b), “GAAP” will mean IFRS at the effective time of such change, subject to Section 1.03(b); provided further that any lease that is recharacterized as a Capitalized Lease and any obligations that are recharacterized as a Capitalized Lease Obligation, in each case due to a change in GAAP after the Closing Date shall not be treated as a Capitalized Lease or Capitalized Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guarantors” means, collectively, the Parent Borrower and the Subsidiary Guarantors.

“Guaranty” means the Guarantor Agreement and any supplement thereto among the Guarantors, the Administrative Agent and the Collateral Agent dated the Closing Date, substantially in the form attached hereto as Exhibit C.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials or substances regulated under or that can give rise to liability under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, including any master agreement relating to the foregoing that is a Designated Hedge Agreement (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement (iii) any Commodities Hedge Agreement and (iv) and other similar agreements entered into by Parent Borrower or any Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting Parent Borrower or any of the Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Identified Participating Lenders” has the meaning set forth in Section 2.15(a)(v)(C)(3).

“Identified Qualifying Institutions” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Incremental Borrowing Notice” has the meaning provided in Section 2.18(a).

“Incremental Facility” has the meaning provided in Section 2.18(a).

“Incremental Initial Revolving Facility” shall have the meaning provided in Section 2.18(a).

“Incremental Initial Revolving Loans” shall have the meaning provided in Section 2.18(a).

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, to the Borrowers.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, of such Lender.

“Incremental Revolving Credit Facility” means any revolving credit facility of a different Class than the Initial Revolving Credit Facility established pursuant to any Incremental Revolving Credit Commitment Assumption Agreement.

“Incremental Revolving Credit Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan or Incremental Initial Revolving Loan, as applicable.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to any Borrower pursuant to Section 2.02 and each such Lender’s Incremental Revolving Credit Commitment. Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Term Loans to the applicable Borrower.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders (including, for the avoidance of doubt, any Additional Lender) to the applicable Borrower pursuant to Section 2.03 and each such Lender’s Incremental Term Loan Commitment. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.18 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all obligations evidenced by bonds, notes, debentures and similar debt securities of such Person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv) the face amount of all letters of credit (including standby and commercial letters of credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder (after giving effect to any prior drawings or reductions which may have been reimbursed);

(v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(vii) all Capitalized Lease Obligations of such Person;

(viii) all obligations of such Person with respect to asset securitization financing;

(ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(x) all net obligations of such Person under Hedge Agreements;

(xi) all obligations of such Person in respect of Disqualified Equity Interests; and

(xii) all Guaranty Obligations in respect of any of the foregoing of such Person;

provided, however, that (y) (1) trade payables payable in the ordinary course of business, (2) deferred revenue and (3) taxes and other similar accrued expenses, (4) any earn-out, take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (5) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, in each case, arising in the ordinary course of business, shall not constitute Indebtedness and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. The amount of any net obligations under any Hedge Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) above which has not been assumed by such first Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnification Agreement” means any customary indemnification agreement entered into after the Closing Date between the Sponsor and the Parent Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Initial Facility” means the Initial Term Loan Facility and/or the Initial Revolving Facility, as applicable.

“Initial Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. For the avoidance of doubt, “Initial Revolving Commitment” shall also include any Extended Revolving Credit Commitment representing an extension of any Class or tranche of Initial Revolving Commitments. The aggregate Initial Revolving Commitments of all Revolving Lenders shall be $85.0 million on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Facility” means the Revolving Facility represented by the Initial Revolving Commitment.

“Initial Revolving Loan” means a Revolving Loan made pursuant to the Initial Revolving Commitment.

“Initial Term Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. The initial aggregate amount of the Initial Term Commitments is $575.0 million.

“Initial Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.03.

“Initial Term Loan Facility” means the Term Loan Facility represented by the Initial Term Loans.

“Insolvency Event” means, with respect to any Person:

(i) the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or, (ii) the seeking of relief by such Person under other Debtor Relief Laws in any jurisdiction outside of the United States;

(ii) the commencement of an involuntary case against such Person under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within 60 days after commencement of the case (or if such petition is presented in respect of the UK Borrower, within 21 days of the date of presentation);

(iii) a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(vi) any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;

(vii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or

(viii) such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due (or, in the case of the UK Borrower, admits inability to pay such debts as they become due or is deemed unable to pay them (other than Section 123(1) of the United Kingdom’s Insolvency Act of 1986 where a demand is made for an amount less than £50,000 and such demand is settled within 21 days of being made).

“Intellectual Property” has the meaning provided in the U.S. Security Agreement.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date, among the Parent Borrower, certain subsidiaries of the Parent Borrower and the Collateral Agent.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J.

“Intercreditor Agreements” means the Equal Priority Intercreditor Agreement, the Second Lien Intercreditor Agreement and any Customary Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three, six and to the extent agreed to by each relevant Lender, 9 or 12, months as selected by the applicable Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and (iv) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the applicable Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Person of any Capital Stock of any other Person, (b) any loan, advance (other than (i) deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice), in each case, made in the ordinary course of business) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, (c) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account or certificate of deposit or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment other than decreases in proportion to any net returns on such Investment.

“IRS” means the U.S. Internal Revenue Service.

“ITA” shall mean the Income Tax Act 2007 of the United Kingdom.

“JLL” has the meaning specified in the definition of “Sponsor”.

“Judgment Currency” has the meaning set forth in Section 11.27.

“Junior Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Junior Indebtedness.

“Junior Indebtedness” means Total Funded Debt that is either (a) Subordinated Indebtedness or (b) is secured by a Lien on the Collateral that is expressly subordinated to the Liens securing the Obligations and any other First Lien Obligations pursuant to a Customary Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment Amount” means $30.0 million.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.13(b) or Section 2.13(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto.

“LC Issuer” means (a) Morgan Stanley Bank, N.A., or any Affiliates or branches that MSSF may designate , in its capacity as an issuer of Standby Letters of Credit hereunder (it being understood that Morgan Stanley Bank, N.A.( or any of Affiliates or branches that MSSF may designate) shall only be obligated to issue Standby Letters of Credit and shall not be obligated to issue any Commercial Letters of Credit or bank guarantees hereunder) or (b) such other Lender that is requested by the Parent Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

“LC Obligor” means, with respect to each LC Issuance, the Parent Borrower or any Restricted Subsidiary for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g)(i).

“LC Participation” has the meaning provided in Section 2.05(g)(i).

“LC Request” has the meaning provided in Section 2.05(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, any Additional Lender that becomes a lender pursuant to an Incremental Revolving Credit Assumption Agreement or an Incremental Term Loan Assumption Agreement, as applicable, and any Additional Refinancing Lender that becomes a Lender pursuant to a Refinancing Amendment, other than any such Person that ceases to be a “Lender”. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.10(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit (or, in the case of Letters of Credit issued to the UK Borrower, bank guarantees), in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Letter of Credit Expiration Date” has the meaning provided in Section 2.05(a).

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit, each Intercreditor Agreement to the extent then in effect, any Refinancing Amendment, Incremental Revolving Credit Assumption Agreement, Incremental Term Loan Assumption Agreement or Extension Amendment and any Additional Borrower Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, or a B/A, Toronto time and (c) with respect to a Loan or Borrowing denominated in Euros or Sterling, London time.

“Management Agreement” means any customary management services agreement entered into after the Closing Date by and between the Sponsor and the Parent Borrower.

“Management Fees” means any management, consulting, or similar fees paid by the Parent Borrower or any Subsidiary pursuant to the Management Agreement.

“Management Stockholders” means the members of management of Parent Borrower or any direct or indirect parent thereof or any of its Subsidiaries, including the Subsidiary Borrowers, who are investors in Parent Borrower or any Parent Entity.

“Margin Stock” has the meaning provided in Regulation U issued by the FRB.

“Material Adverse Effect” means any event or circumstance affecting the business, property, operations or financial condition of the Credit Parties, taken as a whole, that would, materially and adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent, the Collateral Agent and Lenders under the Loan Documents.

“Material Indebtedness” means, as to the Parent Borrower or any of its Restricted Subsidiaries, any particular Indebtedness of the same type referred to in the definition of the Total Funded Debt of the Parent Borrower or such Restricted Subsidiary (including any Guaranty Obligations relating thereto) in excess of the aggregate principal amount of $15.0 million.

“Material Subsidiary” means any Restricted Subsidiary of the Parent Borrower other than (a) any Restricted Subsidiary which accounts for not more than the lesser of 5.0% of (i) the consolidated gross revenues (after intercompany eliminations) of Parent and the Restricted Subsidiaries and (ii) the consolidated assets (after intercompany eliminations) of Parent Borrower and the Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter, and (b) if the Restricted Subsidiaries that do constitute Material Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than the lesser of (i) 10.0% of such consolidated gross revenues (after intercompany eliminations) and (ii) 10.0% of the consolidated assets (after intercompany eliminations), each as described in clause (b) above, then the term “Material Subsidiary” shall include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 90.0% of the consolidated gross revenues and 90.0% of the consolidated assets, each as described in clause (b) above.

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is six years after the Closing Date (the “Initial Term Loan Maturity Date”), (ii) with respect to the Revolving Commitments, the date that is five years after the Closing Date, (iii) with respect to Swing Loans, the Swing Loan Maturity Date, (iv) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Revolving Credit Assumption Agreement or Incremental Term Loan Assumption Agreement.

“Maximum Rate” has the meaning provided in Section 11.23.

“Minimum Borrowing Amount” means (i) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (ii) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (iii) in the case of a Borrowing denominated in Euros, €1,000,000, and (iv) in the case of a Borrowing denominated in Sterling, £500,000.

“Minimum Extension Condition” has the meaning provided in Section 2.19(c).

“MNPI” has the meaning provided in Section 6.01(i).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, hypothec, assignment of leases and rents, leasehold mortgage, debenture, legal charge or other security document granting a Lien on any Mortgaged Real Property to secure the Obligations, as the same may from time to time be amended, restated or otherwise modified. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 4 hereto, or interests therein, owned in fee by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“MSSF” has the meaning assigned to such term in the first paragraph to this Agreement.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which a Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which a Credit Party or any ERISA Affiliate, and one or more employers other than a Credit Party or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which a Credit Party or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to:

(i) any Asset Sale, the Cash Proceeds (including any cash received by any Credit Party upon the sale or other disposition of any Designated Non-Cash Consideration) resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and other reasonable and customary fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and the payment of principal, premium, penalty interest or other amounts in respect of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale or sale or disposition of Designated Non-Cash Consideration, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i)(A) above) (x) associated with the assets that are the subject of such Asset Sale and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (i)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof;

(ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii)(A) above) (x) associated with the assets that are the subject of such Event of Loss and (y) retained by such Credit Party, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Event of Loss occurring on the date of such reduction and (C) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (ii)(C)) attributable to minority interests and not available for distribution to such Credit Party as a result thereof; and

(iii) any Debt Incurrence Prepayment Event, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred (for the avoidance of doubt, including, any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such incurrence (including, if such incurrence is related to any Extension Amendment, any fees and expenses related to such Extension Amendment)), and all taxes paid or reasonably estimated to be payable by such person as a consequence of such Debt Incurrence Prepayment Event, in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Expiring Credit Commitment” has the meaning provided in Section 2.04(e).

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.08(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.12(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at the address set forth in Schedule 11.05 or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing (a) by a Borrower or any other Credit Party to any Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document or otherwise relating to any Credit Facility (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or corresponding provision under other applicable Debtor Relief Laws) and (b) by the Parent Borrower or any Restricted Subsidiary party to any Cash Management Bank or Designated Hedge Creditor under any Cash Management Agreement or Designated Hedge Agreement, respectively. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents (and of their

Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, legal fees, indemnities and other amounts to the extent payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Parent Borrower and any Cash Management Bank or Designated Hedge Creditor, the obligations of the Parent Borrower or any Restricted Subsidiary under any applicable Cash Management Agreement and under any Designated Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of any Cash Management Bank or Designated Hedge Creditor.

“OFAC” has the meaning provided in Section 5.19.

“Offered Amount” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate or Articles of Incorporation, or equivalent formation documents, and Bylaws, Operating Agreement, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03(b)).

“Other Term Loans” has the meaning provided in Section 2.18(a).

“Parent Borrower” has the meaning provided in the first paragraph of this Agreement.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Parent Borrower.

“Participant” has the meaning provided in Section 11.06(b).

“Participant Register” has the meaning provided in Section 11.06(b).

“Participating Lender” has the meaning set forth in Section 2.15(a)(v)(C)(2).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Office” means the office of the Administrative Agent at 1585 Broadway New York, NY 10036 , or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub.L.107-56 (signed into law October 26, 2001)).

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom’s Pensions Act 2004, as amended.

“Perfection Certificate” has the meaning provided in the U.S. Security Agreement.

“Permitted Acquisition” means any Acquisition, if (a) (i) immediately prior to signing of the applicable Permitted Acquisition Agreement, and immediately after giving effect to such signing, no Event of Default shall have occurred and be continuing or result therefrom and (ii) at the time of the consummation of such acquisition, no Specified Event of Default shall have occurred and be continuing; (b) immediately after giving effect thereto, the Borrowers shall be in compliance with the covenant described in Section 7.06 on a Pro Forma Basis; and (c) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by this Agreement.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or other similar agreement entered into by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Parent Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Parent Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness shall be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Credit Parties and (d) the Parent Borrower, the holders of such Indebtedness (or their authorized representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (i) the Sponsor, (ii) the Management Stockholders and (iii) the directors of the Parent Borrower as of the Closing Date (and any executor, administrator guardian, conservator or similar legal representative or immediate family member of the Persons described in clauses (ii) or (iii).

“Permitted Lien” means any Lien permitted by Section 7.02.

“Permitted Incremental Indebtedness” means Indebtedness consisting of first lien secured, junior secured or unsecured notes or junior secured loans that are issued or made in lieu of the Incremental Facilities, provided that (a) the aggregate principal amount of all Permitted Incremental Indebtedness shall not, exceed (x) $105.0 million in the aggregate together with the amount of any Incremental Facilities incurred pursuant to Section 2.18(a)(w) and (y) at the Parent Borrower’s option, up to an amount of Incremental Facilities pursuant to Section 2.18(a)(x) and Permitted Incremental Indebtedness such that the First Lien Leverage Ratio (assuming the full amount of all revolving credit commitments incurred in reliance thereon are drawn and assuming such amounts are secured on a first lien basis, whether or not so secured) shall be no greater than 3.75 to 1.00 as of the last day of the Testing Period most recently ended on or prior to the date of such incurrence after giving Pro Forma Effect to such Incremental Facilities and/or Permitted Incremental Indebtedness (it being understood that the proceeds of such Incremental Facility and/or Permitted Incremental Indebtedness being incurred shall not be netted against Indebtedness for purposes of the calculation relating to such incurrence), (b) to the extent such Indebtedness is being incurred (i) in connection with a Permitted Acquisition or similar Investment permitted under Section 7.04, no Specified Event of Default shall exist or be continuing at the time of incurrence and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall exist or be continuing at the time of incurrence, (c) the maturity of any such Indebtedness shall not be earlier than the Latest Maturity Date of the Initial Term Loans (or if such Indebtedness is unsecured, shall not have a maturity date earlier than the 91st day following the Latest Maturity Date of the Initial Term Loans), (d) the Weighted Average Life to Maturity of any such Indebtedness shall not be shorter than that of the Initial Term Loans, (e) such Permitted Incremental Indebtedness shall not be guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Credit Parties, (f) in the case of Permitted Incremental Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (g) if such Permitted Incremental Indebtedness is secured by a Lien on any of the Collateral then the holders of such Permitted Incremental Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party thereto and otherwise bound by the terms thereof), (h) the covenants, events of default and guarantees of such Indebtedness, shall not be more restrictive to Parent Borrower, when taken as a whole, than the terms of the Initial Term Loans unless (1) Lenders under the Initial Term Loan Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the Initial Term Loans (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Incremental Indebtedness (or such shorter period of time as the Administrative Agent shall reasonably agree), together with a reasonably detailed description of the material terms and conditions of such Permitted Incremental Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (h) shall constitute sufficient evidence (absent any error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Ratio Debt” means unsecured Indebtedness consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that (a) (i) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days after the Latest Maturity Date in respect of the Initial Term Loan Loans (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted to or exchanged for at maturity, and other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) the covenants, events of default and guarantees of such Permitted Ratio Debt, shall not be more restrictive to Parent Borrower, when taken as a whole, than the terms of the Initial Term Loans unless (1) Lenders under the Initial Term Loan Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the Initial Term Loans (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Ratio Debt (or such shorter period of time as the Administrative Agent shall reasonably agree), together with a reasonably detailed description of the material terms and conditions of such Permitted Incremental Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (ii) shall constitute sufficient evidence (absent any error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (b) to the extent such Permitted Ratio Debt is being incurred (i) in connection with a Permitted Acquisition or similar Investment permitted under Section 7.04, no Specified Event of Default shall be continuing at the time of incurrence and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall be continuing at the time of incurrence and (c) immediately after giving Pro Forma Effect thereto, the incurrence of such Permitted Ratio Debt and any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Permitted Ratio Debt, the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries shall be greater than 2.00 to 1.00; provided, further, that any such Permitted Ratio Debt incurred by a Restricted Subsidiary that is not a Credit Party, together with any Indebtedness incurred by any Restricted Subsidiary that is not a Credit Party pursuant to Section 7.03(y), does not exceed in the aggregate at any time outstanding the greater of (A) $20.0 million and (B) 2.00% of Consolidated Total Assets of the Parent Borrower, in each case determined at the time of incurrence.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), such

Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same extent, (D) no Credit Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness, (E) if the Indebtedness being Refinanced is Indebtedness permitted by Sections 7.03(b), (g), (w) or (y), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums) and (F) if the Indebtedness being Refinanced is was subject to an Intercreditor Agreement, the holders of such Refinanced Indebtedness (if such Indebtedness is secured) or their authorized representative on their behalf, shall become party to such Intercreditor Agreement; provided further that a certificate of an Authorized Officer of the Parent Borrower, as the case may be, delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness (or such shorter period of time as the Administrative Agent shall reasonably agree), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall constitute sufficient evidence (absent any error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Sale and Lease- Back Transaction” has the meaning assigned to such term in Section 7.01(i).

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by any Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Obligations and any other First Lien Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than Restricted Subsidiaries that are Credit Parties and (d) an authorized representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of a Customary Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by any Borrower in the form of one or more series of senior unsecured notes or loans; provided that (a) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness and (b) such Indebtedness shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Credit Parties. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multi-Employer Plan or Single-Employer Plan.

“Platform” has the meaning provided in Section 6.01(g).

“Pledged Debt” has the meaning set forth in the U.S. Security Agreement.

“Pledged Equity” has the meaning set forth in the U.S. Security Agreement.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or (ii) the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable.

“PR Borrower” has the meaning provided in the first paragraph of this Agreement.

“PR Collateral Agreement” means the ratification to the US Pledge and Security Agreement, among the Credit Parties organized under the laws of Puerto Rico or any jurisdiction therein and the Collateral Agent dated the Closing Date.

“Prepayment Account” has the meaning provided in Section 2.07(l).

“PR Security Documents” means the PR Collateral Agreement and each Mortgage with respect to a Mortgaged Property located in Puerto Rico or any jurisdiction therein, and all other documents executed in connection with any other Collateral located in Puerto Rico or any jurisdiction therein.

“Previous Borrower” has the meaning set forth in Section 7.01(a).

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, government royalties and stumpage or pension fund obligations.

“Private Sider” has the meaning set forth in Section 6.01(i).

“Pro Forma Adjustment Certificate” shall mean any certificate of a Financial Officer of the Parent Borrower delivered pursuant to Section 6.1(h).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA, effect shall be given to any Specified Transaction and any operating improvements or restructurings of the business of Parent Borrower or any of the Restricted Subsidiaries that are expected to have a continuing impact and are supportable, which without limiting the foregoing shall include synergies, operational improvements and cost savings, which adjustments Parent Borrower determines are reasonable and are supportable as set forth in a certificate signed by a Financial Officer of Parent Borrower, in each case, that occurred during the Reference Period; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period (or with respect to Indebtedness permanently repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (c) with respect to (A) any redesignation of a Subsidiary as an Restricted Subsidiary, effect shall be given to such Subsidiary redesignation and all other Subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary redesignation then being designated, collectively and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated. Notwithstanding the foregoing, any amounts added to Consolidated EBITDA pursuant to clause (a) resulting from synergies, operational improvements and cost savings in each case that relate to any restructuring and are reasonably expected to be realized within 13 months of the event giving rise thereto, other than with respect to any acquisition, investment or merger, shall be limited to 20% of Consolidated EBITDA in the aggregate for any Reference Period (calculated before giving effect to any such add-backs).

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended from time to time.

“PR Qualified Lender” means a Lender or LC Issuer that is:

(A) a company not related to any Borrower under the provisions of Section 1010.05 of the PR Code; and

(B) a company treated as a partnership for Puerto Rico income tax purposes in which each member is not related to any Borrower under the provisions of Section 1010.05 of the PR Code.

“Pro Forma Entity” has the meaning provided in the definition of the term “Acquired EBITDA.”

“Public Sider” has the meaning set forth in Section 6.01(i).

“Purchase Agreement” has the meaning provided in the first paragraph of the “Preliminary Statements” set forth above.

“Purchase Date” has the meaning provided in Section 2.04(c).

“Qualified Equity” means any Capital Stock that is not a Disqualified Equity Interest.

“Qualified Institutions” means institutions that are not a Disqualified Institution.

“Qualifying Institution” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Qualifying Lender” shall mean a Lender or LC Issuer which is beneficially entitled to interest payable to that Lender or LC Issuer in respect of any Loan or otherwise under any Loan Document and is:

(A) a Lender or LC Issuer

(1)	which is a bank (as defined for the purpose of section 879 ITA) making an advance under a Loan Document; or

(2)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of such interest or (in the case of a Lender or LC Issuer within clause (1) above) would be within such charge as regards such payments apart from section 18A CTA;

(B) a Lender or LC Issuer which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

i.	a company so resident in the United Kingdom; or

ii.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 CTA) the whole of any share of such interest that is attributable to it by reason of Part 17 CTA; or

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account such interest in computing the chargeable profits (for the purposes of section 19 CTA) of that company; or

(C) A Lender or LC Issuer which is a Treaty Lender.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds and surface rights.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any LC Issuer and (d) any other recipient of any payment made by or on behalf of a Borrower under this Agreement or any of the Loan Documents, as applicable.

“Reference Period” has the meaning provided in the definition of “Pro Forma Basis.”

“Refinance” or a “Refinancing” or “Refinanced” shall each have the meaning provided in the definition of “Permitted Refinancing Indebtedness”.

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by each of (a) the Parent Borrower, (b) the Administrative Agent and (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Revolving Credit Commitments” means each Class of revolving credit commitments hereunder that results from a Refinancing Amendment.

“Refinancing Revolving Credit Facility” means, at any time, each revolving credit facility available to the Parent Borrower or any other Credit Party such time pursuant to a Class of Refinancing Revolving Credit Commitments in effect at such time.

“Refinancing Revolving Credit Loans” means the Revolving Loans made pursuant to the Refinancing Revolving Credit Commitments.

“Refinancing Term Loan Commitments” means each Class of term loan commitments hereunder that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loan Facility” means each tranche of term loans made available to any Borrower pursuant to a Class of Refinancing Term Commitments.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Date” has the meaning provided in Section 2.15(c)(v).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remedial Action” means all actions any Environmental Law requires any Credit Party to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22,.23,.25,.27,.28,.29,.30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Initial Term Loans with the incurrence by any Credit Party of any new Indebtedness that is similar to the Initial Term Loans for the primary purpose of repaying, refinancing, substituting or replacing the Initial Term Loans and having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such long-term secured bank debt or Initial Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such long-term secured bank debt or Initial Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Initial Term Loans, including without limitation, as may be effected through any amendment to the Loan Documents that reduces the “effective” interest rate for, or weighted average yield of, the Initial Term Loans.

“Required Lenders” means Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment (in each case, held by Lenders which are not Defaulting Lenders).

“Required Revolving Lenders” means Revolving Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments attributable to its Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment attributable to all of the Revolving Commitments (in each case, held by Revolving Lenders which are not Defaulting Lenders).

“Restricted Payment” means (i) any Capital Distribution and (ii) any amount paid by the Parent Borrower or any of its Restricted Subsidiaries in prepayment, redemption, retirement or repurchase of any Subordinated Indebtedness, in each case, prior to its stated maturity.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower that is not an Unrestricted Subsidiary. Each Restricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by a Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitment. For the avoidance of doubt, “Revolving Commitment” shall also include any Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment, or Refinancing Revolving Credit Commitment of any Class or tranche.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.18 and extended pursuant to Section 2.19. For the avoidance of doubt, “Revolving Facility” shall also include any Credit Facility established pursuant to any Incremental Revolving Credit Commitment, Incremental Revolving Credit Facility, Extended Revolving Credit Commitment, Extended Revolving Credit Facility, Refinancing Revolving Credit Commitment or Refinancing Revolving Credit Facility, in each case, of any Class or tranche.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Revolving Facility Termination Date” means, as applicable, the earlier of (i) the fifth anniversary of the Closing Date or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Lender” means a Lender holding a Revolving Commitment or, if the Revolving Commitments have terminated, Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02 and, for the avoidance of doubt, shall also include each Incremental Revolving Loan, each Extended Revolving Loan and each Refinancing Revolving Loan.

“Rights Offering” shall mean the rights offering consummated by the Parent Borrower on or about the Closing Date.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for property of the Parent Borrower or a Restricted Subsidiary to be sold or transferred to such Person and as part of such arrangement the Parent Borrower or its Restricted Subsidiary to lease (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent Borrower and a Restricted Subsidiary or between Restricted Subsidiaries) such property and use such property for substantially the same purpose or purposes as the property being sold or transferred.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Scheduled Repayment” has the meaning provided in Section 2.15(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement in substantially the form of Exhibit I-1 among the Administrative Agent and/or the Collateral Agent and one or more authorized representatives for holders of one or more classes of applicable Indebtedness, with such modifications thereto as the Administrative Agent and the Parent Borrower may reasonably agree.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b)

“Secured Creditors” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the LC Issuer, the Designated Hedge Creditors, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent and/or Collateral Agent from time to time pursuant to Section 9.02, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” means the Canadian Security Documents, the PR Security Documents, the UK Security Documents, the Dutch Security Documents, the U.S. Security Documents and each other security agreement or other instrument or document executed and delivered pursuant to Section 4.01 and Section 6.10 that creates or perfects or purports to create or perfects a Lien in favor of the Collateral Agent for the benefit of the Secured Creditors to secure any of the Obligations and/or any parallel debt obligations.

“Secured Hedge Designation Agreement” means a written instrument pursuant to which the Parent Borrower designates certain Hedge Agreements as “Desiganted Hedge Agreement”, substantially in the form of Exhibit M (or such other form as the Parent Borrower and the Administrative Agent shall mutually agree).

“Secured Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt that is secured by a Lien on the Collateral minus unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries (excluding the proceeds of any Specified Equity Contribution; provided, that for the avoidance of doubt any such Specified Equity Contributions may be included in determining compliance with the First Lien Leverage Ratio on Compliance Date following the Compliance Date with respect to which such Specified Equity Contribution has been made) not to exceed $35.0 million to (ii) Consolidated EBITDA.

“Single-Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, Multiple Employer Plan or a Foreign Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by a Credit Party or any ERISA Affiliate or for which a Credit Party or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solicited Discount Proration” has the meaning set forth in Section 2.15(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Parent Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.15(a)(v)(D) substantially in the form of Exhibit K-5.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit K-6, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.15(a)(v)(D)(1).

“SPA Documentation” means, collectively, the Purchase Agreement and all schedules, exhibits and annexes thereto, in each case, as amended, supplemented or otherwise modified from time to time, and all agreements amending or otherwise modifying or affecting the terms thereof entered into on or after the date of the Purchase agreement and on or prior to the Closing Date.

“SPC” has the meaning provided in Section 11.06(f).

“Specified Discount” has the meaning set forth in Section 2.15(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.15(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.15(a)(v)(B) substantially in the form of Exhibit K-7.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit K-8, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.15(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.15(a)(v)(B)(3).

“Specified Equity Contributions” has the meaning provided in Section 7.06.

“Specified Event of Default” means any Event of Default under Section 8.01(a) and Section 8.01(h).

“Specified Purchase Agreement Representations” means the representations made by Seller with respect to Seller and its subsidiaries in the Purchase Agreement (or, following the Closing Date, any purchase agreement executed in connection with a Permitted Acquisition or other Investment permitted hereunder, if and to the extent applicable) that are material to the interests of Lenders, but only to the extent that the Buyer (as defined in the Purchase agreement) or, if applicable, the buyer under any purchase agreement entered into after the Closing Date as referred to above, has (or the Buyer’s applicable Affiliate has) the right to terminate its obligations under the Purchase Agreement (or, following the Closing Date, any purchase agreement executed in connection with a Permitted Acquisition or other Investment permitted hereunder, if and to the extent applicable) or (or the right not to consummate the Banner Acquisition pursuant to the Purchase agreement) as a result of the breach of one or more of such representations in the Purchase Agreement (or, following the Closing Date, any purchase agreement executed in connection with a Permitted Acquisition or other Investment permitted hereunder, if and to the extent applicable).

“Specified Representations” means the representations and warranties set forth in Sections 5.01 (only as it relates to the corporate existence of the Borrowers and the other Guarantors organized in the United States (including Puerto Rico), Canada and the United Kingdom), 5.02 (only as it relates to the organizational power and authority, due authorization, execution, delivery and enforceability of the Loan Documents on the Closing Date with respect to the Borrowers and the other Guarantors organized in the United States (including Puerto Rico), Canada and the United Kingdom, in each case only as it relating to the entering into and performance of the obligations under the Loan Documents on the Closing Date), 5.03 (only as it relates to the entering into of the Loan Documents on the Closing Date and excluding clause (ii) thereof), 5.06(a) and (b), 5.08 (as evidenced by a certificate substantially in the form of Exhibit D), 5.16, (only as it relates to the validity and perfection of security interests in the Collateral as of the Closing Date), 5.19 (only as it relates to the use of the proceeds of the Loans) and 5.20 (only as it relates to the use of the proceeds of the Loans).

“Specified Transaction” means, with respect to any period, any asset sale, acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course, any merger or consolidation, or any similar transaction, any incurrence, issuance or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis or to be given “Pro Forma Effect.”

“Sponsor” means JLL Partners, Inc. (“JLL”) and any of its Controlled Investment Affiliates.

“Standard Permitted Lien” means any of the following:

(i) Liens for taxes, assessments or governmental charges that (a) are not yet due and payable or are not overdue for a period of more than thirty days or (b) are being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii) Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(iii) Liens created by this Agreement or the other Loan Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) (a) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (B) a Material Adverse Effect and (b) any exception on the title policies issued in connection with any Mortgaged Real Property;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, recording or filing;

(x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xi) Liens in favor of the Parent Borrower or any Restricted Subsidiary;

(xii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv) Liens (a) of a collection bank arising under Section 4.210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.04; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xvi) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and similar agreements entered into with customers of Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) Liens solely on any cash earnest money deposits made by Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xx) restrictive covenants affecting the use to which real property may be put;

(xxi) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any Subsidiary in the ordinary course of business;

(xxiii) agreements to subordinate any interest of the Parent Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(xxiv) Liens on Capital Stock of joint ventures and Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries, as the case may be;

(xxv) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(xxvi) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(xxvii) operating leases of vehicles or equipment which are entered into in the ordinary course of the business;

(xxviii) subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, in each case with respect to real property and which in the aggregate do not interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(xxix) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, that such Liens or covenants do not interfere with the ordinary conduct of business of the Parent Borrower or any Restricted Subsidiary;

(xxx) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of the Parent Borrower or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(xxxi) Liens created pursuant to the general banking conditions (algemene bankvoorwaarden) of a banking institution operating in the Netherlands;

(xxxii) Liens arising from the right of distraint enjoyed by landlords in applicable jurisdictions to secure the payment of arrears of rent in respect of leased properties in such jurisdictions or a Lien granted by the Parent Borrower or any Restricted Subsidiary to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Liens are limited to the assets located at or about such leased properties;

(xxxiii) Liens on cash collateral which are required to be granted by the Parent Borrower or any Restricted Subsidiary in connection with swap arrangements for gas or electricity used in the business of such Person, and not for speculative purposes;

(xxxiv) Liens securing Priority Obligations; provided that, at the time of the incurrence thereof and after giving effect thereto, the aggregate outstanding amount of Priority Obligations secured by Liens under this clause (xxxiv) in respect of all

Plans, Canadian Pension Plans, Foreign Plans, Foreign Pension Plans and all other employment benefit and retirement plans shall not exceed the sum of (x) $45.0 million plus (y) the amount by which each Plan, Canadian Pension Plan, Foreign Plan, Foreign Pension Plan and other employment benefit and retirement plan acquired or assumed pursuant to a Permitted Acquisition or other Investment permitted under this Agreement after the Closing Date is underfunded, and would give rise to a Priority Obligation, as of the date of such acquisition or assumption, as the case may be; and

(xxxv) The reservations, limitations, provisos and conditions, if any, expressed in any original grant from Her Majesty the Queen of Canada of any real property or any interest therein.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Sterling” or “£” refers to lawful money of the United Kingdom.

“Submitted Amount” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.15(a)(v)(C)(1).

“Subordinated Indebtedness” means any Indebtedness that has been expressly subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Capital Stock of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent Borrower.

“Subsidiary Borrowers” has the meaning provided in the first paragraph of this Agreement.

“Subsidiary Guarantor” means (a) the US Borrower, the UK Borrower and the PR Borrower, (b) the other Subsidiaries identified on Schedule I to the Guaranty and (c) each other Subsidiary that becomes a party to the Guaranty as a Subsidiary Party (as such term is defined therein) after the Closing Date. For the avoidance of doubt, the Parent Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Credit Party and Subsidiary Guarantor hereunder for all purposes. Schedule 3 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Successor Borrower” has the meaning set forth in Section 7.01(a).

“Swing Line Commitment” means $15.0 million.

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means MSSF or any replacement or successor thereto.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the date that is five (5) Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Syndication Agent” has the meaning provided in the first paragraph of this Agreement.

“Target” has the meaning provided in the Preliminary Statements of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Parent Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, (i) the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced or increased from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 (provided that if the Total Term Loan Commitment is reduced as of the Closing Date pursuant to the proviso in the definition thereof, the Term Commitment of each Lender on the Closing Date shall be reduced pro rata), (ii) any Incremental Term Loan Commitment of such Lender, (iii) any Extended Term Loan Commitment and (iv) any Refinancing Term Loan Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means, with respect to each Lender that has a Term Commitment, any loan made by such Lender pursuant to Section 2.03, an Incremental Term Loan, an Extended Term Loan or a Refinancing Term Loan, as applicable.

“Term Loan Facility” means the term loan facility represented by the Term Loans.

“Term Loan Prepayment Premium” has the meaning specified in Section 2.15(f).

“Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“Testing Period” means, for any date of determination under this Agreement, a single period consisting of the most recent four consecutive fiscal quarters of the Parent Borrower, or after such financial statements have been required to be delivered, for which financial statements have been required to be delivered pursuant to Sections 6.01(a) or (b), as applicable (whether or not such quarters are all within the same fiscal year).

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment.

“Total Funded Debt” means as of any date of determination, the aggregate principal amount of Indebtedness of Parent Borrower and its Restricted Subsidiaries outstanding on such date on the consolidated balance sheet of Parent Borrower, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting only of (a) Indebtedness for borrowed money, (b) the principal component of all Capitalized Lease Obligations and (c) debt obligations evidenced by promissory notes or similar instruments.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Revolving Commitment is $85.0 million.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Term Loan Commitment is $575.0 million.

“Transaction Documents” means, collectively, the Loan Documents and the SPA Documentation and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Transactions” means, collectively, (a) the Acquisition and other related transactions contemplated by the SPA Documentation, (b) the funding of the Initial Term Loans and any Initial Revolving Loans on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (c) the Closing Date Refinancing, and (d) the payment of any fees or expenses incurred or paid by the Sponsor, Parent Borrower or any of its (or their) Subsidiaries in connection with the foregoing.

“Treaty” has the meaning given to such term in the definition of “Treaty State.”

“Treaty Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of any Loan or otherwise under any Loan Document;

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan, Letter of Credit or other Commitment is effectively connected;

(c)	meets all other conditions in the Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender, except that for this purpose it shall be assumed that the following are satisfied:

a.	any condition which relates (expressly or by implication) to there not being a special relationship between the relevant Credit Party and the Lender or between both of them and another person; and

b.	any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Borrower” has the meaning provided in the first paragraph of this Agreement.

“UK Debenture” means the debenture governed by English law and dated on or about the date of this Agreement between the Collateral Agent and the UK Borrower.

“UK Security Documents” means the UK Debenture, the UK Security Trust Deed and the UK Shares Charge and any other documents governed by English law pursuant to which any Person grants a Lien upon any real or personal property as security for payment of the Obligations.

“UK Security Trust Deed” means the security trust deed among the UK Borrower, Patheon B.V., the Collateral Agent and the Secured Creditors dated the Closing Date.

“UK Shares Charge” means the shares charge governed by English law and dated on or about the date of this Agreement between the Collateral Agent and Patheon B.V. relating to the shares in the UK Borrower.

“UK Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax Deduction.

“UK Tax Deduction” has the meaning given to such term in Section 3.02A.

“UK Tax Payment” shall mean either the increase in a payment made by a Credit Party to a Recipient under Section 3.02A(b) or a payment under Section 3.02A(e).

“United States” or “U.S.” means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the applicable Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower that has been designated as an Unrestricted Subsidiary in accordance with Section 6.14. Each Unrestricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“US Borrower” has the meaning provided in the first paragraph of this Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Documents” means the U.S. Security Agreement, the Intellectual Property Security Agreements and each Mortgage with respect to Mortgaged Real Property located in the United States.

“U.S. Security Agreement” has the means the U.S. Security Agreement among the Credit Parties organized in the United States or any jurisdiction thereof and the Collateral Agent dated the Closing Date.

“U.S. Subsidiary” means any Subsidiary of the Parent Borrower organized under the laws of the United States, any State thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.02(g)(ii)(B)(iii).

“VAT” means any Tax imposed by EC Directive 2006/112/EC on the common system of value added tax and any national legislation implementing that directive, and any other Tax of a similar nature, and all penalties, costs and interest relating thereto (including without limiting the foregoing any Canadian harmonized sales tax, goods and service tax or any other sales tax imposed by Canada or any province or territory thereof).

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“WURA” means, the Winding-Up and Restructuring Act (Canada), as amended.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms.

(a) Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Parent Borrower notifies the Administrative Agent (who shall then notify the Lenders) that the Parent Borrower wishes to amend any provisions of Article VII (or the definitions applicable thereto) to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of any such provisions (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Article VII (or the definitions applicable thereto) for such purpose), then the Borrowers’ compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants are amended in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders, the Parent Borrower, the Administrative Agent and the Lenders agreeing to enter into good faith negotiations to amend any such provisions immediately upon receipt from any party entitled to send such notice. For the avoidance of doubt, no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any such amendment which are entered into solely to effect the provisions of this Section 1.03.

(b) Parent Borrower may adopt IFRS for its financial statements and reports for all financial reporting purposes, and the Parent Borrower may elect to apply IFRS for all purposes of this Agreement and the other Loan Documents, in lieu of GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and shall, only in the case of the first set of financial statements provided under Section 6.01(a) or (b), applicable, following such election, be accompanied by a reconciliation to U.S. GAAP, and (2) from and after such election, all ratios, computations and other determinations (A) based on GAAP, contained in this Agreement, except as provided in clause (B), shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Parent Borrower, any financial ratio calculations or thresholds (including any financial covenant) and related definitions in this Agreement shall at the request of the Parent Borrower, the Administrative Agent or the Required Lenders be amended to eliminate the effect of the election to implement IFRS, in each case, in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders. The Parent Borrower may adopt Canadian GAAP for its financial statements and reports for all financial reporting purposes; provided that, if such election is made, Parent Borrower (1) shall be required to deliver a reconciliation to U.S. GAAP concurrently with the delivery of financial statements required pursuant to Section 6.01(a) and (b), and such reconciliations shall be prepared in accordance with SEC rules and regulations regarding U.S. GAAP reconciliations, and (2) may not elect to apply Canadian GAAP for all purposes of this Agreement and the other Loan Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall continue to mean United States GAAP as in effect from time to time. The Parent Borrower shall give the Administrative Agent not less than 60 days’ (or such shorter period of time as the Administrative Agent shall agree in its sole discretion) prior written notice of any change in the accounting principles used for financial reporting by the Parent Borrower accompanied by a certificate of a Financial Officer of the Parent Borrower (i) specifying the material effects of such change in accounting principles on the Parent Borrower’s most recent audited financial statements and (ii) setting forth reasonably detailed calculations of the effect of such change in accounting principles as of the last day of the fiscal period covered by such financial statements on the ratio set forth in Section 7.06 (whether or not Section 7.06 is applicable at such time). For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this Section 1.03(b) will not be treated as an incurrence of Indebtedness and (ii) in no event shall a Default or Event of Default be deemed to occur hereunder by reason of events or circumstances that would not have caused a Default or Event of Default prior to any change in accounting method.

(c) Notwithstanding anything to the contrary contained herein, it is hereby understood and agreed that the financial statements of the Parent Borrower for the fiscal periods ended prior to the Parent Borrower’s 2012 fiscal year were prepared in accordance with Canadian GAAP and any reference to GAAP to the extent relating to such financial statements shall be understood to refer to Canadian GAAP.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05 Exchange Rate Calculations. On each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rates as of such Calculation Date in respect of Canadian Dollars, Euros and Sterling (and any other currency for which an Exchange Rate is required) and (b) give notice thereof to the Parent Borrower, and with respect to each Lender, to any Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting amounts between U.S. Dollars, on the one hand, and any other applicable currency on the other hand.

Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurodollar Loan is denominated in any currency other than Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest cent, with 0.5 of a cent being rounded upward), as determined by the Administrative Agent.

Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a currency other than Dollars, such amount shall be the relevant Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the applicable LC Issuer.

Section 1.06 Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Article VII at any time, or the use of the Incremental Facility baskets in Section 2.18(a), in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, Restricted Payment or Affiliate transaction meets the criteria of one or more than one of the categories of transactions permitted pursuant to any exception to such covenant, such transaction (or any portion thereof) at any time shall be permitted under one or more of such exceptions as determined by Parent Borrower in its sole discretion at such time.

Section 1.07 Currency Equivalent Generally.

(a) For purposes of any determination under Section 6, Section 7 (other than Section 7.06) or Section 8 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 7 with respect to the amount of any Indebtedness, Investment, Asset Sale, disposition, Restricted Payment or payment under Section 7.05 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 may be made at any time under such Sections. For purposes of Section 7.06, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 6.01(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c) If any of the exceptions set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.08 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Cash Interest Coverage Ratio or any other financial ratio or test, shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable Testing Period, and/or subsequent to the end of such Testing Period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the First Lien Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 7.06, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable Testing Period shall not be given Pro Forma Effect; provided however that voluntary prepayments made pursuant to Section 2.15(a) made prior to the date the Compliance Certificate is due with regard to the calculation of such financial covenant shall be given Pro Forma Effect (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.15(c)(iv) for any prior fiscal year) for purposes of calculating such financial covenant.

(b) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Parent Borrower.

Section 1.09 Additional Borrowers. Notwithstanding anything in Section 11.12 to the contrary, following the Closing Date, the Parent Borrower may request that one or more of its Subsidiaries that is a wholly-owned Restricted Subsidiary be added as an additional Borrower under the Revolving Facility by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Subsidiary and the Parent Borrower. Such Subsidiary shall for all purposes of this Agreement be a Borrower hereunder after the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent shall agree) after delivery of such Additional Borrower Agreement, (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations without any written objection submitted by the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information, and (iii) if the applicable Additional

Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than a jurisdiction in or under the laws of which at least one of the then-existing Borrowers is organized or incorporated on the date such Additional Borrower Agreement is delivered to the Administrative Agent, an amendment of this Agreement (including, without limitation, Section 3.02, Section 3.02A and the definition of “Excluded Taxes”) and the other Loan Documents to include such Subsidiary as an Additional Borrower hereunder, which amendment must be as mutually agreed by the Administrative Agent, the Parent Borrower, the applicable Additional Borrower and each Lender (provided that no such amendment shall materially adversely affect the rights of any Lender that has not consented to such amendment); provided that (a) each Additional Borrower shall also be a Guarantor and (b) neither the Administrative Agent nor any Lender shall be materially adversely affected by the addition of such Additional Borrower. Any obligations in respect of borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents. Promptly following receipt of any Additional Borrower Agreement the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE II. THE

TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrowers.

Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to any Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: may, except as set forth herein (and subject to Section 2.12), at the option of the applicable Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are (A) Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars, (B) B/A Drawings (it being understood B/A Drawings shall be made in accordance with Section 2.07) or Canadian Prime Rate Loans, in each case denominated in Canadian Dollars or (C) Eurodollar Loans, denominated in Euro or Sterling, provided that all Revolving Loans (i) made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type and currency; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure (based on the Dollar Equivalent thereof) of any Lender plus the principal amount of Swing Loans (based on the Dollar Equivalent thereof) of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure (based on the Dollar Equivalent thereof) plus the principal amount of Swing Loans (based on the Dollar Equivalent thereof) would exceed the Total Revolving Commitment or (C) the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.05(c). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.09 hereof. Each Lender having an Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement or Extension Amendment to make Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable, to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, exceeding such Lender’s Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable.

Each Lender may at its option make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the applicable Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.01 shall apply).

Section 2.03 Term Loan. On the Closing Date, each Lender that has a Term Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Parent Borrower pursuant to such Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Parent Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars; provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.15(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Lender will be made by such Lender in accordance with Section 2.09 hereof in the aggregate amount of its Term Commitment. Each Lender having an Incremental Term Loan Commitment, Extended Term Loan Commitment or Refinancing Term Loan hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, Extension Amendment or Refinancing Agreement to make Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, as applicable to the applicable Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Extended Term Loan Commitment, as applicable. Amounts repaid or prepaid in respect of Incremental Term Loans or Extended Term Loans may not be reborrowed.

Section 2.04 Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to each Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made in U.S. Dollars, Canadian Dollars, Euro or Sterling, which shall be (A) in the case of loans requested in U.S. Dollars, Base Rate Loans, (B) in the case of loans requested in Canadian Dollars, Canadian Prime Rate Loans, and (C) in the case of loans requested in Euro or Sterling, Eurodollar Loans; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding (based on the Dollar Equivalent thereof) does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure (based on the Dollar Equivalent thereof) plus the principal amount of Swing Loans (based on the Dollar Equivalent thereof) would not exceed the Total Revolving

Commitment; (v) shall not be made if, after giving effect thereto, the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.05(c) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of a Borrower has occurred, the applicable Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the applicable Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the case of Swing Loans denominated in U.S. Dollars, Canadian Prime Rate Loans in the case of Swing Loans denominated in Canadian Dollars, or Eurodollar Loans in the case of Swing Loans denominated in Euro or Sterling, in each case in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.08, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the Total Revolving Commitment after any such Swing Loans were made. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the applicable Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Notice Office), or not later than 2:00 P.M. (Local Time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of a Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.04(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of a Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender or the Administrative Agent that a Default or Event of Default had occurred and was continuing (or any other applicable funding condition under Section 4.02 was not satisfied), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(e) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized. Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Swing Loans may be reduced as agreed between the Swing Line Lender and the applicable Borrowers, without the consent of any other Person.

Section 2.05 Letters of Credit.

(a) LC Issuances. During the Revolving Facility Availability Period, any Borrower may request an LC Issuer at any time and from time to time to issue, for the account of any Borrower or any Restricted Subsidiary, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars, Canadian Dollars, Euro or Sterling and in each case in such form as may be approved by such LC Issuer and such Borrower; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings (based on the Dollar Equivalent thereof) would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, (iv) any Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.05(c) hereof, (v) the applicable LC Issuer has been notified in writing by the Administrative Agent that a Default or Event of Default exists (or any other applicable condition under Section 4.02 cannot be satisfied); provided that a Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof (except as otherwise permitted under Section 2.05(c)), or (z) five (5) Business Days prior to the Revolving Facility Termination Date (the “Letter of Credit Expiration Date”); provided that any Letter of Credit may extend beyond the date referred to in clause (z) above to the extent such Letter of Credit is Cash Collateralized back-stopped in a manner and in an amount reasonably satisfactory to the relevant LC Issuer.

(b) LC Requests. Whenever a Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, such Borrower shall give the Administrative Agent and the applicable LC Issuer written notice which shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 12:00 noon (local time at the Notice Office) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than a Borrower, an application for, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 5 Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing)

on or before the day that is two (2) Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, and the applicable Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f) Reimbursement Obligations.

(i) The applicable Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit within one Business Day after such LC Issuer notifies such Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to such Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in the same currency in which such Letter of Credit was made, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (Local Time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.11(a) that are Eurodollar Loans or, if not reimbursed within one Business Day after such notice, at the Default Rate, any such interest also to be payable on demand. If by 12:00 noon Local Time on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the applicable Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of such Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to such Borrower), (x) such Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans which shall be denominated in the same currency in which the Letter of Credit was made, in an aggregate principal amount (or Dollar Equivalent of such amount as applicable in the sole discretion of the LC Issuer) sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of

Borrowing, and such deemed Notice of Borrowing is not required to comply with the requirements specified in Section 2.08), (y) the Lenders shall make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the applicable Borrower in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section 2.05 to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing and without regard to any adverse change in the relevant exchange rates or in the availability of the relevant currency to such borrowers or in the relevant currency markets generally; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer.

(g) LC Participations.

(i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.13 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.13(c)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct negligence as determined by a final non-appealable or a court of competent jurisdiction, shall not create for such LC Issuer any resulting liability.

(iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of the Dollar Equivalent of such payment in Dollars in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence is determined by a final, non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (Local Time) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, the Dollar Equivalent of an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct; as determined by a final non-appealable judgment of a court of competent jurisdiction of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(vi) To the extent any LC Issuer is not indemnified by the applicable Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(h) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the LC Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(f) and (g)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(a). Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the LC Issuers and the Parent Borrower, without the consent of any other Person.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit if not otherwise timely reimbursed by such Restricted Subsidiary. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.06 [Reserved].

Section 2.07 Bankers’ Acceptances.

(a) Each acceptance and purchase of B/As of a single Contract Period pursuant to the terms hereof shall be made ratably by the Revolving Lenders in accordance with the amounts of their Revolving Commitments. The failure of any Revolving Lender to accept any B/A required to be accepted by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to accept B/As as required.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate face amount that is at least equal to Cdn.$1,000,000 and is an integral multiple of Cdn.$500,000 and such face amount shall be in the Lenders’ pro rata portions; provided, that the Administrative Agent may in its sole discretion increase or reduce any Lender’s portion of such B/A to the nearest $500,000. B/As of more than one Contract Period, but not more than ten (10) Contract Periods, may be outstanding at the same time.

(c) To request an acceptance and purchase of B/As, the Parent Borrower shall notify the Administrative Agent of such request in accordance with Section 2.08(d). Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request in a form approved by the Administrative Agent and signed by the Parent Borrower. Each such telephonic and written request shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Latest Maturity Date); and

(iv) the location and number of the Parent Borrower’s account to which the applicable Discount Proceeds (net of applicable acceptance fees) are to be disbursed, which shall comply with the requirements of Section 2.08. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Parent Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall so advise each Revolving Lender and shall advise each Lender of the aggregate face amount of B/As to be accepted and purchased by such Lender and the applicable Contract Period (which shall be identical for all Lenders).

(d) Parent Borrower hereby appoints each Revolving Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, in the form requested by such Lenders, each Revolving Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Parent Borrower hereunder. The Parent Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Revolving Lender shall bind the Parent Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Parent Borrower. Each Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted by such Revolving Lender. No Revolving Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction of such Revolving Lender. Each Revolving Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) cancelled at their respective maturities. Each Revolving Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to the Parent Borrower upon its request and at its expense. Upon request by the Parent Borrower, a Revolving Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Parent Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Parent Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Revolving Lenders or Parent Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on the Parent Borrower.

(f) Upon acceptance of a B/A by a Revolving Lender pursuant to the terms hereof, such Lender shall purchase such B/A from the Parent Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Parent Borrower. The Acceptance Fee payable by the Parent Borrower to a Revolving Lender under Section 2.13(g) in respect of each B/A accepted by such Revolving Lender shall be set off against the Discount Proceeds payable by such Revolving Lender under this paragraph.

(g) Each Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto and except as provided in Sections 2.07, 2.14 and 2.15 and as required under Article VIII, no B/A may be repaid by the Parent Borrower prior to the expiry date of the Contract Period applicable to such B/A.

(i) The Parent Borrower waives presentment for payment and any other defense to payment of any amounts due to a Revolving Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Parent Borrower agrees not to claim any days of grace if such Lender as holder claims payment from or sues the Parent Borrower on the B/A for payment of the amounts payable by the Parent Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Parent Borrower shall pay to the Administrative Agent, for the account of the Revolving Lender that has accepted and purchased such B/A or relevant B/A Equivalent Loan (irrespective of whether such Lender then holds such BA), the full face amount of such B/A or B/A Equivalent Loan, as the case may be, and after such payment the Parent Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) Alternatively, the Parent Borrower agrees that, at the request of the Administrative Agent, the Parent Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(k) If a Revolving Lender is not a charter bank named in Schedule 1 to the Bank Act (Canada) or if a Revolving Lender notifies the Administrative Agent in writing that it is otherwise unable or unwilling to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Parent Borrower in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder (it being the intention of the parties that each B/A Equivalent Loan shall have the same economic consequences for each Lender making such B/A Equivalent Loan and the Parent Borrower as the B/A that such B/A Equivalent Loan replaces, including payment by the Parent Borrower to each such Lender making such B/A Equivalent Loan of the Acceptance Fee). Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Parent Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder.

(l) Amounts to be applied pursuant to 2.14 and 2.15 and as required under Article VIII to prepay or repay amounts to become due with respect to then outstanding B/As shall be deposited in a Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of such outstanding B/As have been repaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective B/As for which the applicable deposit was made have matured and been paid will be released to the Parent Borrower). For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Parent Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive control, including the exclusive right of withdrawal for application in accordance with this paragraph (l). The Administrative Agent will, at the request of the Parent Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent with the consent of the Parent Borrower that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. The Parent Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Parent Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder have been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of the Parent Borrower to satisfy any of the Obligations of the Parent Borrower in respect of Loans and B/As (and the Parent Borrower hereby grants to the Administrative Agent a security interest in its Prepayment Account to secure such Obligations).

(m) For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

Section 2.08 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion shall be made upon notice in the form provided for below which shall be provided by applicable Borrower to the Administrative Agent at its Notice Office not later than (i) (A) in the case of each Borrowing of a Eurodollar Loan denominated in Dollars or Euro or a B/A Drawing, 11:00 a.m. (New York City time) at least three (3) Business Days’ prior to the date of such Borrowing and (B) in the case of each Borrowing of a Eurodollar Loan denominated in a currency other than Dollars or Euro, 11:00 a.m. (New York City time) at least four (4) Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 10:00 a.m. (New York City time) on the proposed date of such Borrowing, (iii) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., (New York City time), one (1) Business Day prior to the proposed Borrowing and (iv) in the case of any Borrowing under the Swing Line Facility, (x) prior to 1:00 p.m. (New York City time) on the proposed date of such Borrowing in the case of Swing Loans denominated in U.S. Dollars or Canadian Dollars and (y) prior to 1:00 pm (New York City time) one (1) Business Day prior to the proposed Borrowing in the case of Swing Loans denominated in Euro or Sterling.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion or a B/A Drawing, which will be subject to Section 2.12 and 2.07 respectively) shall be made by an Authorized Officer of the applicable Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the applicable Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the identity of the Borrowers requesting such Borrowing, (ii) the aggregate principal amount and currency (if no currency is specified, the Borrowers shall be deemed to have been requested in U.S. Dollars) of the Loans to be made pursuant to such Borrowing, (iii) the date of the Borrowing (which shall be a Business Day), (iv) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period, the Swing Loan Maturity Date (which shall be less than 30 days after the date of such Borrowing but at least five (5) Business Days after the date of such Borrowing). Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the applicable Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that at no time shall there be more than (i) ten (10) Borrowings of Eurodollar Loans outstanding under this Agreement and/or (ii) ten (10) B/A Drawings outstanding under this Agreement.

Section 2.09 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.14 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; (ii) all Initial Term Loans shall be made by the Lenders having Initial Term Commitments pro rata on the basis of their respective Initial Term Commitments and (iii) all Extended Term Loans shall be made by the Lenders having Extended Term Loan Commitments pro rata on the basis of their respective Extended Term Loan Commitments.

(c) Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. No later than (i) in the case of each requested Borrowing of a Loan denominated in Canadian Dollars 11:00 a.m. (New York City time), (ii) in the case of each requested Borrowing in Dollars, 2:00 p.m. (New York City time) and (iii) in the case of each requested Borrowing of a Loan denominated in a currency other than Dollars or Canadian Dollars, 9:00 a.m. (New York City time), in each case on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in the applicable currency and in immediately available funds and the Administrative Agent promptly will make available to the applicable Borrower by depositing to its account at the Payment Office (or such other account as the applicable Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than (A) 3:00 p.m. (New York City time) with respect to Swing Loans denominated in Euro or (B) 4:00 p.m.(New York City time), on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the applicable Borrower by depositing to its account at the Payment Office (or such other account as the applicable Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable time in accordance with Section 2.08(a) on the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and the applicable Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the applicable Borrower, the then applicable rate of interest, calculated in accordance with Section 2.11, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04). If the applicable Borrower and such Lender shall each pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.10 Evidence of Obligations.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the applicable Borrower to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender (solely with respect to its own Loans or Commitments) or the Parent Borrower upon its request. The entries in the Lender Register shall be conclusive, and the Parent Borrower, the Administrative Agent, and each Lender shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error or actual notice to the contrary.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.10(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, the applicable Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence such Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the applicable Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the applicable Borrower’s obligation to repay the Loans and other amounts owing by such Borrower to such Lender or the Swing Line Lender.

Section 2.11 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum and shall be payable in the same currency in which the Loan is denominated and shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time, (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time, and (iii) during such periods as such Revolving Loan is a Canadian Prime Rate Loan, the Canadian Prime Rate plus the Applicable Revolving Loan Margin in effect from time to time.

(b) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Term Loan Margin.

(c) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate equal to (i) in the case of Swing Loans denominated in Dollars, the Base Rate plus the Applicable Revolving Loan Margin for Base Rate Loans in effect from time to time, (ii) in the case of Swing Loans denominated in Canadian Dollars, the Canadian Prime Rate plus the Applicable Revolving Loan Margin for Canadian Prime Rate Loans in effect from time to time, (iii) in the case of Swing Loans denominated in Euro or Sterling, the Adjusted Eurodollar Rate plus the Applicable Revolving Loan Margin for Eurodollar Loans in effect from time to time.

(d) Default Interest. Notwithstanding the above provisions, if a Specified Event of Default has occurred and is continuing, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), the overdue principal amount of any Loans and, to the extent permitted by applicable law, all overdue interest in respect of each Loan, and all overdue fees or other overdue amounts owed in respect of the Obligations hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Law) payable on demand, at a rate per annum equal to 2.00% per annum in excess of the rate otherwise applicable thereto (or in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Initial Revolving Loans maintained as Base Rate Loans from time to time).

(e) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the applicable Borrower: (i) in respect of each Base Rate Loan, or Canadian Prime Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at the Base Rate, or Canadian Prime Rate Loan, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.11(d), on demand.

(f) Computations of Interest. Except as provided in the next succeeding sentence, all computations of interest on any Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans, Canadian Prime Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable. Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All such interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations

(g) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Parent Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.12 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Borrowings of one Type made to it into a Borrowing or Borrowings of another Type that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans or B/A Drawing at the end of the applicable Interest Period or Contract Period as a new Borrowing of Eurodollar Loans or B/A Drawing with a new Interest Period or Contract Period, as applicable; provided, however, that if any Conversion of Eurodollar Loans into Base Rate Loans or B/A Drawing into Canadian Prime Rate Loans shall be made on a day other than the last day of an Interest Period for such Eurodollar Loans or Contract Period for such Canadian Prime Rate Loans, the applicable Borrower shall compensate each Lender for any breakage costs, if applicable, in accordance with the provisions of Section 3.04 hereof.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the applicable Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation or Conversion of a Eurodollar Loan denominated in Dollars or Euro or a B/A Drawing, 11:00 a.m. (New York City time) at least three (3) Business Days’ prior to the date of such Continuation or Conversion, (ii) in the case of each Continuation or Conversion of a Eurodollar Loan denominated in a currency other than Dollars or Euro, 11:00 a.m. (New York City time) at least four (4) Business Days’ prior to the date of such Continuation or Conversion, (iii) in the case of each Continuation or Conversion of a Base Rate Loan, prior to 10:00 a.m. (New York City time) on the proposed date of such Continuation or Conversion and (iv) in the case of a Canadian Prime Rate Continuation or Conversion, not later than 11:00 a.m., (New York City time), one (1) Business Day prior to the proposed Continuation or Conversion. Each such request shall be made by an Authorized Officer of the applicable Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the applicable Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the applicable Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the applicable Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) No Loan may be converted into or continued as a Loan denominated in different currency.

(d) No partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount.

(e) Base Rate Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion.

(f) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation.

(g) Borrowings resulting from conversions pursuant to this Section 2.12 shall be limited in number as provided in Section 2.08.

(h) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into Base Rate Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans (other than Borrowings of Eurodollar Loans denominated in a currency other than Dollars), the applicable Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.08, the applicable Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of Base Rate Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to the Borrowings of Eurodollar Loans denominated in a currency other than Dollars, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of Eurodollar Loans with an Interest Period of one (1) month.

Section 2.13 Fees.

(a) Commitment Fees. The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees in Dollars (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day; provided, that for the purposes of this provision, the Revolving Commitment of any Lender shall be deemed to be zero if such Lender would be a Defaulting Lender pursuant to clause (b) of the definition thereof but for such Lender’s determination that a condition precedent to funding cannot be satisfied, and the Required Lenders have not confirmed such determination in writing. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b) LC Fees. (i) Standby Letters of Credit. The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit, to be paid in the same currency in which such

Letter of Credit was made, for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the LC Issuer), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Dollar Equivalent of the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments

(ii) Commercial Letters of Credit. The Parent Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit to be paid in the same currency in which such Letter of Credit was made in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Dollar Equivalent of the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(c) Fronting Fees. The Parent Borrower agrees to pay quarterly in arrears directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by such LC Issuer, to be paid in the same currency in which such Letter of Credit was made, at a rate of 0.125% per annum, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d) Additional Charges of LC Issuer. The applicable Borrower agrees to pay in Dollars directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Administrative Agent Fees. The Parent Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Administrative Agent set forth in the Fee Letter.

(f) Closing Fees. The Parent Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan or such Lender’s Initial Revolving Commitment, a closing fee (the “Closing Fee”) in an amount equal to 3.00% of the stated principal amount of such Lender’s Initial Term Loan funded on the Closing Date plus 1.00% of the amount of such Lender’s Initial Revolving Commitment on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Closing Fee on the Initial Term Loan, shall be netted against Initial Term Loans made by such Lender.

(g) Computations and Determination of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(h) B/A Fees. The applicable Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on each date of issuance of a B/A (or B/A Equivalent Loan) hereunder, in Canadian Dollars, an acceptance fee equal to (i) the product of the Applicable Revolving Loan Margin and the face amount of each B/A accepted by such Lender (or, if applicable, the principal amount of each B/A Equivalent Loan before discounting) multiplied by (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A (or B/A Equivalent Loan) and the denominator of which is 365 or 366 (as applicable) (the “Acceptance Fee”).

Section 2.14 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b) Voluntary Termination of the Total Revolving Commitment. Upon at least one Business Day’s prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.15 (and any outstanding B/As are cash collateralized in accordance with Section 2.07(l)) and (ii) either (A) there are no outstanding Letters of Credit or (B) the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions (which are not LC Issuers under this Agreement) acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(c) Partial Reduction of Total Revolving Commitment. Upon at least one Business Day’s prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Unused Total Revolving Commitment of any Class; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage within each applicable Class) and permanently reduce the Revolving Commitment of each Lender with respect to each applicable Class, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted of any Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.15(c)(ii) or (iii) unless, substantially concurrently with such reduction the Borrowers make such mandatory prepayment, (iv) any partial reduction pursuant to this Section 2.14 shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $250,000).

Section 2.15 Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. Each applicable Borrower shall have the right to prepay any of the Loans of any Class owing by it (and/or cash collateralize B/As in accordance with Section 2.07(l)), in whole or in part, without premium or penalty, except as specified in subparts (f) and (g) below, from time to time. The applicable Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans of any Class, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s)

pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) noon (New York City time) (A) three (3) Business Days prior to the date of such prepayment with respect to prepayments of Eurodollar Loans denominated in Dollars or Euro or (B) four Business Days prior to the date of such prepayment of Eurodollar Loans denominated in a currency other than Dollars or Euro, or (z) noon (New York City time) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans or a Canadian Prime Rate Loan, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan denominated in Dollars, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000, (B) in the case of any prepayment of a Base Rate Loan, $250,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, (C) in the case of any prepayment of a Eurodollar Loan denominated in Euro or Sterling, €1,000,000 million or £500,000, respectively (or, if less, the full amount of such Borrowing), or an integral multiple of €250,000 or £100,000, respectively, (D) in the case of any prepayment of a Canadian Prime Rate Loan, Cdn.$1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000 and (E) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(iii) the Parent Borrower may designate that any Term Loans of any Class be repaid;

(iv) in the case of any prepayment of Term Loans of any Class, such prepayment shall be applied in respect of the Term Loans of any Class as directed by the Parent Borrower (and absent such direction, in direct order of maturity) and

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Parent Borrower or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.15(a)(v); provided that no Company Party shall initiate any action under this Section 2.15(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.15(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Term Lender holding the applicable Class of Loans with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.15(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Term Lender holding the applicable Class of Loans with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the applicable Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.15(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.15(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Institution”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Institution in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Institutions whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Institutions whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Institutions”) shall be made pro rata among the Identified Qualifying Institutions in accordance with the Offered Amount of each such Identified Qualifying Institution and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Institution of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Institution of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Institutions, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.15(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Institutions, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Applicable Percentage. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.15(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.15(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.15(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.15(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.15(a)(v) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment

Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.15(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Scheduled Repayments of Initial Term Loans. On the last Business Day of each January, April, July and October, commencing with January 31, 2013, the Parent Borrower shall repay the principal amount of the Initial Term Loans equal to 0.25% multiplied by the original principal amount of the Initial Term Loans, except that the payment due on the Initial Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Initial Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Sections 2.13(a) and (c), a “Scheduled Repayment”).

In addition to the foregoing, the applicable Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.13(a), 2.13(c) and 2.16(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Maturity Date and all Incremental Revolving Loans and Incremental Initial Revolving Loans shall be due and payable on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.15(a) above), the LC Outstandings shall be subject to cash collateralization requirements and outstanding B/As shall be subject to cash collateralization requirements in accordance with Section 2.07(l), in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(ii) Loans Exceed the Commitments. (x) If on any date (other than as a result of currency fluctuations and after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Parent Borrower shall, before noon on the Business Day following such date, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and (y) if on any Reset Date, as a result of currency fluctuations (after giving effect to any other payments on such date) the Aggregate Credit Facility Exposure exceeds 102% of the Total Credit Facility Amount, then the applicable Borrower shall, within three (3) Business Days after receiving notice thereof from the Administrative Agent, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess; provided that the Borrowers shall not be obligated to prepay any B/A in order to comply with the terms of this Section 2.15(c).

(iii) LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the applicable Borrower shall, on such day, Cash Collateralize any LC Outstandings that have not previously been Cash Collateralized to the extent of such excess.

(iv) Excess Cash Flow. Within five days after the date on which the Parent Borrower delivers or is required to deliver its audited consolidated financial statements pursuant to Section 6.01(a) for each fiscal year of the Parent Borrower (such fifth day, the “Excess Cash Flow Sweep Date”), commencing with the first full fiscal year of the Parent Borrower ended after the Closing Date, the Parent Borrower shall prepay the principal of the Loans in an aggregate amount (the “Excess Cash Flow Prepayment Amount”) equal to (A) the percentage of the Excess Cash Flow for such fiscal year computed in accordance with the table set forth below based on the First Lien Leverage Ratio as of the end of such fiscal year, less (B) the sum of (1) the aggregate amount of any Loans prepaid pursuant to Section 2.15(a) (including any prepayments of Revolving Loans, to the extent any Revolving Commitments have been permanently reduced pursuant to Section 2.14(c) and to the extent not funded with proceeds from the incurrence of long-term indebtedness) during such fiscal year or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided, that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for the fiscal year during which such amounts were actually prepaid), with such amount to be applied as set forth in Section 2.15(d) below and (2) the aggregate amount of any Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations prepaid pursuant to the terms described in the immediately following paragraph (including any prepayments of revolving loans constituting Permitted Incremental Indebtedness (to the extent such Permitted Incremental Indebtedness is secured by a first priority lien on the Collateral) or Permitted First Priority Refinancing Debt, to the extent any revolving commitments with respect thereto have been permanently reduced), in the case of clause (B) during such fiscal year or during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date (provided that such amounts prepaid during the period after such fiscal year but prior to the Excess Cash Flow Sweep Date may not be deducted in calculating the Excess Cash Flow Prepayment Amount for the fiscal year during which such amounts were actually prepaid), with such amount to be applied as set forth in Section 2.15(d) below:

First Lien Leverage Ratio	Percentage of Excess Cash Flow
Greater than 3.50 to 1.00	50%
Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	25%
Less than or equal to 3.00 to 1.00	0%

The Parent Borrower may use a portion of the Excess Cash Flow Prepayment Amount to prepay or repurchase Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable document governing such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the Excess Cash Flow Prepayment Amount, in each case in an amount not to exceed the product of (x) the amount of such Excess Cash Flow Prepayment Amount multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt and the outstanding principal amount of Loans hereunder.

(v) Certain Proceeds of Asset Sales and Events of Loss. If during any fiscal year of Parent Borrower any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from (i) one or more Asset Sales or Events of Loss of at least $10.0 million (with any unused amounts in any fiscal years being carried over to any future fiscal years to the extent that such amount shall not be greater than $20.0 million in any fiscal year) or (ii) any Sale and Lease-Back Transaction (other than a Permitted Sale and Lease-Back Transaction), not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale, Event of Loss or Sale and Lease-Back Transaction (other than a Permitted Sale and Lease-Back Transaction) shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.15(d) below; provided, that, so long as (A) the Parent Borrower reinvests or commits to reinvest all or a portion of such Net Cash Proceeds in assets used in the business of the Credit Parties within 360 days following the receipt thereof (the “Reinvestment Date”) and (B) if so committed to be reinvested, such reinvestment is actually completed within 180 days after such Reinvestment Date, no such prepayment shall be required in respect of the portion of such Net Cash Proceeds so reinvested. If at the end of the period specified above any portion of such Net Cash Proceeds has not been so reinvested, the Parent Borrower will make a prepayment of the Loans, to the extent required above. In the case of Net Cash Proceeds from Asset Sales, Events of Loss or Sale and Lease-Back Transaction (other than a Permitted Sale and Lease-Back Transaction), in each case solely to the extent with respect to any Collateral, the Borrowers may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable document governing such Permitted Incremental Indebtedness or Permitted First Priority Refinancing Debt requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the proceeds of such Asset Sale, Event of Loss or Sale and Lease-Back Transaction (other than a Permitted Sale and Lease-Back Transaction), in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt and the outstanding principal amount of Loans hereunder.

(vi) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the Net Cash Proceeds from any sale or issuance of any Indebtedness other than any Indebtedness permitted to be incurred pursuant to Section 7.03 (other than any Credit Agreement Refinancing Indebtedness) after the Closing Date, the Parent Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.15(d) below.

(vii) Lender Declined Prepayments. Notwithstanding any other provision of this Section 2.13(c), each Lender holding Term Loans shall have the right to reject its pro rata portion of any mandatory prepayment pursuant to clauses (iv), (v) or (vi) above, in which case, such amounts (“Declined Amounts”) may be retained by the applicable Credit Party.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Sections 2.15(c)(iv), (v) or (vi) above shall be applied as a mandatory prepayment of principal of first, to the outstanding Classes of Term Loans as the Parent Borrower shall designate, with such amounts being applied to the schedule installments thereof occurring within the next eight fiscal quarters in direct order of maturity and then ratably to the remaining Scheduled Repayments thereof; provided that the Parent Borrower may not designate that any Term Loans other than the Initial Term Loans be repaid unless such prepayment is accompanied by a pro rata repayment of Initial Term Loans (or the Initial Term Loans have otherwise been paid in full), second, after no Term Loans are outstanding, the outstanding Swing Loans, third, the outstanding Revolving Loans, without reduction of the Total Revolving Commitment and fourth, to Cash Collateralized the LC Outstandings to the extent required by Section 2.14(b).

(e) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section 2.15, the applicable Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made. In the absence of a designation by the applicable Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f) Term Loan Prepayment Premium. In the case of any prepayment of the Initial Term Loans pursuant to Section 2.15(a), or amendment of the Loan Documents relating to the interest rate for, or weighted average yield of, the Initial Term Loans, in each case, made prior to the first anniversary of the Closing Date in connection with a Repricing Transaction, the Parent Borrower shall pay at the time of such prepayment or amendment a prepayment premium (a “Term Loan Prepayment Premium”) in the amount of 1.0% of the amount of the Initial Term Loans prepaid or repriced.

(g) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.15 shall be accompanied by any amounts payable in respect thereof under Section 3.04 hereof.

Section 2.16 Method and Place of Payment.

(a) Generally. All payments made by the Borrowers hereunder under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of any Class of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage with respect to any applicable Class of the amount of such prepayment, (ii) all payments and prepayments of any Class of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the applicable Class of Term Loans made by each Lender with a Term Commitment with respect to any applicable Class, pro rata on the basis of their respective Term Commitments with respect to each applicable Class and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in in the currency in which such Loans are denominated and all other payments under each Loan Document, unless specified in such Loan Document, be made in U.S. Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made later than 3:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender provided, however, the Administrative Agent shall not be required to distribute such amounts that are denominated in Euro or Sterling unless the Administrative Agent receives such amounts before 10:00 a.m. (New York time) and instead shall be required to distribute such amounts on the next succeeding Business Day and (ii) the Administrative Agent shall not be required to distribute such amounts that are denominated in Canadian Dollars unless the Administrative Agent receives such amounts before (provided that such delay in distribution shall not otherwise affect any determination as to when such payment was actually made for any purpose hereunder) 10:00 a.m. (New York time) and instead shall be required to distribute such amounts on the next succeeding Business Day. Payments received by the Administrative Agent in the applicable currency shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in such applicable currency in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.17 or 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(iv); fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so reasonably determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(iv); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Parent Borrower or any Restricted Subsidiaries thereof pursuant to any Hedge Agreement with such Defaulting Lender or any Affiliate thereof as certified to the Administrative Agent (with a copy to such Defaulting Lender) by an Authorized Officer of Parent Borrower prior to the date of such payment; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC

Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.17(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(A) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a)(iv).

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17(a)(iv).

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer reasonably agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include reasonable arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.18 Incremental Facilities.

(a) Parent Borrower shall have the right, but not the obligation, after the Closing Date, upon notice to the Administrative Agent (an “Incremental Borrowing Notice”), to incur one or more additional term loan facilities (each, an “Incremental Term Loan Facility,” and together with the Initial Term Loan Facility, the “Term Loan Facilities” the loans under each Incremental Term Loan Facility, “Incremental Term Loans”) or revolving facilities (each, an “Incremental Revolving Facility,” the loans under each Incremental Revolving Facility, “Incremental Revolving Loans”), or one or more increases in the aggregate commitments under the Initial Revolving Facility (which may, with respect to any Incremental Revolving Facility or any increase to the Initial Revolving Facility, at the election of Parent Borrower, include a proportionate increase to the LC Commitment Amount and, with the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed), the Swing Line Commitment) (each, an “Incremental Initial Revolving Facility,” the loans thereunder, the “Incremental Initial Revolving Loans”) (and each of the foregoing, an “Incremental Facility” and collectively, the “Incremental Facilities”), in each case sharing in the Collateral (as defined below) on a pari passu or junior basis, in an aggregate amount of up to (w) $105.0 million minus the aggregate amount of Indebtedness incurred in reliance on clause (a)(x) of the definition of “Permitted Incremental Indebtedness” plus (x) additional amounts so long as after giving effect to the incurrence of the Loans in respect of such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments (assuming the full amount thereof is drawn and assuming such amounts are secured on a first lien basis, whether or not so secured) and/or Permitted Incremental Indebtedness incurred under Section 7.03(w) and after giving effect to any Acquisition that may be consummated in connection therewith, the First Lien Leverage Ratio (calculated on a Pro Forma Basis and provided that (A) all Permitted Incremental Indebtedness incurred under Section 7.03(w) shall also be included in such calculation for this purpose, whether or not it would otherwise be included and (B) the proceeds of the Incremental Facility being incurred shall not be netted against indebtedness for purposes of the calculation relating to such incurrence) shall not be greater than 3.75 to 1.00; provided that (a) no commitment of any Lender may be increased without the consent of such Lender, (b) no Event of Default exists after giving effect thereto (provided, however, that if the proceeds of such Incremental Facilities are used to finance a Permitted Acquisition or other similar Investment permitted by Section 7.04 (and costs reasonably related thereto), it shall only be required that no Specified Event of Default shall be continuing at the time of incurrence), (c) any Incremental Facility that is an increase in the aggregate amount of the Initial Revolving Commitment shall be on the same terms and pursuant to the same documentation as the Initial Revolving Commitment, (d) the yield applicable to any Incremental Initial Revolving Facility shall be equal to the corresponding yield on the Initial Revolving Facility (calculated for such Incremental Initial Revolving Facility and Initial Revolving Facility inclusive of any original issue discount and/or upfront fee percentage paid to all Lenders, but exclusive of any arrangement, underwriting or similar fees); provided, that Parent Borrower may increase the pricing of the Initial Revolving Facility, without the consent of the Administrative Agent or any Lender, such that the foregoing is true, including increasing the Applicable Margin, the Commitment Fee, adding or increasing an existing “LIBOR Floor” (if applicable), and paying additional original issue discount and/or upfront fees, (e) in the case of any Incremental Revolving Facility, (i) such Incremental Revolving Facility shall have a final maturity no earlier than the Initial Revolving Facility Termination Date and (ii) such Incremental Revolving Facility shall provide that (A) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Incremental Revolving Credit Facility (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Facility and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (C) below)) of Loans with respect to Incremental Revolving Credit Commitments after the effectiveness of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Credit Commitments on the date of effectiveness of such Incremental Revolving Facility, (B) subject to the provisions of Sections 2.04(e) and 2.05(h) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Facilities with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the effective date of such Incremental Revolving Facility (and except as provided in Section 2.04(e) and Section 2.05(h), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (C) the permanent repayment of Revolving Credit Loans with respect to, and termination of, commitments in respect of Incremental Revolving Facilities after the associated effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Credit Commitments on the effective date of such Incremental Revolving Facility, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (D) Incremental Revolving Facilities may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Parent Borrower, the lenders of such commitments and the applicable letter of credit issuers and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Revolving Credit Assumption Agreement) to the terms relating to Swing Loans and Letters of Credit with respect to the Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) assignments and participations of Incremental Revolving Commitments and Loans shall be governed by the same assignment and participation provision, (f) the yield applicable to any Incremental Term Loan Facility or Incremental Revolving Facility, shall not be more than 0.50% higher than the yield on the corresponding Initial Facility (calculated for both such Incremental Facility and the corresponding Initial Facility inclusive of any “LIBOR Floor” (if, applicable), original issue discount and/or upfront fees paid to all Lenders under such Initial Facility, but exclusive of any arrangement, underwriting or similar fee paid), unless the yield with respect to the applicable Initial Facility is increased by an amount equal to or greater than the difference between the yield with respect to the Incremental Facility and the corresponding yield on such Initial Facility minus 0.50% (for purposes of determining the difference in “yield” as to such Incremental Facility and the corresponding Initial Facility, yield shall be calculated by adding the difference with respect to such Incremental Facility and such corresponding Initial Facility of each of the following: (i) Applicable Revolving Loan Margin or Applicable Term Loan Margin, as applicable, (ii) “LIBOR floor”, which shall be equated to yield by taking the difference of (A) the “LIBOR floor” of such facility and (B) the 3-month Adjusted Eurodollar Rate as of a date ten (10) Business Days prior to the closing of such Incremental Facility and (iii) original issue discount and/or upfront fees, which shall be equated to yield by dividing such original issue discount and/or upfront fee percentage (as of the date such facility was funded, in each case), by four (4) (provided, that for purposes of calculating the yield related to the original issue discount and/or upfront fee percentage of the Incremental Facilities, if the Weighted Average Life to Maturity of the Incremental Facility is shorter than 4 years, the actual Weighted Average Life to Maturity), (g) the maturity of any Incremental Term Loan Facility shall not be earlier than the Latest Maturity Date of the Initial Term Loans, (h) the Weighted Average Life to Maturity of any Incremental Term Loan Facility shall not be shorter than that of the Initial Term Loan Facility, (i) the Incremental Term Loan Facility shall provide that such facility shall be prepaid with the proceeds of mandatory prepayment events on a pro rata basis (but not greater than pro rata basis) with other then outstanding Initial Term Loans, (j) the covenants, events of default and guarantees of such Incremental Term Loan Facility or Incremental Revolving Facility, if not consistent with the terms of the corresponding Initial Facility (A) shall be as mutually agreed upon between Parent Borrower and lenders providing such Incremental Facility and (B) shall not be more restrictive to Parent Borrower, when taken as a whole, than the terms of the corresponding Initial Facility unless (1) Lenders under the corresponding Initial Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Latest Maturity Date of the corresponding Initial Facility and (k) (x) Incremental Term Loan Facilities shall be requested in minimum amounts of $15,000,000 or a higher multiple of $1,000,000 and (y) Incremental Revolving Facilities shall be requested in minimum amounts of $5,000,000 or a higher multiple of $1,000,000. The proceeds of each Incremental Facility may be used to finance working capital needs and for general corporate purposes. The commitments in respect of any Incremental Facilities may be denominated in Canadian Dollars, U.S. Dollars, Euro, Sterling and/or other currencies as agreed among Parent Borrower, the Administrative Agent and the lenders providing such Incremental Facilities. Each Incremental Borrowing Notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Credit Commitments being requested, (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than five (5) Business Days nor more than 60 days after the date of Incremental Borrowing Notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments, if any, are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) Any Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The applicable Borrower, each Incremental Term Lender and the Administrative Agent shall execute and deliver an Incremental Term Loan Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. The Incremental Term Loan Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents that are consistent with and as may be necessary, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.18. The Borrowers, each Incremental Revolving Credit Lender and the Administrative Agent and, the Swing Line Lender and each LC Issuer, to the extent their consent would be required under Section 11.12(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender, shall execute and deliver an Incremental Revolving Credit Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans, Incremental Revolving Loans or Incremental Initial Revolving Loans, as applicable, to be made thereunder, consistent with the provisions set forth in Section 2.18(a). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, or otherwise to effect the provisions of this Section 2.18, notwithstanding any requirements of Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto.

(c) Upon each increase in the Revolving Commitments under the Initial Revolving Facility pursuant to this Section 2.18, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Initial Revolving Facility (each, an “Incremental Initial Revolving Facility Lender”) in respect of such increase, and each such Incremental Initial Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment of such Class (including each such Incremental Initial Revolving Facility Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Initial Revolving Facility be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) Upon each provision of an Incremental Revolving Facility, each Lender with a Revolving Commitment immediately prior to the providing of such Incremental Revolving Facility will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Incremental Revolving Facility in respect of such provision, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment and each Lender with an Incremental Revolving Facility will equal the percentage of the aggregate Revolving Commitments and aggregate commitments under the Incremental Revolving Facilities of all Lenders represented by such Lender’s Revolving Commitment and such Lender’s commitment under the Incremental Revolving Facility, as applicable. If, on the date of the providing of such Incremental Revolving Facility, there are any Revolving Loans outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Incremental Revolving Facility, be prepaid from the proceeds of the Incremental Revolving Loans made hereunder (reflecting such commitments under the Incremental Revolving Facility), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.18 unless the Administrative Agent shall have received (i) a customary legal opinion covering the enforceability of the Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement and other customary matters, (ii) customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans, the Incremental Initial Revolving Loans or the Incremental Revolving Loans, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrowers agree that Section 3.04 shall apply to any conversion of Eurodollar Loans to Base Rate Loans (or applicable equivalents for Loans not denominated in Dollars) reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.15(b) required to be made after the making of such Incremental Term Loans shall be ratably increased to account for the aggregate principal amount of such Incremental Term Loans.

(g) This Section 2.18 shall supersede any provisions in Sections 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.18 may be amended with the consent of the Required Lenders. No Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement shall effect any amendments that would require the consent of all Lenders pursuant to Section 11.12(a)(ii)(A) through (C), unless each such Lender has, or all such Lenders have, as the case may, given its or their consent to such amendment.

Section 2.19 Amend and Extend Transactions. (a) At any time after the Closing Date, the Borrowers and any Lender (any such Lender, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Revolving Commitments of a Class (which term, for purposes of this provision, shall also include any tranche of Revolving Commitments outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19, any tranche of Incremental Revolving Loans or any commitments under any Incremental Initial Revolving Facility (the “Existing Revolving Commitment Class” and the Revolving Loans thereunder, the “Existing Revolving Loans”) and/or Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19 or any tranche of Incremental Term Loans) (the “Existing Term Loan Class”) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Revolving Commitments and each tranche of Term Loans so extended, in each case as well as the original Revolving Commitments and Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted; any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Term Loans”; and any Class of Revolving Commitments the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Revolving Credit Commitments”); provided, that (i) the Parent Borrower shall have offered to all Lenders under the applicable Credit Facility that is the subject of the proposed Extension the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Lender (each such offer, an “Extension Offer”), (iii) except as to interest rates, rate floors, fees, original issue discounts, premiums, final maturity date (subject to the following clauses (iii) and (vii) and, in the case of Extended Term Loans, optional and mandatory prepayments (including call protection and prepayment premiums) and scheduled amortization) (which, subject to the following clauses (iii) and (vii)), shall be determined by the Parent Borrower and set forth in the applicable Extension Offer), the Extended Revolving Credit Commitments or Extended Term Loans shall have the same terms as the Class or Class of Revolving Commitments or Term Loans that was the subject of the Extension Notice; provided that the Extension Offer and/or Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date then in effect, (iii) the final maturity date of any Extended Term Loans or Extended Revolving Credit Commitments shall be no earlier than the then Latest Maturity Date applicable to any other Term Loans or Revolving Commitments, respectively, at the time of Extension, (iv) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (v) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as applicable, offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vi) all documentation in respect of such Extension Offer (including any Extension Notice any amendment to this Agreement implementing the terms of such Extension Offer (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing, and (vii) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, optional and mandatory prepayments and scheduled amortization (subject to the limitations set forth in clauses (ii) and (iii) of this Section 2.19) applicable to any Extended Term Loans or Extended Revolving Credit Commitments shall be determined by the Parent Borrower and the lenders providing such Extended Term Loans or Extended Revolving Credit Commitments, as applicable and (ix) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolving Loan Class and the Extended Revolving Credit Commitments of the applicable Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments). In connection with any such Extension, the Parent Borrower and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of LC Outstandings, Swing Loans and Swing Loan Participations upon the expiration or termination of the commitments under any tranche or sub-tranche), in each case on terms not inconsistent with this Section 2.19. Any Extension of the Revolving Commitments shall require the consent of any LC Issuer and any Swing Line Lender to the extent that such Extension provides for issuance of Letters of Credit by such LC Issuer or the borrowing of Swing Loans from such Swing Lender at any time during such extended period. Notwithstanding the conversion of any Existing Revolving Commitment Class (other than a commitment under an Incremental Initial Revolving Facility) into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to the Existing Revolving Credit Commitment Class of the applicable Extension Series for purposes of the obligations of a Revolving Lender in respect of Swing Loans under Section 2.04(a) and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the Swing Line Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swing Line Lender and/or the applicable LC Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(b) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Existing Revolving Commitment Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the existing Revolving Commitments of each Extending Lender under the applicable Extension Series, the aggregate principal amount of such Existing Revolving Commitment Class shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Existing Revolving Commitment Class of the applicable Extension Series and from any other Existing Revolving Credit Commitment Classes (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding under the Existing Revolving Commitment Class of the applicable Extension Series, such Existing Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s commitment under the Existing Revolving Commitment Class of the applicable Extension Series to Extended Revolving Credit Commitments.

(c) With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.15 and (ii) any Extension Offer is required to be in a minimum amount of $15,000,000 in the case of Term Loans or $5,000,000 in the case of Revolving Commitments. In the event that the aggregate amount of Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Notice exceeds the amount of Extended Term Loans and/or Extended Revolving Commitments, as applicable, requested by the Parent Borrower, Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Notices shall be converted to Extended Term Loans and/or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Commitments and Incremental Revolving Commitments (and any earlier extended Extended Revolving Credit Commitments) included in each such Extension Notice or as may be otherwise agreed to in the applicable Extension Amendment. The Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Term Loans or Revolving Commitments of any or all applicable tranches accept the applicable Extension Offer.

(d) In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.19.

(e) In connection with any Extension Amendment, the Parent Borrower shall deliver (i) an opinion of counsel reasonably acceptable to the Administrative Agent (x) as to the enforceability of such Extension Amendment, the Agreement as amended thereby, and such other Loan Documents as reasonably agreed by the Parent Borrower and the Administrative Agent and (y) to the effect that such Extension Amendment, including the Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, provided for therein, does not breach or cause a default under the terms and provisions of Section 11.12 of this Agreement, (ii) customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Parent Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of the applicable Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended

Term Loans or Extended Revolving Credit Commitments (and related Revolving Credit Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Parent Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.19(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.19(a).

(g) This Section 2.19 shall supersede any provisions in Section 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.19 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans without such Lender’s consent. No Incremental Revolving Credit Assumption Agreement or Incremental Term Loan Assumption Agreement shall effect any amendments that would require the consent of all Lenders pursuant to Section 11.12(a)(ii)(A) through (C)), unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

Section 2.20 Refinancing Amendments.

(a) The Borrowers may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.20 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent, each Swing Line Lender and each LC Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under the definition of “Eligible Assignee” for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Additional Refinancing Lender providing an Refinancing Term Loans shall be subject to the same restrictions set forth in Section 11.06(j) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments), Credit Agreement Refinancing Indebtedness in the form of (i) Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Refinancing Term Loans) or (ii) Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments in respect of all or any portion of any Class of Revolving Loans (and the Unused Revolving Commitments with respect to such Class of Revolving Loans) then outstanding under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing (including interest rates, rate floors, fees, original issue discounts, premiums) and optional prepayment terms as may be agreed by the Parent Borrower and the Lenders thereof and (C) will have terms and conditions that are otherwise consistent with the applicable requirements set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

(b) Notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.04(e) and Section 2.05(h) to the extent dealing with Swing Loans and Letters of Credit which mature or expire after a maturity date when there exist Refinancing Revolving Credit Commitments with a longer maturity date, all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Section 2.04(e) and Section 2.05(h), without giving effect to changes thereto on an earlier maturity date with respect to Swing Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(c) Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is not less than (x) $15,000,000 in the case of Refinancing Term Loans an integral multiple of $1,000,000 in excess thereof and (y) $5,000,000 in the case of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans and an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swing Loans, pursuant to any Refinancing Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Loans under the Class of Revolving Commitments to be refinanced; provided that terms relating to pricing, fees or premiums may vary to extent otherwise permitted by this Section 2.20 and set forth in such Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the following conditions , receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and

Commitments subject thereto as Refinancing Term Loans, Credit Loans, Refinancing Revolving Credit Commitments and/or Refinancing Term Loan Commitments, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 11.12(h), and (iii) effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.20 shall supersede any provisions in Section 2.16 or 11.12 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.20 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Refinancing Amendment shall effect any amendments that would require the consent of all Lenders pursuant to Section 11.12(a)(ii)(A) through (C), unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment. No Lender shall be under any obligation to provide any Refinancing Term Commitment or Refinancing Revolving Credit Commitment unless such Lender executes a Refinancing Amendment.

Section 2.21 Additional Reserve Costs.

(a) If and so long as any Revolving Lender is required by the Bank of England or any other monetary or other authority of the United Kingdom to make special deposits, to maintain reserve asset ratios or to pay fees, in each case in respect of such Revolving Lender’s Eurocurrency Loans, such Revolving Lender may require the applicable Borrower in respect of such Revolving Loans to pay, contemporaneously with each payment of interest on each of such Revolving Loans, additional interest on such Revolving Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule 2.21.

(b) If and so long as any Revolving Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Revolving Lender’s Eurocurrency Loans, such Revolving Lender may require the applicable Borrower in respect of such Revolving Loans to pay, contemporaneously with each payment of interest on each of such Revolving Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Revolving Loan at a rate per annum specified by such Revolving Lender to be the cost to such Revolving Lender of complying with such requirements in relation to such Revolving Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Revolving Lender consistent with customary banking practices, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five (5) Business Days before each date on which interest is payable for the relevant Revolving Loan, and such additional interest so notified to such Borrower by such Revolving Lender shall be payable to the Administrative Agent for the account of such Revolving Lender on each date on which interest is payable for such Revolving Loan.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes which are indemnified under Section 3.02, (B) Excluded Taxes and (C) UK Tax Deductions and UK Tax Payments which are contemplated under Section 3.02A on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, the applicable Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as provided in paragraph (c) of this Section 3.01.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered as provided in paragraph (c) of this Section 3.01.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.01 and delivered to the Parent Borrower, shall be conclusive absent manifest error. Any such certificate shall include the certification of an officer of such Lender or LC Issuer that such costs are not being imposed on the applicable Borrower disproportionately in comparison with other similarly situated borrowers. The applicable Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered if the Lender does not provide notice of such request more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence or event giving rise to such increased costs or reductions (except that, if the Change in Law constituting the occurrence or event giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Taxes (Other Than UK Withholding Taxes).

(a) LC Issuer. For purposes of this Section 3.02, the term “Lender” includes any LC Issuer.

(b) Payments Free of Taxes. Subject to Section 3.02(k) below, any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. Subject to Section 3.02(k) below, the Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) [Reserved]

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.02, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and deliver to the applicable Borrower and the Administrative Agent any new documentation reasonably requested by such Borrower or the Administrative Agent or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this Section 3.02(g), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(ii) Without limiting the generality of the foregoing, with respect to any obligation for which the applicable Borrower is the US Borrower,

(A) each Lender that is a U.S. Person shall deliver to the US Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the US Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), whichever of the following is applicable:

(i) two duly executed originals of IRS Form W-8BEN claiming the benefits of an income tax treaty to which the United States is a party;

(ii) two executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall deliver to the US Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the US Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the US Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the US Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Without limiting the generality of Section 3.02(g)(i), above, with respect to any obligation for which the applicable Borrower is organized or incorporated under the laws of Puerto Rico, or is treated for Puerto Rico tax purposes as engaged in a Puerto Rico trade or business, a certificate to the effect that such Lender is a PR Qualified Lender.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) VAT (other than United Kingdom VAT)

(i) All amounts expressed to be payable under any Loan Document by any Credit Party to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.02(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Credit Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Credit Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient shall promptly provide an appropriate VAT invoice to that Credit Party).

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Customer”) under a Loan Document, and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Customer is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Credit Party to reimburse or indemnify a Recipient for any cost or expense, that Credit Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) This Section 3.02(i) shall not apply to VAT arising in the United Kingdom, which shall instead be governed by Section 3.02A(h) below.

(j) Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) United Kingdom Taxes. This Section 3.02 shall not apply to any amount of income Tax required to be withheld or deducted from any payment by or on behalf of any Credit Party to any Recipient hereunder or any other Loan Document by any taxing authority or Governmental Authority of the United Kingdom, which shall instead be governed by Section 3.02A.

Section 3.02A United Kingdom Taxes.

(l) LC Issuer. For purposes of this Section 3.02A, the term “Lender” includes any LC Issuer.

(m) Payments Free of Taxes Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes in the United Kingdom, except as required by applicable law. Except as otherwise provided in this Section 3.02A, if under applicable law any amount of Tax is required to be withheld or any deduction of Tax is required to be made from any payment by or on behalf of any Credit Party to any Recipient under this Agreement or under any other Loan Document by any taxation authority or Governmental Authority of the United Kingdom (other than any tax payable in respect of the overall net income or capital of the Recipient) (such non-excluded taxes hereinafter referred to as “UK Tax Deductions”), (1) the Credit Parties agree, subject to Section 3.02A(c) below, to pay such additional amounts as may be necessary so that after any UK Tax Deduction is made, each Recipient receives an amount equal to the sum it would have received had no such UK Tax Deduction been required, (2) the applicable Credit Party shall make all such UK Tax Deductions, (3) the applicable Credit Party shall pay the full amount withheld or deducted to the relevant taxation authority or Governmental Authority in accordance with applicable law and (4) the applicable Credit Party shall forward to the relevant Recipient and to the Administrative Agent the official tax receipts or other documentation to the reasonable satisfaction of the Recipient in respect of the amounts withheld or deducted or any payment to a taxing authority or other Governmental Authority required in connection with a UK Tax Deduction. A Credit Party shall promptly upon becoming aware that it must make a UK Tax Deduction on a payment under a Loan Document (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Recipient shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Recipient and the Administrative Agent shall notify the relevant Credit Party.

(n) Exceptions. A Credit Party is not required to make an increased payment to a Lender under Section 3.02A(b) for or in respect of a UK Tax Deduction, if and to the extent that on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a UK Tax Deduction if it was a Qualifying Lender but on that date that Lender is not or has ceased to be a Qualifying Lender, other than as a result of any change after the date on which the relevant Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxation authority or Governmental Authority; or

(B) the relevant Lender is a Qualifying Lender solely under sub-paragraph (B) of the definition of Qualifying Lender and;

(1) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 ITA which relates to that payment and that Lender has received from that Credit Party a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any UK Tax Deduction in the absence of that Direction; or

(C) the relevant Lender is a Qualifying Lender which is a Treaty Lender and the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 3.02A(d) below.

(o) Treaty Lenders. A Treaty Lender and each Credit Party which makes a payment under a Loan Document to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without a UK Tax Deduction, including, to the extent reasonably practicable, making and filing of an appropriate application for relief under an applicable Treaty. Notwithstanding anything to the contrary in this Agreement, in the event that the relevant Credit Party is the UK Borrower and a Lender is a Treaty Lender that holds a passport under the United Kingdom HM Revenue & Customs Double Taxation Treaty Passport scheme (the “DTTP Scheme”) and that Treaty Lender wishes that scheme to apply to this Agreement, that Lender shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the UK Borrower and the Administrative Agent. Following receipt of such notification, the UK Borrower shall, in respect of each Treaty Lender that has provided it with a DTTP Scheme reference number, submit a duly completed form DTTP2 (or such alternative form as may be specified by HM Revenue & Customs from time to time) to HM Revenue & Customs within 30 working days either of the date of this Agreement, or where the relevant Treaty Lender becomes a Lender after the date of this Agreement within 30 working days of the date of the relevant Assignment Agreement executed by that Lender or where a relevant Person becomes an Additional Borrower, within 30 working days of the date on which that Additional Borrower becomes a Borrower in accordance with Section 1.09 of this Agreement (provided that the relevant Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in writing to the relevant Additional Borrower and the Administrative Agent within 5 working days of that date), and the UK Borrower shall promptly provide the relevant Treaty Lender and the Administrative Agent with a copy of that filing. Where a Treaty Lender wishes the DTTP Scheme to apply to this Agreement and has confirmed its scheme reference number and its jurisdiction of tax residence in writing to the relevant Credit Party and the Administrative Agent in accordance with this Section 3.02A(d), it shall not be under any further obligation pursuant to this Section 3.02A(d) in respect of any procedural formalities necessary for the relevant Credit Party to obtain authorization to make payments without a UK Tax Deduction. Nothing in this clause shall require any Treaty Lender to (i) register under the DTTP Scheme or (ii) apply the DTTP Scheme to any Loan or Letter of Credit if it has registered under the scheme if it has not given notification to the UK Borrower and the Administrative Agent to the effect that it wishes the DTTP Scheme to apply to this Agreement in accordance with this Section 3.02A(d).

(p) Indemnification. Each Credit Party shall (within three (3) Business Days of demand by the Administrative Agent) pay to a Recipient an amount equal to the loss, liability or cost which has been (directly or indirectly) suffered by that Recipient as a result of any change in applicable law (or in the official interpretation or administration thereof) for or on account of tax imposed by any taxation authority or Governmental Authority of the United Kingdom on that Recipient in respect of a Loan Document. Notwithstanding the foregoing, this Section 3.02A(e) shall not apply:

(A) with respect to any tax assessed on a Recipient:

(1) under the law of the jurisdiction in which that Recipient is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Recipient is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which that Recipient’s lending office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Recipient; or

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 3.02A(b) above; or

(2) would have been compensated for by an increased payment under Section 3.02A(b) but was not so compensated solely because one of the exclusions in Section 3.02A(c) applied.

A Recipient making, or intending to make a claim under this Section 3.02A(e) shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the relevant Credit Party.

(q) UK Tax Credit. If a Credit Party makes a UK Tax Payment and the relevant Recipient determines (in its sole discretion) that:

(A)	a UK Tax Credit is attributable to an increased payment of which that UK Tax Payment forms part, to that UK Tax Payment or to a UK Tax Deduction in consequence of which that UK Tax Payment was required; and

(B) that Recipient or an Affiliate of that Recipient has obtained and utilized that UK Tax Credit,

the Recipient shall pay an amount to the Credit Party which that Recipient determines (in its sole discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the UK Tax Payment not been required to be made by the Credit Party, provided that if the relevant Recipient has made a payment in respect of such a UK Tax Credit to a Credit Party under this Section 3.02A(f) and is required to repay all or any part of a UK Tax Credit to the relevant taxing authority or Governmental Authority, the Credit Parties agree to repay to the relevant Recipient an amount equal to the lower of (a) the amount the relevant Recipient paid to that Credit Party under this Section 3.02A(f) in respect of such UK Tax Credit and (b) the amount the relevant Recipient is required to repay to such taxing authority or Governmental Authority.

(r) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment Agreement which it executes on becoming a party, which of the following categories it falls in:

(A) not a Qualifying Lender;

(B) a Qualifying Lender (other than a Treaty Lender); or

(C) a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Section 3.02A(f) then such Lender shall be treated for the purposes of this Agreement (including by each Credit Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant Credit Party).

(s) VAT in the United Kingdom

(i) All amounts expressed to be payable under any Loan Document by any Credit Party to any Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.02(A)(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Credit Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Credit Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient shall promptly provide an appropriate VAT invoice to that Credit Party).

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Customer”) under a Loan Document, and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Customer is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Credit Party to reimburse or indemnify a Recipient for any cost or expense, that Credit Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 3.02(A)(h) to any Credit Party shall, at any time when such Credit Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom’s Value Added Tax Act 1994 or applicable legislation in other jurisdictions having a similar effect).

(v) Stamp taxes. The Credit Parties shall pay and, within three (3) Business Days of demand, indemnify each Recipient against any cost, loss or liability that the relevant Recipient incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document, except where such Taxes are payable on or by reference to the transfer of the whole or any part of the rights of any Lender under a Loan Document, other than where such transfer is made pursuant to Section 3.03.

Section 3.03 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01, or requires the applicable Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 or Section 3.02A, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 ,Section 3.02 or Section 3.02A, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if the applicable Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 or

Section 3.02A and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02 or Section 3.02A, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

Section 3.04 Breakage Compensation. The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender actually sustains in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the applicable Borrower or deemed withdrawn); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the applicable Borrower pursuant to Section 3.03(b); or (v) as a consequence of (y) any other default by the applicable Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.03(b). The written request of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such request within ten (10) days after receipt thereof.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Credit Agreement. This Agreement shall have been executed and delivered by the Parent Borrower, the Subsidiary Borrowers, the Administrative Agent, each LC Issuer and each of the Lenders.

(b) Notes. The Parent Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same at least five (5) Business Days in advance of the Closing Date.

(c) Guaranty. The Guarantors shall have duly executed and delivered the Guaranty.

(d) Security Documents. The Credit Parties shall have duly executed and delivered to the Administrative Agent:

(i) the U.S. Security Documents;

(ii) the Canadian Security Documents;

(iii) the PR Security Documents;

(iv) the UK Security Documents;

(v) a Perfection Certificate; and

(vi) the Intercompany Note.

(e) Corporate Resolutions and Approvals; Other Certifications. The Administrative Agent shall have received (A) certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party evidencing corporate approval of the Transactions and (B) a certificate, dated the Closing Date and signed by an Authorized Officer of the Parent Borrower, confirming satisfaction of the conditions set forth in Section 4.01(n) and (o);

(f) Incumbency Certificates. The Administrative Agent shall have received a secretary’s certificate of each Credit Party reasonably acceptable to the Administrative Agent which include certification of the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(g) Opinions of Counsel. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Simpson Thacher & Bartlett LLP; and

(ii) the legal opinion of local counsel in each of Canada, Puerto Rico and England and Wales;

each of which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(h) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents, and/or proper UCC or PPSA financing statements or other notices (or the foreign equivalent, as applicable) in respect thereof, shall have been delivered to the Administrative Agent and shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create, perfect, preserve and protect the rights, Liens and security interests in the Collateral of the Secured Creditors and all Collateral items required to be physically delivered to the Collateral Agent under the Security Documents shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(i) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received certified copies of the bylaws, partnership agreement, limited liability company agreement or other applicable governing documents, of each Credit Party, and a good standing certificate from the Secretary of State of the state of incorporation or formation, as the case may be, dated as of a recent date, listing and attaching all charter documents affecting each Credit Party and certifying as to the good standing of such Credit Party (only if the concept of good standing exists in the applicable jurisdiction).

(j) Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Sobel USA and Banner Europe and their respective consolidated Subsidiaries for the 2009, 2010 and 2011 fiscal years, which financial statements will be audited in accordance with generally accepted accounting principles (it being understood that the Arrangers have received audited financial statements for fiscal years ended 2009, 2010 and 2011), (ii) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of each of Sobel USA and Banner Europe and their respective consolidated Subsidiaries for each fiscal quarter (other than the fourth-fiscal quarter of any applicable fiscal year) ended after December 31, 2011 and 45 days or more prior to the Closing Date (it being understood that the Arrangers have received such unaudited financial statements for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012), (iii) a pro forma consolidated balance sheet of Parent Borrower, and related pro forma consolidated statements of income of Parent Borrower, in each case, calculated using the most recent financial statements delivered pursuant to the above (for the four fiscal quarter period ended September 30, 2012), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such trailing four fiscal quarter period (in the case of consolidated statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting, (iv) audited consolidated balance sheets and the related audited consolidated statements of income, shareholders’ equity, and cash flows of Parent Borrower and its consolidated Subsidiaries for the 2009, 2010 and 2011 fiscal years, which financial statements will be audited in accordance with generally accepted accounting principles (it being understood that the Arrangers have received audited financial statements for fiscal years ended 2009, 2010 and 2011) and (v) unaudited consolidated balance sheets, related statements of income and related statements of cash flows of Parent Borrower for each fiscal quarter ended after October 31, 2011 and 45 days or more prior to the Closing Date (it being understood that the Arrangers have received such unaudited financial statements for the fiscal quarters ended January 31, 2012, April 30, 2012 and July 31, 2012).

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the Parent Borrower.

(l) Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received evidence that prior to or substantially concurrent with the funding of the Loans on the Closing Date, the Closing Date Refinancing shall have occurred.

(m) Acquisition. An Authorized Officer of the Parent Borrower shall have certified that the Banner Acquisition shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Credit Facilities in all material respects in accordance with the Purchase Agreement, and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to Lenders without the consent of the Arrangers, which consent may not be unreasonably withheld or delayed.

(n) No Closing Date Material Adverse Effect. Since January 1, 2012, there has not been a Closing Date Material Adverse Effect.

(o) Accuracy of Specified Representations. The Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that, if the term “Material Adverse Effect” qualifies any Specified Representation in Article V, such term shall be deemed refer to the term “Closing Date Material Adverse Effect” to the extent such representation is being made in connection with a Credit Event on the Closing Date.

(p) Accuracy of Specified Purchase Agreement Representations. The Specified Purchase Agreement Representations shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) as of the Closing Date.

(q) Know Your Customer Information. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act; provided that any requests for such information shall have been received by the Parent Borrower at least ten (10) Business Days prior to the Closing Date.

(r) Payment of Fees. The Lenders and the Administrative Agent shall have received the Closing Fees and all fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses in the amounts previously agreed in writing to be received on the Closing Date for which invoices have been presented at least two (2) Business Days prior to the Closing Date shall have been paid.

(s) Notice. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to the Closing Date Borrowings.

Notwithstanding anything to the contrary in this Section 4.01, to the extent any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the Closing Date (other than (x) the execution and delivery of the U.S. Security Agreement , the Canadian Collateral Agreement, the PR Collateral Agreement and the UK Debenture, UK Security Trust Deed and UK Share Charge, (y) the pledge of certificated capital stock (to the extent required to be pledged pursuant to the Security Documents) of (1) Parent Borrower’s Subsidiaries (other than the Target and the Target’s Subsidiaries) and (2) the Target and the Subsidiaries of the Target to the extent failure by the Target (or its Affiliates) to deliver such certificated Capital Stock to Parent Borrower (or Parent Borrower’s Affiliates) provides Parent Borrower (or Parent Borrower’s applicable Affiliate) the right to terminate Parent Borrower’s (or its) obligations under the Purchase Agreement or decline to consummate the Banner Acquisition (in each case pursuant to the terms thereof), in each case other than those stock certificates in possession of the Collateral Agent and (z) the grant and perfection of security interests in other assets required to be pledged pursuant to the Security Documents and solely for which a Lien may be perfected upon closing by the filing of a financing statement under the UCC or, if applicable, other comparable foreign filing in any foreign jurisdiction in which a Borrower or any other Guarantor is organized, after Parent Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the provision of any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be created and/or perfected within 90 days after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion, pursuant to reasonably satisfactory arrangements to be mutually agreed upon. For the avoidance of doubt, the satisfaction of the requirements described in the foregoing clause (y) shall not be defeated to the extent Parent Borrower fails to deliver on the Closing Date, after Parent Borrower’s use of commercially reasonable efforts to do so, one or more stock certificates of (1) Parent Borrower’s Subsidiaries (other than the Target and the Target’s Subsidiaries) or (2) the Target or the Target’s Subsidiaries to the extent failure by the Target (or its Affiliates) to deliver such certificated capital Stock to Parent Borrower (or Parent Borrower’s Affiliates) does not provide Parent Borrower (or Parent Borrower’s applicable Affiliate) the right to terminate Parent Borrower’s (or its) obligations under the Purchase Agreement or decline to consummate the Banner Acquisition (in each case pursuant to the terms thereof) (which in any event shall be delivered no later than thirty (30) days (or such longer period as the Administrative Agent may agree) after the Closing Date).

Without limiting the generality of the requirements of Section 6.13, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such borrowing.

Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event (other than any Credit Event on the Closing Date) is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subpart (ii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to any Borrowing (other than a Continuation or Conversion) and (ii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default; provided that with respect to any Credit Event with respect to Incremental Facilities incurred pursuant to Section 2.18, the proceeds of which are used to finance a Permitted Acquisition or similar Investment permitted by this Agreement, the references to Default or Event of Default in this Section 4.02(b) shall be deemed to refer solely to a Specified Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that with respect to any Incremental Facilities incurred pursuant to Section 2.18, the proceeds of which are used to finance a Permitted Acquisition or similar Investment permitted by this Agreement, the representations and warranties in this Section 4.02(b) shall be deemed to refer solely to the Specified Representations and the Specified Purchase Agreement Representations (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in such acquisition agreement (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or equivalent term), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or Investment, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “Closing Date Material Adverse Effect” (or equivalent term defined in the acquisition agreement in connection with such Permitted Acquisition)).

Each Notice of Borrowing submitted by a Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b) (or, in the case of a Borrowing Notice for an Incremental Facility, the conditions specified in the provisos in clauses (i) and (ii) of Section 4.02(b)) have been satisfied on and as of the date of the applicable Credit Event.

Section 4.03 Credit Events to Additional Borrowers.

The obligations of the Lenders and the Swing Line Lender to honor any initial request for a Loan by an Additional Borrower or of any LC Issuer to honor any initial request for a Letter of Credit by each Additional Borrower is subject to the satisfaction of the following further conditions precedent:

(a) the Administrative Agent shall have received a customary opinion of counsel for such Additional Borrower reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b) the Administrative Agent shall have received all documents which it may reasonably request relating to the existence of such Additional Borrower, its corporate authority for and the validity of its entry into its Additional Borrower Agreement, this Agreement, any other Loan Document and any amendments to the Loan Documents contemplated by Section 1.09, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c) each of the Additional Borrowers shall have (i) jointly and severally guaranteed to the Administrative Agent and each of the holders of the Obligations the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory pre-payment, by acceleration, as a mandatory Cash Collateralization or otherwise) by executing a supplement to the Guaranty in the form of Exhibit I attached thereto and (ii) taken all actions necessary to create and perfect a security interest in its assets (other than any Excluded Collateral) for the benefit of the Secured Creditors in accordance with Section 6.10, unless a security interest in the assets (other than Excluded Collateral) of such Additional Borrower has already been created and perfected; and

(d) in the case of any Additional Borrower organized in jurisdictions other than the United States, Canada, Puerto Rico or the United Kingdom, there shall be no cross border lending restrictions or other legal impediments that prohibit, restrict or otherwise restrain any Lender from making Loans or other credit extensions to such Additional Borrower.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Parent Borrower and each other Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Organization Status and Qualification. Each Credit Party and each Restricted Subsidiary (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation, (ii) has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization and Enforceability.

(a) Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, except as would not reasonably be expected to have a Material Adverse Effect, taken as a whole, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents or Liens otherwise permitted hereunder) upon any of the property or assets of such Credit Party pursuant to the terms of any contract, except as would not reasonably be expected to have a Material Adverse Effect or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents or where the failure to obtain such order, consent, approval, license, authorization, validation, filing recording, registration or exemption would not have a Material Adverse Effect.

Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Authorized Officer of the Parent Borrower, threatened in writing with respect to any Credit Party or any of their respective Subsidiaries (i) that have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of the Loan Documents taken as a whole.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Initial Term Loans shall be used to finance the Transactions.

(b) The proceeds of Borrowings under the Initial Revolving Facility shall be used to finance the Parent Borrower’s and its Subsidiaries’ working capital needs (including to replace or provide credit support for any existing letters of credit), general corporate purposes and certain costs in connection with the Transactions.

(c) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Parent Borrower or of the Parent Borrower and its consolidated Restricted Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Accuracy of Financial Statements.

(a) The Parent Borrower has furnished to the Administrative Agent and the Lenders (x)(i) the audited consolidated balance sheets of each of Sobel USA and Banner Europe and their respective consolidated Subsidiaries for the fiscal year ended December 31, 2011 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of each of Sobel USA and Banner Europe and their respective consolidated Subsidiaries for such fiscal year and (ii) the unaudited consolidated balance sheet, and the related statements of income and of cash flows, of each of Sobel USA and Banner Europe and their respective Subsidiaries for each fiscal quarter ended after December 31, 2011 and 45 days or more prior to the Closing Date and (y)(i) the audited consolidated balance sheets of Parent Borrower and its consolidated Subsidiaries for the fiscal year ended October 31, 2011 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of Parent Borrower and its consolidated Subsidiaries for such fiscal year; and (ii) the unaudited consolidated balance sheet, and the related statements of income and of cash flows, of Parent Borrower and its Subsidiaries for each fiscal quarter ended after October 31, 2011 and 45 days or more prior to the Closing Date. Except as described therein, all such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position in all material respects of each of Sobel USA, Banner Europe and Parent Borrower and their respective Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments.

(b) The pro forma financial statements delivered pursuant to Section 4.01(j)(iii) have been prepared in good faith, based on assumptions believed by the Parent Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as of the date thereof.

Section 5.08 Solvency.

As of the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans on the Closing Date, (a) the fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Parent Borrower and its Restricted Subsidiaries on their debts as they become absolute and matured, (c) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Parent Borrower and its Restricted Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital. For purposes of the representations set forth in this Section 5.08, the amount of contingent liabilities shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date such representation is made or deemed to be made, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the, criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 5.09 No Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect.

Section 5.10 Payment of Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and its Restricted Subsidiaries have timely filed all federal, state, provincial, territorial, foreign and other tax returns and reports required to be filed, and have timely paid all federal, state, provincial, territorial, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has good, recordable and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The properties (and interests in properties) owned by the Credit Parties, taken as a whole, are sufficient, in the judgment of the Credit Parties, for conducting the businesses of the Credit Parties and their Restricted Subsidiaries. Schedule 5.11 sets forth a complete list of Real Property with a fair market value in excess of $10.0 million owned by the Credit Parties on the Closing Date, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof.

Section 5.12 Environmental Matters.

(a) Each Credit Party and each of their Restricted Subsidiaries is in material compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All material licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Restricted Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Restricted Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of their Restricted Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Restricted Subsidiary is a party or that would affect the ability of such Credit Party or such Restricted Subsidiary to operate any Real Property and no Credit Party knows of any event that has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. There are no material Environmental Claims pending or, to the knowledge of any Authorized Officer of the Parent Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. To the knowledge of any Authorized Officer of Parent Borrower, there are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Restricted Subsidiaries or on any property adjacent to any such Real Property, to which any Credit Party or any such Restricted Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an a material Environmental Claim against any Credit Party or any of their Restricted Subsidiaries or any Real Property of a Credit Party or any of their Restricted Subsidiaries; or (ii) to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law , except in each such case, such Environmental Claims or restrictions that would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Restricted Subsidiaries or (ii) released on any such currently owned or operated, or to the knowledge of any Authorized Officer of the Parent Borrower, formerly owned or operated Real Property, in each case where such occurrence or event is not in compliance with or would give rise to liability under Environmental Laws and would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Compliance with ERISA, Canadian Pension Plans. (a) Except as would not reasonably be expected to have a Material Adverse Effect, compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any “prohibited transaction” within the meaning of ERISA or Section 4975 of the Code. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, the Credit Parties, their Restricted Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance with all other applicable provisions of ERISA and the Code with respect to each Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, no Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any Restricted Subsidiary of a Credit Party nor any ERISA Affiliate is at the Closing Date, or has been at any time within the five years preceding the Closing Date, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. Except where noncompliance or the incurrence of an obligation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither any Credit Party nor any of their Restricted Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

(b) Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Canadian Tax Act and any other applicable laws which requires registration, have been administered in accordance with the Canadian Tax Act and such other laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All material obligations of the Canadian Credit Parties required to be performed by the Canadian Credit Parties in connection with the Canadian Pension Plans have been performed on a timely basis, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans which would reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Canadian Credit Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans and each of the Canadian Pension Plans is being fully funded in accordance with all minimum funding standards on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities) except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Canadian Credit Party sponsors, maintains or contributes to, or at any time in the six-year period preceding the Closing Date has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario).

(c) Foreign Pension Plans. All Foreign Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures to comply, in the aggregate for all such failures, that could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions, and any other amounts which have become due pursuant to any applicable Foreign Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Intellectual Property. Each Credit Party and each of its Restricted Subsidiaries owns or has the right to use all patents, Intellectual Property, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, and operates their respective businesses without any known infringement, violation or conflict with the Intellectual Property rights of others, except for such Intellectual Property, licenses and rights, the loss of which, and such infringements, violations or conflicts that, in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.15 Investment Company Act. No Credit Party nor any of its Restricted Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940.

Section 5.16 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence and taking the other perfection steps required by the applicable Security Documents, perfected security interest in and Lien on all of the Collateral, in favor of the Collateral Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filing of the UCC and PPSA financing statements specified on Schedule 6 of the Perfection Certificate in the offices specified on such Schedule and any other filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid or arrangements for prompt payment of such taxes have been made, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Accuracy of Disclosure.

(a) The written information (other than the financial projections and information of a general economic or industry specific nature) that has been made available on or prior to the Closing Date to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions, when taken as a whole, does not, or with regard to such written information with respect to the Target and its subsidiaries, to the knowledge of an Authorized Officer of the Parent Borrower does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

(b) The financial projections that have been made available on or prior to the Closing Date to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions have been prepared in good faith based upon assumptions, when taken as a whole, that are believed by the Parent Borrower at the time made available to the Administrative Agent to be reasonable, it being understood and acknowledged that the financial projections are as to future events and are not to be viewed as facts, and the financial projections are subject to significant uncertainties and contingencies, many of which are beyond each Credit Party’s control, that no assurances can be given that any particular financial projections will be realized and that actual results during the period or periods covered by any such financial projections may differ significantly from the actual results and such differences may be material.

Section 5.18 Subsidiaries. As of the Closing Date, Schedule 5.18 sets forth a true, complete and accurate description of the equity capital structure of Parent Borrower and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equity holders of record and accompanied by a statement of authorized and issued Capital Stock for each such Person.

Section 5.19 OFAC and PATRIOT Act. To the knowledge of any Authorized Officer of the Parent Borrower, no Credit Party nor any of its Restricted Subsidiaries, officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC, no Credit Party nor any of its Restricted Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. No Credit Parties nor any of its Restricted Subsidiaries will directly or indirectly use the proceeds from the Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any of its Restricted Subsidiaries is in violation of Executive Order No. 13224 or the Patriot Act.

Section 5.20 Foreign Corrupt Practices Act. To the knowledge of any Authorized Officer of the Parent Borrower, none of the Parent Borrower or any of the Restricted Subsidiaries, nor any of their directors, officers, agents or employees has used any of the proceeds of the Initial Term Loans (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom’s Bribery Act 2010 or similar law of a jurisdiction in which the Parent Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.21 Undisclosed Liabilities

As of the Closing Date, neither Sobel USA, Banner Europe, the Parent Borrower nor any of their respective Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.21, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Banner Acquisition) and thereafter until such time as the Commitments have been terminated the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Reporting Requirements. The Parent Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. As soon as available and in any event within 120 days after the close of the year ended October 31, 2012, and, thereafter, within 90 days after the close of each fiscal year of the Parent Borrower, the audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by the opinion with respect to such consolidated financial statements of an independent registered public accounting firm of nationally recognized standing selected by the Parent Borrower, which opinion shall be unqualified as to “going concern” or scope of audit.

(b) Quarterly Financial Statements. As soon as available and in any event within 60 days for the quarterly accounting period ended January 31, 2013, and within 45 days after the close of each of the subsequently occurring first three quarterly accounting periods in each fiscal year of the Parent Borrower, the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year all in reasonable detail and prepared in accordance with GAAP, and which shall be certified on behalf of the Parent Borrower by a Financial Officer of the Parent Borrower, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Compliance Certificates. (i) Within five (5) Business Days after the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (x) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Parent Borrower has taken or proposes to take with respect thereto and including: (A) the calculations required to establish whether the Parent Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 7.06 as at the end of such fiscal year or period, (B) in connection with the financial statements provided for in subpart (a) above, a reasonably detailed calculation of Excess Cash Flow and the Available Amount as at the end of the fiscal year to which such financial statements relate, (C) in connection with the financial statements provided for in subpart (a) above, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (D) in connection with the financial statements provided for in subpart (a) and (b) above, a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.15(c) and (E) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list and (y) to the extent for such fiscal period the Parent Borrower is not a public reporting company, or such management discussion and analysis is not publicly available, a management discussion and analysis with respect to the financial information, including a comparison to and variances from the immediately preceding period and budget.

(d) Budgets. Upon delivery of audit pursuant to Section 6.01(a) above, a consolidated budget for the fiscal year immediately succeeding the fiscal year covered by such financial statements, in reasonable detail for each of the four fiscal quarters of such fiscal year, setting forth a forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Parent Borrower and its Restricted Subsidiaries for the period covered thereby, and the principal assumptions upon which such budget is based (including a description of any material change in accounting policies from the previous fiscal year); provided that, for the avoidance of doubt, the first such budget delivered pursuant to this Section 6.01(d) shall be in respect of the fiscal year of the Parent Borrower ending October 31, 2014.

(e) Notices.

(i) Promptly, and in any event within five (5) Business Days, after any Authorized Officer of the Parent Borrower obtains knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto; or

(ii) the commencement of, or any other material development concerning any litigation or governmental or regulatory proceeding or labor matter pending against any Credit Party or any Subsidiary, in each case if the same would reasonably be expected to have a Material Adverse Effect;

(iii) promptly, and in any event within ten (10) Business Days, after any Authorized Officer of the Parent Borrower knows of the occurrence of any ERISA Event, Canadian Pension Plan Event or with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms, the Parent Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Parent Borrower setting forth the full details as to such occurrence and the action, if any, that the Parent Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by the Parent Borrower or the ERISA Affiliate to or filed with the PBGC or any other similar Governmental Authority, a Plan participant or the Plan administrator with respect thereto, in each case, if any of the foregoing would reasonably be expected to have a Material Adverse Effect;

(iv) promptly, and in any event within ten (10) Business Days, after any Authorized Officer of the Parent Borrower obtaining actual knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following would reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened material Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Restricted Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Restricted Subsidiaries that (A) results in material noncompliance by such Credit Party or any of its Restricted Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against such Credit Party or any of its Restricted Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Credit Party’s or such Restricted Subsidiary’s response thereto and the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto; or

(f) PATRIOT Act Information. Promptly upon the request of the Administrative Agent or any Lender (through the Administrative Agent), the Parent Borrower will provide any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act.

(g) Other Information. Promptly upon the reasonable request therefor, such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Parent Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

Documents required to be delivered pursuant to Section 6.01 (a) and (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Parent Borrower Materials”) by posting the Parent Borrower Materials on IntraLinks, SyndTrack Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Parent Borrower hereby agrees to make all Parent Borrower Materials that the Parent Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Parent Borrower Materials as “PUBLIC”, the Parent Borrower authorizes such Parent Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Parent Borrower shall not be under any obligation to mark any Parent Borrower Materials “PUBLIC.” The Parent Borrower agrees that (i) any Loan Documents and (ii) any financial statements delivered pursuant to Section 6.01(a) and (b) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.02 Books, Records and Inspections. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (b) permit, upon at least two (2) Business Days’ notice to the Parent Borrower, officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of such Parent Borrower and/or its Restricted Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of Parent Borrower or such Restricted Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Parent Borrower and/or such Restricted Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, but no more than two such visits in any fiscal year unless an Event of Default has occurred and is continuing. All such visits and inspections shall be at the Parent Borrower’s expense; provided that so long as no Event of Default has occurred and is continuing, then Parent Borrower shall not be required to pay for more than one such visit in any fiscal year. Notwithstanding anything to the contrary in this Section 6.02, none of the Parent Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.03 Insurance. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, (i) maintain insurance coverage (A) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Parent Borrower and its Restricted Subsidiaries as of the Closing Date (after giving effect to any self-insurance) or (B) as is customary, reasonable and prudent in light of the size and nature of the business as of any date after the Closing Date, (after giving effect to any self-insurance) and (ii) forthwith upon the Administrative Agent’s or any Lender’s (through the Administrative Agent) written request, furnish to the Administrative Agent (or such Lender through the Administrative Agent) such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the Parent Borrower. Subject to Section 6.16, Parent Borrower shall use commercially reasonable efforts to (i) have such insurance endorsed to the Administrative Agent’s and/or Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee for the benefit of the Secured Creditors (with respect to Collateral) or, to the extent not prohibited by applicable law, as an additional insured), (ii) in the case of any such certificates or endorsements in favor of the Collateral Agent, delivered to or deposited with the Collateral Agent and (iii) keep effective such insurance and such endorsements in favor of the Collateral Agent

Section 6.04 Payment of Taxes and Government Obligations. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any properties of the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that neither the Parent Borrower nor any of their respective Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien that is not a Permitted Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim.

Section 6.05 Preservation of Existence. (a) The Parent Borrower will, and, except as would not reasonably be expected to have a Material Adverse Effect, will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and (b) except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.01.

Section 6.06 Maintenance of Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Laws, etc. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes (including ERISA), regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

(a) The Parent Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, other than those the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

(b) The Parent Borrower will keep or cause to be kept, and will cause each of its Restricted Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) The Parent Borrower nor any of its Restricted Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, the Parent Borrower will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Parent Borrower or such Restricted Subsidiary contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the outcome in such proceedings would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Subsidiary that is not an Excluded Subsidiary (other than an Excluded Subsidiary solely as a result of clause (h) of the definition of “Excluded Subsidiary”) and is not already a party to the Guaranty, such Credit Party will promptly, but in any event within 30 days (or 45 days for any Subsidiary that is not a U.S. Subsidiary) or such longer period as the Administrative Agent may agree, (a) cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a guaranty supplement, substantially in the form attached as Exhibit I to the Guaranty, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (ii) resolutions of the board of directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10 and (b) deliver to the Collateral Agent all certificates, if any, representing the Capital Stock of such Subsidiary, and other instruments, in each case required to be delivered by such Credit Party pursuant to the terms of the applicable Security Document, together with appropriate instruments of transfer duly executed in blank. For the avoidance of doubt, no Credit Party shall be required to cause a Subsidiary that is an Excluded CFC or a FSHCO to join in the Guaranty in respect of any obligation of the US Borrower in its capacity as a Borrower, (or any guarantee of such obligation).

Section 6.10 Additional Security; Real Estate Matters; Further Assurances.

(a) Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any fee-owned Real Property with a purchase price (in the case of after acquired real property) or fair market value (with fair market value as reasonably determined by the Parent Borrower as of the later of the Closing Date or the date upon which such Real Property was acquired by such Credit Party and reasonably agreed to by the Administrative Agent) in excess of $10.0 million for any Real Property not covered by a Mortgage, or any personal property that is not at the time included in the Collateral and that is not then Excluded Collateral, the Parent Borrower will promptly (and in any event within 30 days of the acquisition thereof (or such longer period as the Administrative Agent may agree)) notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Collateral Agent and the Secured Creditors under this Section 6.10, and, upon the request of the Administrative Agent and/or the Collateral Agent, the Credit Party will, or will cause such Subsidiary to, within 90 days or such longer period as the Administrative Agent may agree, following request by the Administrative Agent and/or the Collateral Agent, (i) grant to the Collateral Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent and/or Collateral Agent deems appropriate (collectively, the “Additional Security Documents”) or execute and deliver a joinder to each applicable existing Security Document and (ii) take whatever action the agent reasonable requests (including the recording of mortgages, the filing of UCC or PPSA financing statements or equivalents thereof in any jurisdiction (including UCC fixture financing statements), the giving of notices and the endorsement of notices on title documents) that may be necessary or advisable in the opinion of the Administrative Agent and/or Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, perfected and enforceable Liens on such property. Furthermore, the Parent Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent and the Collateral Agent such opinions of local counsel, corporate resolutions, a counterpart to the Intercompany Note and other related documents as may be reasonably requested by the Administrative Agent and/or Collateral Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent.

(b) Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Capital Stock designated as having Voting Power and 100% of the Capital Stock designated as having non-Voting Power in any Excluded Subsidiary that is an Excluded CFC or FSHCO, (ii) pledge (or cause to be pledged) any Capital Stock in any Subsidiary that is not a first tier Subsidiary of such Credit Party, or (iii) cause a Subsidiary that is an Excluded CFC or a FSHCO to join in the Guaranty or to become a party to any Security Document, in each case, in respect of any obligation of the US Borrower in its capacity as a Borrower, (or any guarantee of such obligation). Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Credit Party shall be required to enter into or obtain any landlord, bailee or warehouseman waivers, consents or other letters, and (b) no security documents governed by the laws of any jurisdiction other than a jurisdiction in which a Borrower or any other Guarantor is organized shall be required (except for any other jurisdictions where any Credit Party that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of regulation S-X, promulgated pursuant to the Securities Act of 1933).

(c) Real Estate Matters. The Parent Borrower shall have delivered to the Administrative Agent (x) with respect to each parcel of Real Property subject to a Mortgage as of the Closing Date, and (y) with respect to each parcel of Real Property acquired by a Credit Party after the Closing Date, to the extent that such parcel of Real Property becomes subject to a Mortgage pursuant to Section 6.10(a) above, within 90 days or such longer period as the Administrative Agent may agree after such parcel of Real Property becomes subject to a Mortgage, the documents and other deliverables set forth on Schedule 6.10(c).

(d) Further Assurances. The Credit Parties will, at the expense of the Parent Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent and/or Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent and/or Collateral Agent may reasonably require. If at any time the Administrative Agent and/or Collateral Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Parent Borrower shall promptly pay the same upon demand.

Section 6.11 Use of Proceeds. The Parent Borrower will use the proceeds of the Initial Term Loans on the Closing Date to consummate the Transactions including the payments of expenses in connection with the Transactions. Following the Closing Date, the Parent Borrower will use the proceeds of the Initial Revolving Facility and LC Issuances to finance the Parent Borrower’s working capital needs (including to replace or provide credit support for any existing letters of credit), for other general corporate purposes of the Parent Borrower and its Subsidiaries (including Permitted Acquisitions) and to fund certain fees and expenses relating thereto.

Section 6.12 Ratings. The Parent Borrower will use commercially reasonable efforts to obtain a public corporate family and/or public corporate credit rating, as applicable, and public ratings in respect of each of the initial Credit Facilities provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.

Section 6.13 Change in Business. The Parent Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 6.14 Designation of Subsidiaries. The Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation, no Default or Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Parent Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.15 Lender Conference Calls. To the extent the Parent Borrower is not a publicly reporting company and if the Parent Borrower is not conducting quarterly earnings calls, the Parent Borrower shall host quarterly conference calls with Lenders to discuss the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Section 6.01(a) and 6.01(b), at a date and time to be determined by the Parent Borrower in consultation with the Administrative Agent.

Section 6.16 Post-Closing Obligations. The Credit Parties will cause each obligation specified on Schedule 6.16 hereto to be completed no later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

ARTICLE VII.

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations, indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 7.01 Consolidation, Merger, Acquisitions, Asset Sales, etc. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) consummate a merger, consolidation or amalgamation, (iii) make any Acquisition or (iv) make any Asset Sale, except that, each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Parent Borrower with or into any Borrower, provided (A) such Borrower is the surviving, continuing or resulting Person or (B) if the Person formed by, surviving or resulting from any such merger, consolidation or amalgamation (any such Person, the “Successor Borrower”) is not such Borrower (the “Previous Borrower”), (1) the Successor Borrower shall expressly assume all the obligations of the Previous Borrower under this Agreement and the other Loan Documents to which the Previous Borrower was a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (2) each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower and (3) each Credit Party, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Security Document confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower; provided further that if the foregoing requirements set forth in clauses (1) through (3) above are satisfied, the Successor Borrower will succeed to, and be substituted for, the Previous Borrower under this Agreement, (ii) any Subsidiary of the Parent Borrower with or into any Subsidiary Guarantor, provided that the surviving, continuing or resulting Person is, or immediately after giving effect thereto, becomes, a Subsidiary Guarantor, (iii) any Subsidiary of the Parent Borrower that is not a Credit Party into any other Subsidiary the Parent Borrower that is not a Credit Party, (iv) any Subsidiary Guarantor into any other Borrower and (v) any Subsidiary of the Parent Borrower into any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(b) any Asset Sale or other disposition of property or assets (i) to the Parent Borrower or other Credit Party, (ii) from any Subsidiary of the Parent Borrower that is not a Credit Party to any other Subsidiary of the Parent Borrower that is not a Credit Party and (iii) from the Parent Borrower or any Subsidiary of the Parent Borrower to any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(c) any transaction permitted pursuant to Section 7.04 or Section 7.05;

(d) any Restricted Subsidiary of the Parent Borrower may liquidate, amalgamate or dissolve if (x) the Parent Borrower determines in good faith that such liquidation, amalgamation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise disposed of or transferred in accordance with this Section 7.01, Section 7.04 or Section 7.05, or, in the case of any such business, discontinued shall be transferred to, or otherwise owned or conducted by, the Parent Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution;

(e) the Transactions may be consummated;

(f) any Restricted Subsidiary of the Parent Borrower may consummate a merger, dissolution, liquidation, amalgamation, consolidation or disposition, the purpose of which is to effect a disposition or Asset Sale otherwise permitted pursuant to this Section 7.01 or an Investment otherwise permitted under Section 7.04;

(g) the Parent Borrower and its Restricted Subsidiaries may sell or transfer accounts receivable, so long as the Net Cash Proceeds of any Asset Sale pursuant to this clause (g) are offered to prepay the Term Loans pursuant to Section 2.15(c)(v) (without reinvestment);

(h) any disposition of Capital Stock in, or Indebtedness or other securities of, (i) a Restricted Subsidiary that is not a Material Subsidiary or (ii) an Unrestricted Subsidiary;

(i) the Parent Borrower or any Restricted Subsidiary may consummate any Sale and Lease-Back Transaction (to the extent constituting an Asset Sale) so long as the Net Cash Proceeds from one or more Sale and Lease-Back Transactions of property or properties having a Fair Market Value in excess of $10.0 million in the aggregate shall be used to prepay Loans pursuant to Section 2.15(c)(v) (any Sale and Lease-Back Transaction of property or properties having a Fair Market Value equal to or less than $10.0 million in the aggregate is herein referred to as a “Permitted Sale and Lease-Back Transaction”);

(j) in addition to any Asset Sale permitted above, the Parent Borrower or any of its Restricted Subsidiaries may consummate any Asset Sale (other than a Sale and Lease-Back Transaction) for Fair Market Value, provided that (i) at the time of the execution of the definitive agreement relating to such Asset Sale, no Default shall be continuing, (ii) at the time of the consummation of such Asset Sale, no Specified Event of Default shall be continuing, and (ii) with respect to any Asset Sale pursuant to this clause (j) for a purchase price in excess of $10.0 million, the Parent Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, that for purposes of this clause (ii), any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate fair market value not in excess of $10.0 million shall be deemed to be cash (with the fair market value of each item of Designated Non-Cash Consideration being determined in good faith by the Parent Borrower at the time received and without giving effect to subsequent changes in value);

(k) any Asset Sale (other than a Sale and Lease-Back Transaction) involving property (i) no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries or (ii) acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of the Parent Borrower and the Restricted Subsidiaries; and

(l) the Parent Borrower or any Restricted Subsidiary may make any Acquisition that is a Permitted Acquisition; provided that the aggregate amount of Consideration paid in respect of all such Permitted Acquisitions of any Restricted Subsidiary that does not become a Credit Party shall not exceed an amount equal to the greater of (x) $60.0 million and (y) 6.0% of Consolidated Total Assets of the Parent Borrower (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto)).

Section 7.02 Liens. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Parent Borrower or such Restricted Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.02 hereto or, to the extent not listed in such Schedule, the principal amount of obligations secured by such property or assets does not exceed $1.0 million in the aggregate, and in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03.

(c) Liens that are placed upon fixed or capital assets acquired, constructed or improved by the Parent Borrower or any of its Restricted Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.03(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (C) such Liens do not encumber to any other property or assets of the Parent Borrower or any of its Restricted Subsidiaries other than the property financed by such Indebtedness, replacements thereof, additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (D) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens securing Indebtedness permitted by Section 7.03(g); provided, that (i) in the case of Liens securing Indebtedness incurred pursuant to Section 7.03(g)(i), (A) such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or such Investment and (B) such Liens encumber only the assets subject to such Liens immediately prior to such assumption and such Liens encumber only the assets subject to such Permitted Acquisition or such Investment (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Permitted Acquisition or Investment) and (ii) in the case of Liens securing Indebtedness incurred pursuant to Section 7.03(g)(ii), the holders of such Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party to and otherwise bound by the terms thereof) to the extent that any such Liens extend to any Collateral;

(e) Liens on assets of any Restricted Subsidiaries that are not Credit Parties securing Indebtedness of such Restricted Subsidiaries to the extent the Indebtedness secured thereby is permitted under Section 7.03(h);

(f) any Lien granted to the Administrative Agent and/or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement or in respect of any Cash Management Agreements which otherwise constitute Obligations;

(g) Liens not permitted pursuant to the foregoing clauses securing obligations; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed the greater of (x) $30.0 million and (y) 3.0% of Consolidated Total Assets of the Parent Borrower;

(h) Liens on Cash Collateral granted in favor of any Lender and/or LC Issuer created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement or any other Loan Document;

(i) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(j) Liens in respect of Permitted Sale and Lease-Back Transactions;

(k) Licenses, sub-licenses or cross-licenses of Intellectual Property in the ordinary course of business;

(l) Liens securing Indebtedness permitted by Section 7.03(s);

(m) Liens securing Credit Agreement Refinancing Indebtedness;

(n) Liens securing Permitted Incremental Indebtedness an any Permitted Refinancing Indebtedness in respect thereof permitted to be incurred pursuant to Section 7.03(w);

(o) other Liens securing Indebtedness otherwise permitted hereunder (other than Permitted Ratio Debt); provided that the Secured Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom would be no greater than 4.00 to 1.00; provided that, (A) in the case of Liens on Collateral securing Indebtedness for borrowed money that constitutes First Lien Obligations, the applicable parties to such Indebtedness (or an authorized representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens on Collateral securing such Indebtedness that do not constitute First Lien Obligations, the applicable parties to such Indebtedness (or an authorized representative thereof on behalf of such holders) shall have entered into the Second Lien Intercreditor Agreement or another Customary Intercreditor Agreement with the Administrative Agent and/or the Collateral Agent which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank junior to the Liens on Collateral securing the Obligations and any other First Lien Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by this clause; and

(p) Liens securing obligations relating to any Permitted Refinancing Indebtedness permitted to be incurred pursuant to clauses (c) and (g) of Section 7.03; provided (i) they relate only to obligations relating to Permitted Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinanced Indebtedness (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof ) and does not secure such Indebtedness with a greater priority with respect to any Collateral than the Indebtedness so Refinanced or (y) Refinances Indebtedness issued under Section 7.03(c); (ii) in the case of Liens securing obligations relating to any Permitted Refinancing Indebtedness permitted to be incurred pursuant to Section 7.03(g), they are solely on acquired property or the assets of the acquired entity (and after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof), and (iii) in the case of Liens securing obligations relating to any Permitted Refinancing Indebtedness to be incurred pursuant to Section 7.03(c), they extend only to the assets so purchased, constructed or improved and any replacements, additions and accessions to such property and the proceeds and products thereof and customary security deposits.

Section 7.03 Indebtedness. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, create, incur or assume any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) the Indebtedness set forth on Schedule 7.03 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that all such intercompany Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to an Intercompany Note;

(c) (i) Indebtedness (including Capitalized Lease Obligations) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement and (ii) any Permitted Refinancing of any such Indebtedness; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (c) and outstanding at any one time shall exceed the greater of (x) $30.0 million and (y) 3.0% of Consolidated Total Assets of the Parent Borrower and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(c) for purposes of the cap set forth herein);

(d) any Indebtedness issued or loaned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (i) to any Credit Party, provided that such indebtedness is Subordinated Debt, (ii) to any Restricted Subsidiary that is not a Credit Party to the extent otherwise permitted by Section 7.04 or (iii) to the extent the amount of any such loan or guarantee would have been permitted to be made as a Restricted Payment under Section 7.05; provided further that all such Indebtedness shall be evidenced by an Intercompany Note;

(e) Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedge Agreements, provided such Hedge Agreements have not been entered into for speculative purposes;

(f) Indebtedness constituting Guaranty Obligations permitted by Section 7.04; provided that if the Guaranty Obligations are in respect of Subordinated Indebtedness, such Guaranty Obligations shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such underlying Indebtedness;

(g) Indebtedness (i) assumed in connection with a Permitted Acquisition or a similar Investment permitted by Section 7.04 and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness and (ii) incurred in connection with a Permitted Acquisition or a similar Investment permitted under Section 7.04 and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that:

(A)	in the case of Indebtedness incurred under clause (g)(ii) above, such Indebtedness matures outside of the Latest Maturity Date of the Initial Term Loans (as of the date of such incurrence) and does not provide for any mandatory redemption prior to such Latest Maturity Date of the Initial Term Loans (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default);

(B)	immediately after giving effect to Indebtedness assumed or incurred under clause (g)(i) or clause (g)(ii) above, no Specified Event of Default exists or is continuing;

(C)	in the case of any Indebtedness incurred under clause (g)(ii) above;

(x) if such Indebtedness is secured on a pari passu basis with the Credit Facilities, immediately after giving Pro Forma Effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness incurred pursuant to this Section 7.03(g), the First Lien Leverage Ratio is no greater than 4.00:1.00; and

(y) if such Indebtedness is unsecured or is secured on a junior basis to the Credit Facilities, immediately after giving Pro Forma Effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness incurred pursuant to this Section 7.03(g), either:

i.	the Parent Borrower would be permitted to incur at least $1.00 of Permitted Ratio Debt, or

ii.	the Cash Interest Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries (after giving Pro Forma Effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness incurred pursuant to this Section 7.03(g)) is equal to or greater than the Cash Interest Coverage Ratio in effect immediately prior to such Permitted Acquisition or such assumption, incurrence or issuance of such Indebtedness;

(D)	with respect to Indebtedness incurred pursuant clause (g)(i) above, such Indebtedness is and remains the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or such Investment);

(E)	with respect to Indebtedness assumed or incurred under clause (g)(i) or clause (g)(ii) above, the aggregate principal amount of Indebtedness assumed or incurred by Restricted Subsidiaries that are not Credit Parties at any time outstanding under this clause (g), together with Indebtedness of Restricted Subsidiaries that are not Credit Parties which is then outstanding pursuant to Section 7.03(r), shall not exceed the greater of (x) $20.0 million and (y) 2.0% of Consolidated Total Assets of the Parent Borrower;

(h) Indebtedness of any Restricted Subsidiary which is not a Credit Party in an amount not to exceed the greater of (x) $20.0 million and (y) 2.0% of Consolidated Total Assets of the Parent Borrower;

(i) (i) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims); and (ii) Indebtedness represented by Letters of Credit, to the extent such Letters of Credit support Indebtedness otherwise permitted under this Section 7.03, in an amount not to exceed the stated amount of such Letters of Credit;

(j) (x) unsecured Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) unsecured Indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(k) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Capital Stock permitted hereunder;

(l) Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with Permitted Acquisitions or other similar Investments permitted under Section 7.04;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(n) Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(o) (i) unsecured Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted under Section 7.04;

(p) (i) unsecured Indebtedness and consisting of promissory notes issued by the Parent Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of Parent Borrower (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Capital Stock, in each case to the extent permitted by Section 7.05 (including all applicable limitations) and (ii) Indebtedness representing deferred compensation to employees of the Parent Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(q) obligations, under Cash Management Agreements, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r) (i) additional Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed the greater of (x) $40.0 million and (y) 4.0% of Consolidated Total Assets of the Parent Borrower, which Indebtedness may be secured to the extent permitted under Section 7.02; provided, further, that on the date of such incurrence, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Credit Parties which is then outstanding under this clause (r), together with Indebtedness of Restricted Subsidiaries that are not Credit Parties which is then outstanding pursuant to Section 7.03(g)(E), shall not exceed the greater of (x) $20.0 million and (y) 2.0% of Consolidated Total Assets of the Parent Borrower and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(r) for purposes of the cap set forth herein);

(s) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(t) Credit Agreement Refinancing Indebtedness;

(u) Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business;

(v) Indebtedness incurred in connection with a Permitted Sale and Lease-Back Transaction;

(w) (i) Permitted Incremental Indebtedness of any Credit Party and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(x) Indebtedness consisting of in respect of working capital and similar facilities of any Restricted Subsidiary organized in a jurisdiction other than a jurisdiction in which any of the Borrowers are organized in an aggregate principal amount not to exceed at any time outstanding the greater of (A) $20.0 million and (B) 2.0% of Consolidated Total Assets of the Parent Borrower and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(x) for purposes of the cap set forth herein);

(y) (i) Permitted Ratio Debt and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(z) Indebtedness of the Parent Borrower or any Restricted Subsidiary consisting of loans made, issued or guaranteed by a Governmental Authority of the United States, Canada, Puerto Rico, the United Kingdom, Germany, Italy, France, Switzerland, Singapore or any other country reasonably approved by the Administrative Agent that does not exceed in the aggregate at any time outstanding the greater of (x) $20.0 million and (y) 2.0% of Consolidated Total Assets of the Parent Borrower and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(z) for purposes of the cap set forth herein);

(aa) Indebtedness in an aggregate principal amount not to exceed 100% of the Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) contributed into Parent Borrower; provided that (i) such Indebtedness is incurred within 210 days after such contribution to Parent Borrower is made and (iii) such Indebtedness is designated as “Contribution Indebtedness” in a certificate from an Authorized Officer of the Parent Borrower on the date incurred; provided further that such Net Cash Proceeds shall not increase the Available Amount; and

(bb) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Sections 7.03(a) through (aa) above.

Section 7.04 Investments and Guaranty Obligations. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to (i) make any Investment or (ii) be or become obligated under any Guaranty Obligations (to the extent constituting Investments), except:

(a) Investments by the Parent Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents;

(b) (i) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business and (ii) asset purchases (including purchases of inventory, Intellectual Property, supplies and materials), the lease of any asset and the licensing of any Intellectual Property, in each case, in the ordinary course of business;

(c) the Parent Borrower and its Restricted Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans, advances and other extensions of credit to officers, directors and employees of the Parent Borrower or the Restricted Subsidiaries (i) for reasonable and customary business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, (ii) in connection with such Person’s purchase of Capital Stock of the Parent Borrower; provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Parent Borrower in cash as common equity and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under clause (iii) not to exceed $5.0 million;

(f) Investments existing as of the Closing Date and described on Schedule 7.04 hereto and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04;

(g) any Guaranty Obligations of the Credit Parties or any of their respective Restricted Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders and any other Secured Creditors under any Cash Management Agreement, Designated Hedge Agreements or in respect of any other Obligations, in each case, pursuant to the Loan Documents;

(h) Investments of the Parent Borrower and its Restricted Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) Investments (i) by the Parent Borrower or any of its Restricted Subsidiaries in any Subsidiary existing as of the Closing Date and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(i)(i) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04, (ii) by any Restricted Subsidiary that is not a Credit Party made in any Credit Party or in any Restricted Subsidiary that is not a Credit Party, (iii) by any Credit Party in any other Credit Party, or (iv) by any Credit Party into any Restricted Subsidiary that is not a Credit Party (valued at the Fair Market Value of such Investments at the time such Investment is made); provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding the greater of (x) $20.0 million and (y) 2.0% of Consolidated Total Assets of Parent Borrower (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto) and (v) by the Parent Borrower or any of its Restricted Subsidiaries in lieu of Restricted Payments permitted under Section 7.05 (it being understood that such Investments shall be deemed Restricted Payments for the purposes of compliance with Section 7.05);

(j) Investments consisting of Indebtedness permitted by Section 7.03;

(k) transactions permitted by Section 7.01 (other than clause (c) thereof), Section 7.02, Section 7.05 (other than clause (b)(ii) thereof) and Section 7.08;

(l) (i) Guaranty Obligations incurred by the Parent Borrower or any other Restricted Subsidiary in respect of Indebtedness or other obligations of the Parent Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement, (ii) Guaranty Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners and (iii) Investments in the ordinary course of business consisting of Article III endorsements for collection or deposit and Article IV customary trade arrangements with customers consistent with past practices;

(m) (i) Investments by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, provided that the aggregate amount of all such Investments that are so made pursuant to this clause (m) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) and outstanding at any time (taking into account the repayment of any loans or advances comprising, or any other returns in respect of, such Investments) shall not exceed an amount equal to (i) the greater of (x) $30.0 million and (y) 3.0% of Consolidated Total Assets of the Parent Borrower (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto) and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Investments by the Parent Borrower or any Restricted Subsidiary in an amount not to exceed the Available Amount at the time of the making of such Investment;

(n) Parent Borrower may make an Investment or incur a Guaranty Obligation with respect to any Parent Entity that could otherwise be made as a Restricted Payment under Section 7.05, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 7.05;

(o) Guaranty Obligations by the Parent Borrower or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) to the extent constituting Investments, the Transactions;

(q) Investments held by any Person acquired by the Parent Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case, in accordance with Section 7.01 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) the forgiveness or conversion to equity of any Indebtedness owed by the Parent Borrower or any Restricted Subsidiary and permitted by Section 7.03;

(s) Subsidiaries of the Parent Borrower may be established or created (but any Investment in such Subsidiary must be made in accordance with the other provisions of Section 7.01 or Section 7.04, as applicable) if the Parent Borrower and such Subsidiary comply with the applicable requirements of Section 6.09 and Section 6.10, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Acquisition permitted by Section 7.01 or Investment other permitted under this Section 7.04, and such new Subsidiary at no time holds any assets or liabilities other than any Consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.09 and Section 6.10, as applicable, until the respective acquisition or Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(t) Investments constituting Permitted Acquisitions to the extent permitted by Section 7.01(l);

(u) intercompany Investments in connection with reorganizations and related activities related to tax planning and reorganizations; provided that, after giving effect to any such reorganization and related activities, the security interest of the Lenders on the Collateral, taken as a whole, is not materially impaired;

(v) Investments in any Term Loans in accordance with Sections 11.06(g) or Section 2.15(a)(v); and

(x) Investments arising as a result of Permitted Sale and Lease-Back Transactions;

Section 7.05 Restricted Payments. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to make any Restricted Payment, except:

(a) the Parent Borrower or any of its Restricted Subsidiaries may declare and pay or make Capital Distributions that are (i) payable solely in additional shares of its common stock or Qualified Equity (or warrants, options or other rights to acquire additional shares of its common stock or Qualified Equity) and (ii) deemed to occur upon the exercise of stock options or warrants if such Capital Distribution represents a portion of the exercise price of such options or warrants;

(b) any Restricted Subsidiary of the Parent Borrower may declare and pay or make Capital Distributions to the Parent Borrower or any other Restricted Subsidiary, as applicable (provided, in the case of a Capital Distribution by a non-wholly owned Restricted Subsidiary of the Parent Borrower, Capital Distributions may be made to each owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(c) the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity, (i) to facilitate any payment under the Indemnification Agreement or to pay customary fees and operating expenses (including those respect to accounting, legal, director, corporate reporting and similar administrative functions, but excluding the payment of interest and fees in respect of Indebtedness of Parent Entity) and to pay other customary fees, and expenses necessary to maintain its corporate existence and franchises plus any actual, reasonable and customary indemnification claims made by directors or officers of any Parent Entity, (ii) to pay franchise taxes necessary to maintain the corporate existence of such Parent Entity, as applicable, (iii) to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction permitted by this Agreement, (iv) to pay customary salary, bonus and other benefits payable to officers, employees and consultants of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable solely to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries; and (v) that are necessary to consummate the Transactions or the proceeds of which shall be distributed in connection with the Transactions;

(d) the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity, to (A) pay federal, state, provincial, territorial, local and foreign income Taxes of a consolidated, combined or similar income tax group (a “Tax Group”) of which the Parent Borrower or the applicable Parent Entity is the common parent, with respect to any taxable year (or portion thereof ending after the date of this Agreement or any taxable year (or portion thereof) that is the subject of any audit adjustment after the date of this Agreement (to the extent of any Taxes attributable to such audit adjustments) with respect to which any Restricted Subsidiary is a member of such Tax Group, that are attributable to the taxable income of the Parent Borrower and/or its Subsidiaries; provided, that for each taxable period, he amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Parent Borrower and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (A) with respect to any Taxes of an Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Parent Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes, (B) effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Capital Stock on any Parent Entity or its Restricted Subsidiaries or to effect the termination of options to purchase Capital Stock of Parent Borrower (or any Parent Entity), in each instance, held by any employee, a former or current directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) of Parent Borrower (or any Parent Entity) or its Restricted Subsidiaries, (C) the Parent Borrower may make Capital Distributions in the ordinary course pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Restricted Subsidiaries and (D) pay Taxes of such directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) in connection with any such repurchase, redemption, acquisition, cancellation or other retirement for value referred to in clause (B), (C) and (D) above; provided that, the aggregate amount of all cash paid pursuant to clauses (B) and (D) above in any calendar year does not exceed the sum of (i) $10.0 million, plus (ii) all Net Cash Proceeds obtained by the Parent Borrower during such calendar year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 7.05(d)(ii) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 7.05(d) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments, or may make Restricted Payments to any Parent Entity to allow such entity to make payments, that the Parent Borrower would be permitted to make under Section 7.08(g), (h) or (i);

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount, when taken together with the aggregate amount of any prepayment, repurchase, redemption or defeasance of Subordinated Indebtedness made pursuant to Section 7.05(i)(i), not to exceed $15.0 million and (ii) so long as no Event of Default has occurred and is continuing, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount not exceed the Available Amount at such time; provided that Restricted Payments made pursuant to this clause (f)(ii) with the portion of the Available Amount not constituting the Available Amount Equity Component shall only be permitted if the Parent Borrower shall be in compliance with Section 7.06 after giving Pro Forma Effect to such Restricted Payment;

(g) the Parent Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, split or combination thereof or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments (or make Restricted Payments to allow any Parent Entity to make such payments) to its equity holders or the equity holders of such parent in an aggregate amount not exceeding 6.0% per annum of the cash contributed to the common Capital Stock of the Parent Borrower (or, if applicable, Parent Entity) from the net cash proceeds of such initial public offering (other than net cash proceeds from the Rights Offering);

(i) (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Subordinated Indebtedness, in each case, prior to the stated maturity thereof, in aggregate amount, when taken with the aggregate amount of all Restricted Payments made pursuant to Section 7.05(f), does not exceed $15.0 million, (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Subordinated Indebtedness, in each case, prior to the stated maturity thereof, in an amount not exceed the Available Amount at such time; provided that Restricted Payments made pursuant to this clause (i)(ii) with the portion of the Available Amount not constituting the Available Amount Equity Component shall only be permitted if the Parent Borrower shall be in compliance with Section 7.06 after giving Pro Forma Effect to such Restricted Payment, (iii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to prepay, repurchase, redeem or defease Subordinated Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect of such Subordinated Indebtedness and (iv) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments by converting or exchanging any such Indebtedness to Capital Stock of the Parent Borrower or any of its Parent Entities or other Indebtedness permitted under Section 7.03;

(j) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01 and Section 7.04, and the Parent Borrower or any Restricted Subsidiary may make any Restricted Payment to the to a Parent Entity, the Parent Borrower or any Restricted Subsidiary, as the case may be, as and when necessary to enable the Parent Entity, the Parent Borrower or any Restricted Subsidiary to effect such Restricted Payments; and

(k) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.05 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Parent Borrower and/or the Subsidiaries, in each case, to the extent otherwise permitted under Section 7.04 or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.03 after giving effect to such transfer.

Section 7.06 Financial Covenant

(a) First Lien Leverage Ratio. The Parent Borrower will not permit the First Lien Leverage Ratio as of the last day of a Testing Period (commencing with the Testing Period ending April 30, 2013) to be greater than the ratio set forth below opposite such Testing Period:

Testing Period Ending	Maximum Ratio
April 30, 2013 through July 31, 2014	5.50 to 1.00
October 31, 2014 through July 31, 2015	5.00 to 1.00
October 31, 2015 through April 30, 2016	4.75 to 1.00
July 31, 2016 through October 31, 2016	4.50 to 1.00
January 31, 2017 and thereafter	4.25 to 1.00

Any provision of this Agreement that contains a requirement for the Parent Borrower to be in compliance with the covenant contained in this Section 7.06 prior to the time that this covenant is otherwise applicable shall be deemed to require that the First Lien Leverage Ratio for the applicable Testing Period be no greater than 5.50 to 1.00.

For the purpose of determining compliance with the covenant set forth in this Section 7.06, (i) all calculations shall be on a Pro Forma Basis and (ii) any cash equity contribution (which equity shall be common equity, Qualified Equity or other equity (other than Disqualified Equity Interests) (such other equity to be on terms reasonably acceptable to the Administrative Agent) made to the Parent Borrower, directly or indirectly, by one or more of its stockholders after the beginning of the relevant fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.01(a) or (b), as applicable, will, at the written direction of Parent Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the covenant set forth in this Section 7.06 at the end of such fiscal quarter, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (A) in each trailing four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent Borrower to be in compliance with the covenant set forth in this Section 7.06, (C) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to any other covenants contained in this Agreement, (D) there shall be no Pro Forma Effect or other reduction in Indebtedness, including Total Funded Debt, with the proceeds of any Specified Equity Contribution for determining compliance with the First Lien Leverage Ratio; provided, that to the extent such proceeds are applied to prepay Total Funded Debt, such reduction may be given effect in determining compliance with the First Lien Leverage Ratio on subsequent Compliance Dates and (E) no more than five (5) Specified Equity Contributions shall be made during the term of the Credit Facility.

Section 7.07 Restrictions on Negative Pledges. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to become and remain a party to any Contractual Obligations (other than this Agreement or any other Loan Document) that expressly prohibits any Credit Party from creating, incurring, assuming or suffering to exist Liens on the Collateral of such Credit Party for the benefit of the Lenders with respect to the Obligations outstanding under the Loan Documents; except:

(a) Contractual Obligations that (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.07) are listed on Schedule 7.07 hereto and (ii) any agreement evidencing any permitted renewal, extension or refinancing of such Contractual Obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation;

(b) Contractual Obligations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreement or obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(c) Contractual Obligations that that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(d) Contractual Obligations in respect of Indebtedness of a Restricted Subsidiary which is not a Credit Party which is permitted by Section 7.03;

(e) Contractual Obligations relating to any Permitted Lien or any Asset Sale or other disposition not prohibited by Section 7.01 and relate solely to assets or Persons subject to such Permitted Lien, Asset Sale or disposition;

(f) Contractual Obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.04 and applicable solely to such joint venture entered into in the ordinary course of business;

(g) Contractual Obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Indebtedness) and the proceeds thereof;

(h) Contractual Obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) Contractual Obligations relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with a Permitted Acquisition or similar Investment permitted in Section 7.04, only to the Person incurring or guaranteeing such Indebtedness;

(j) Contractual Obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any Restricted Subsidiary;

(k) Contractual Obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) Contractual Obligations that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business

(m) Contractual Obligations that include customary restrictions that arise in connection with cash or other deposits permitted under Section 7.02 and limited to such cash deposit.

Section 7.08 Transactions with Affiliates. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, consummate any transaction or series of transactions with any Affiliate (including any payment in respect of Management Fees, consulting fees or similar fees) other than upon fair and reasonable terms no less favorable to the Parent Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(a) Contractual Obligations and transactions among the Parent Borrower and the Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(b) [Reserved]

(c) agreements and transactions with and payments to officers, directors, employees and shareholders (to the extent constituting Affiliates) that are either entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement;

(d) the consummation of the Transactions and the payment of fees and expenses relating thereto;

(e) (i) transactions permitted under Section 7.01; Investments permitted under Section 7.04; and Restricted Payments permitted under Section 7.05; and (ii) Liens permitted under Section 7.02 and Indebtedness permitted under Section 7.03; provided that such Liens and Indebtedness are on terms which are fair and reasonable to the Parent Borrower and its Subsidiaries as determined by a majority of disinterested members of the board of directors of the Parent Borrower;

(f) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Parent Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business;

(g) the payment of customary fees and reasonable out of pocket costs to, and indemnities (including pursuant to the Indemnification Agreement) provided on behalf of, Sponsors, directors, managers, consultants, officers and employees of any Parent Entity, the Parent Borrower and the Restricted Subsidiaries to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries;

(h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any respect;

(i) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may pay (i) reimbursements to the Sponsor for out of pocket expenses consistent with past practice of the Parent Borrower or in accordance with the Management Agreement and (ii) Management Fees in accordance with the Management Agreement in an amount up to 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period; provided that such payments may be greater than 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period to the extent such additional payments represent amounts deferred or accrued but not paid in prior periods; and

(j) customary payments by the Parent Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Parent Borrower in good faith.

Section 7.09 Amendment of Junior Debt Document. The Parent Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend or modify any Junior Indebtedness Document to the extent the terms of such amendment would not have been permitted hereunder at the time the applicable Junior Indebtedness was incurred.

Section 7.10 Fiscal Year. The Parent Borrower shall not change its Fiscal Year end from October 31; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. The occurrence and continuation of any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: Any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or (iii) fail to Cash Collateralize any Letter of Credit within five (5) Business Days of being required to do so hereunder; or

(b) Representations, etc.: any representation or warranty made by the Parent Borrower or any other Credit Party herein or in any other Loan Document or in any written statement of factual information or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made, deemed made, or confirmed or deemed confirmed); or

(c) Certain Covenants: the Parent Borrower shall default in the performance or observance by it of any covenant contained in Sections 6.01(e)(i), Section 6.05(a) (as it relates to the Parent Borrower only) or Article VII of this Agreement; provided that, notwithstanding anything to the contrary contained herein, with respect to Section 7.06, an Event of Default (a “Financial Covenant Event of Default”) shall not occur until the expiration of the 10th Business Day subsequent to the date the certificate calculating compliance with Section 7.06 as of the last day of any fiscal quarter is required to be delivered pursuant Section 6.01(c) with respect to such fiscal quarter or fiscal year, as applicable; or

(d) Other Covenants: any Credit Party shall Default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days of the Parent Borrower receiving written notice of such Default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Parent Borrower or any of its Restricted Subsidiaries, shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or covenant relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity (other than by (A) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or (B) secured Material Indebtedness that becomes due solely as a result of the sale, transfer or other disposition (including as a result of an Event of Loss) of the property or assets securing such Material Indebtedness); provided that, in the case of clauses (i) and (ii) such default or failure remains unremedied or has not been waived by the holders of such Indebtedness; or

(f) Invalidity of Security Documents: Any Security Document after delivery thereof pursuant to Section 4.01 or 6.10 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.02, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage; or

(g) Judgments: one or more judgments, orders or decrees shall be entered against Parent Borrower and/or any of its Restricted Subsidiaries, involving a liability (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) of $15.0 million or more in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(h) Insolvency Event: any Insolvency Event shall occur with respect to the Parent Borrower, any Subsidiary Borrower, any Additional Borrower or any Material Subsidiary; or

(i) ERISA, Foreign Pension Plans, Etc.: any (i) ERISA Event or Canadian Pension Plan Event shall have occurred and such event or events would reasonably be expected to have a Material Adverse Effect, (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to have a Material Adverse Effect or (iii) the Pensions Regulator issues (i) a warning relating to a Financial Support Direction or a Contribution Notice or (ii) a Financial Support Direction or a Contribution Notice to any Credit Party or any Credit Party has been notified that any of them has incurred a debt or other liability under Sections 75 or 75A of the United Kingdom’s Pension Act 1995 and such incurrence of debt or other liability would reasonably be expected to have a Material Adverse Effect; or

(j) Change in Control: if there occurs a Change in Control.

For the avoidance of doubt, any “going concern” or similar qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or any projected Default or Event of Default pursuant to the requirements of Section 7.06 in connection with financial statements delivered pursuant to Section 6.01(a) shall not be a Default or Event of Default.

Section 8.02 Remedies. If any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower and the other Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Parent Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Parent Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent, the Collateral Agent or any Lender after the Obligations have been accelerated (or have matured) or through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by applicable law, be applied as follows (in each case, subject to the terms of any Customary Intercreditor Agreement which is then in effect):

(a) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent or to the Collateral Agent in each case in its capacity as such;

(b) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(c) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(d) fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans, Unpaid Drawings, the amounts due to Designated Hedge Creditors under Designated Hedge Agreements and the amounts due to Cash Management Banks under Cash Management Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice ratably among the Lenders, each LC Issuer, the Designated Hedge Creditors and the Cash Management Banks in proportion to the aggregate of all such amounts;

(e) fifth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(f) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Collateral Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Cash Management Banks, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(g) finally, any remaining surplus after all of the Obligations have been paid in full, to the Parent Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01 Appointment

(a) Each Lender hereby irrevocably designates and appoints MSSF to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes MSSF as the Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to, without the consent of any Lender, to enter into any Intercreditor Agreement contemplated by this Agreement to give effect to the provisions of this Agreement, which Intercreditor Agreement shall be binding on the Lender. The Administrative Agent and/or the Collateral Agent agrees to act as such upon the express conditions contained in this Article IX. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and/or the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or Collateral Agent. In performing its functions and duties under this Agreement, the Administrative Agent and Collateral Agent shall each act solely as agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b) Each Lender and the LC Issuer hereby further irrevocably authorizes the Administrative Agent and/or the Collateral Agent on behalf of and for the benefit of the Lenders and the LC Issuer, to be the agent for and representative of the Lenders and the LC Issuer with respect to the Guaranty, the Security Documents, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders or the LC Issuer, the Administrative Agent and/or the Collateral Agent may execute any documents or instruments necessary to (i) release any Lien or Guaranty encumbering or relating to any item of Collateral or Guarantor that is the subject of a sale or other disposition (or, in the case of any Guarantor, to the extent such Guarantor is no longer required to be a Guarantor pursuant to the terms hereof) to a Person that is not a Credit Party permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (iii) to release any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document (x) upon the payment in full of all Obligations (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, or (y) that constitutes Excluded Collateral, (iv) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Sections 7.02(c), (d) (solely as it relates to Indebtedness permitted under Section 7.03(g)(ii)), (h), (i), (j) and (p)(ii) and clauses (ii), (v) through (x), (xii), (xv), (xvi), (xviii), (xxii), (xxiv), (xxx) and (xxxiii) of the definition of “Standard Permitted Lien,” (iv) enter into any amendment to any Loan Document to correct any errors or omissions pursuant to Section 11.12(g), or (iv) enter into any Incremental Revolving Credit Assumption Agreements, Incremental Term Loan Assumption Agreements, Extension Amendments and Refinancing Amendments, in each case, in accordance with the applicable terms hereof. Upon request by the Administrative Agent and/or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.01(b). In each case as specified in this Section 9.01(b), the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents, this Section 9.01(b) and Section 11.26. The Parent Borrower agrees to deliver to the Administrative Agent and/or the Collateral Agent, upon its request and prior to any release or subordination of the Liens of the Administrative Agent provided for in this Section, a certificate of an Authorized Officer of the Parent Borrower confirming that any such release and/or subordination of the Liens in the Collateral is permitted pursuant to the terms of the Loan Documents, upon which certificate the Administrative Agent and the Collateral Agent may conclusively rely without further inquiry.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that, except as otherwise set forth in the Loan

Documents with respect to rights of set off, all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, and (ii) in the event of a foreclosure by the Administrative Agent and/or the Collateral Agent on any of the Collateral pursuant to a public or private sale, in accordance with the terms hereof, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent and/or the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and/or the Collateral Agent at such sale.

(d) Notwithstanding the provisions of Section 9.11, if the Administrative Agent shall become a Defaulting Lender, the Parent Borrower may appoint, subject to the consent of the Required Lenders, a successor Administrative Agent and/or the Collateral Agent. Such successor Administrative Agent and/or the Collateral Agent shall have all of the rights, duties and powers of the Administrative Agent.

(e) Each Secured Creditor appoints the Collateral Agent to act as its security trustee in respect of the Lien created, evidenced or conferred by or under and in connection with the UK Security Documents. Each Secured Creditor irrevocably authorises the Collateral Agent to (i) perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the UK Security Documents, together with any other incidental rights, powers and discretions, and (ii) enter into and deliver each UK Security Document expressed to be entered into by the Collateral Agent. The Collateral Agent has only those duties which are expressly specified in the UK Security Documents. Those duties are solely of a mechanical and administrative nature.

(f) Unless expressly provided to the contrary in any Loan Document, the Collateral Agent holds any security created by a UK Security Document on trust for the Secured Creditors on the terms set out in the UK Security Documents and this Article 9.

(g) Except as specifically provided in a Loan Document (i) nothing in the Loan Documents makes the Collateral Agent a trustee or fiduciary for any other party or any other person, and (ii) the Collateral Agent need not hold in trust any moneys paid to it for any other party or be liable to account for interest on those moneys.

(h) The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (i) if it is necessary in performing its duties and if the Collateral Agent considers that appointment to be in the interest of the Secured Creditors, or (ii) for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant, or (iii) for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction, and the Collateral Agent will give notice to the other parties of any such appointment.

Section 9.02 Delegation of Duties. Each of the Administrative Agent and/or the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and/or the Collateral Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03 Exculpatory Provisions. Neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent and/or the Collateral Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent, the Collateral Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Parent Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent and/or the Collateral Agent. The Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent and/or the Collateral Agent has received notice from the Required Lenders or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent and/or the Collateral Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the Parent Borrower, if applicable. The Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, the Administrative Agent and/or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties has made any representations or warranties to it and that no act by the Administrative Agent and/or the Collateral Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent or Collateral Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08 Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

Section 9.09 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and their respective Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent, the Collateral Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Parent Borrower; provided, however, that no Lender shall be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s, the Collateral Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent, the Collateral Agent or any such Related Parties for any purpose shall, in the reasonable opinion of the Administrative Agent or the Collateral Agent, respectively, be insufficient or become impaired, the Administrative Agent or Collateral Agent, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.09 shall survive the payment of all Obligations.

Section 9.10 The Administrative Agent and Collateral Agent in Each Individual Capacity. Each of the Administrative Agent and the Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent and/or the Collateral Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent and/or the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent and/or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and/or the Collateral Agent in its individual capacity.

Section 9.11 Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days’ notice to the Lenders, each LC Issuer and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Parent Borrower’s consent shall not be required if an Event of Default then exists), to appoint a successor, with notice to all other Lenders of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no such successor which has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12 Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” or “Collateral Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent, the Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent, the Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Parties as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent and/or the Collateral Agent thereof, and, promptly upon the Administrative Agent’s or the Collateral Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s and/or Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.14 Proof of Claim. The Lenders and the Parent Borrower hereby agree that after the occurrence and continuation of an Event of Default pursuant to Section 8.01(h), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.14 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.15 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this

Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(d) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.16 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 3.02 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.16, the term “Lender” includes any LC Issuer.

Section 9.17 Resignation/Replacement of LC Issuer and Swing Line Lender.

Notwithstanding anything to the contrary contained herein, any LC Issuer or Swing Line Lender may, upon 60 days’ notice to the Parent Borrower and the Lenders, resign as an LC Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 60-day period with respect to such resignation, the relevant LC Issuer or Swing Line Lender shall have identified a successor LC Issuer or Swing Line Lender reasonably acceptable to the Parent Borrower willing to accept its appointment as successor LC Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an LC Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor LC Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant LC Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an LC Issuer resigns as an LC Issuer, it shall retain all the rights and obligations of an LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans.

ARTICLE X.

[RESERVED]

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Payment of Expenses etc. The Parent Borrower agrees to pay upon presentation of a summary statement, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with: (i) the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments (including reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses and reasonable legal fees and expenses of one transaction counsel for the Administrative Agent, any other Agents and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction); (ii) any amendment, modification or waiver relating to any of the Loan Documents requested by the Parent Borrower; (iii) creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Secured Creditors; (iv) the exercise of remedies under Section 8.02, (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction and separate litigation or bankruptcy counsel); and (v) upon the exercise of remedies under Section 8.02, all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with such exercise of remedies.

Section 11.02 Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Documentation Agents, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims or damages to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under Environmental Laws)) relating to the Loan Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof and the Transactions, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Parent Borrower, its equity holders, affiliates, creditors, Target or any other third party, and to reimburse each Indemnitee within 30 days of written demand therefore (together with reasonable back-up documentation supporting such reimbursement request) for any out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one counsel to such Indemnitee, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that, except in the case of any indemnity or reimbursement obligation to the Administrative Agent as a result of the application of the provisions of clause (i) of Section 11.12(g) of this Agreement, the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction of, or material breach of the Loan Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or successors of any of the foregoing as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Parent Borrower or any of Parent Borrower’s affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loan Documents) or (ii) any settlement entered into by such Indemnitee without Parent Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 11.02 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding.

Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Parent Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Equalization.

(a) Equalization. Except as otherwise permitted hereunder, if at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding any amount received in respect of an assignment pursuant to Section 11.06) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Parent Borrower. The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent Borrower in the amount of such participation.

Section 11.05 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Parent Borrower or any other Credit Party, to it at:

Patheon Inc.

PO Box 110145

Research Triangle Park, NC 27709-5145

Attention: David Field

Telephone: 919-226-3171

Telecopier: 919-474-2269

With a copy to:

JLL Partners

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Garrett Hall

Telephone: 212-210-9308

Telecopier: 646-695-4108

and

Christopher J. Brown, Esq.

Simpson Thacher & Bartlett LLP

1155 F Street NW

Washington, D.C. 20004

Telephone: 202-636-5513

Telecopier: 202-636-5502;

(ii) if to the Administrative Agent, Collateral Agent, the Swing Line Lender and LC Issuer, to it at the Notice Office; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Parent Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business

Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Parent Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders except to the extent expressly permitted hereunder (including in connection with a transaction permitted by Section 7.01), provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person (other than a Disqualified Institution; except to the extent that such Disqualified Institution is of the type referred to in clause (a) of the definition thereof and such the identity of such Disqualified Institution has been made available to the Lenders) (such Eligible Assignee or other Person, a “Participant”), provided that in the case of any such participation,

(i) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Parent Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Parent Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (A) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such Participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment) or (B) release all or substantially all of the Collateral, except in accordance with the terms of the Loan Documents, provided still further that each Participant shall be entitled to the benefits (and subject to the limitations) of Sections 3.01, 3.02 and 3.02A with respect to its participation as if it was a Lender, except that a Participant shall (i) only deliver the forms described in Section 3.02(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Sections 3.01, 3.02 or 3.02A than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the Participant became a Participant hereunder.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name of all Participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). The Participant Register shall be available for inspection by the Parent Borrower at any reasonable time and from time to time upon reasonable prior notice to the extent reasonably necessary in connection with a Tax audit or other inquiry to establish the status of the applicable Loan as an obligation in registered form.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $1.0 million, in the case of Term Loans or $5.0 million, in the case of Revolving Loans and Revolving Commitments (unless otherwise mutually agreed upon by the Parent Borrower and the Administrative Agent);

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Parent Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D) unless waived by the Administrative Agent, except in the case of an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or any Lenders in connection with the initial syndication of the Credit Facilities on or after the Closing Date, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(E) Parent Borrower will be deemed to have given the consent required in the definition of “Eligible Assignee” to such Assignment if Parent Borrower has not responded in writing within ten (10) Business Days of a request for consent.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Parent Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.02(g).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the applicable Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The entries in the Lender Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. The Lender Register shall be available for the inspection by the Parent Borrower and any Lender (solely with respect to its own interest in any Loan or Commitment) at any reasonable time and from time to time upon reasonable prior notice.

(v) Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Parent Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent)

prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.12) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 11.12, provide to the Administrative Agent, a complete list of all Affiliated Debt Funds holding Term Loans at such time.

(vi) Nothing in this Section 11.06(c) shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Parent Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 11.06 will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Parent Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Parent Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.06 may not be amended without the written consent of the SPC. The Parent Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.02, 3.02A, 11.01, 11.02 and 11.03, shall be considered a Lender. The Parent Borrower shall not be required to pay any amount under Sections 2.10, 2.14, 3.01, 3.02, 3.02A, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC, except to the extent such SPC’s entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the grant was made to the SPC.

(g) Certain Assignments or Purchases of Term Loans.

(i) Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, any Lender may at any time assign all of any portion of its Terms Loans to the Sponsor or any of its Affiliates (other than the Parent Borrower and its Subsidiaries) (the “Affiliated Lender”) through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with the procedures of the type described in Section 2.15(a)(v) or (y) open market purchases on a non-pro rata basis, in each case, subject to the following limitations:

(A) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender, and will not be permitted to attend and/or participate in any conference calls or meetings not attended by the Parent Borrower;

(B) for purposes of any amendment, waiver or modification of any Loan Document or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct of cause the direction of the investment policies of such entity (each an, “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Lender, except that for any “Required Lender,” vote Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the “Required Lenders” have consented to any amendment or waiver;

(C) the aggregate amount of Term Loans purchased by Affiliated Lenders (excluding Term Loans (x) cancelled pursuant to clause (iv) below and (y) purchased by Affiliated Debt Funds), may not be equal to or greater than 25% of the aggregate amount of the Term Loans outstanding at the time of any such purchase (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(D) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K-1 hereto (an “Affiliated Lender Assignment Agreement”).

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days or such later date as the Administrative Agent may reasonably agree) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days or such later date as the Administrative Agent may reasonably agree ) if it becomes an Affiliated Lender.

(ii) Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, any Lender may assign all or any portion of its Term Loans to a Company Party through (x) Dutch auctions open to all lenders on a pro rata basis in accordance with the provisions described in Section 2.15(a)(v) or (y) notwithstanding Section 2.15, 2.16 and 11.04, open market purchases on a non-pro rata basis, provided that in connection with assignments pursuant to clause (y):

(A) no Default or Event of Default has occurred and is continuing at the time of such assignment;

(B) any Term Loans repurchased by a Company Party shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document; and

(C) no proceeds of Revolving Loans may be used to fund such assignments.

(iii) In connection with any Term Loans repurchased and cancelled pursuant to Section 11.06(g)(ii) the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(iv) Assignments by a Company Party or assignments to an Affiliate Lender Company Party shall not be deemed to be voluntary prepayments pursuant to Section 2.15(a) except that the amount of the Loans deemed cancelled pursuant to clause (ii) above shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan.

(h) Failure by any Affiliated Lender or any Company Party to make any payment to a Lender in respect of a transaction contemplated by Section 11.06(g) or Section 2.15(a)(v) shall not constitute an Event of Default hereunder.

(i) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Parent Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion in a manner consistent with the terms of this Section 11.06(g), unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs in a manner consistent with the terms of this Section 11.06(g).

Section 11.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Parent Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Parent Borrower in any case shall entitle the Parent Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

Section 11.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver; Acceleration by Required Lenders.

(a) Except as otherwise expressly set forth herein, including in Sections 2.18, 2.19, 2.20 and 11.06(g), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Parent Borrower and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall without the written consent of each Lender directly and adversely affected thereby:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender in addition to the Required Lenders (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event Default, mandatory prepayment or related mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender);

(B) extend or postpone the Revolving Facility Termination Date, the Initial Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender in addition to the Required Lenders (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(C) reduce the principal amount of any Loan made by any Lender (other than, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.15), or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest or premium (or extend the time period during which such premium is payable) thereon or extend any scheduled amortization payments (other than as a result of (1) the waiver of any mandatory prepayments owing pursuant to Section 2.15, (2) waiving the applicability of any post-default increase in interest rates, (3) any financial covenant, (4) waiver of any Default or Event of Default or (5) the waiver of any “most favored nation” pricing requirement contained in Section 2.18), without the written consent of such Lender in addition to the Required Lenders;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of the waiver of any post-default increase in interest rates, (y) any financial covenant, or (z) waiver of any Default or Event of Default), without the written consent of such Lender in addition to the Required Lenders;

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees (other than default interest) to which any Lender is entitled hereunder, without the written consent of such Lender in addition to the Required Lenders;

(F) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby in addition to the Required Lenders; or

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender,

(A) release the Parent Borrower from all or substantially all of its obligations hereunder except in connection with transactions permitted under this Agreement;

(B) release the Parent Borrower’s guaranty obligations under the Guaranty or all or substantially all (or substantially all of the value of the) guaranty obligations of the other Credit Parties under the Guaranty, except, in each case, in connection with transactions permitted under this Agreement;

(C) release all or substantially all of the Collateral, except in connection with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.12 or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required; and

(E) reduce the percentage specified in, or otherwise modify, the definition of “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby.

(iii) this Agreement may be amended with only the written consent of the Administrative Agent, the Parent Borrower, the LC Issuer (if applicable), the Swing Line Lender (if applicable) and the Lenders providing the relevant Replacement Term Loans (as defined below) or Replacement Revolving Credit Commitments (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”) or all outstanding Revolving Commitments of any Class (“Replaced Revolving Credit Commitments”) with a replacement revolving credit commitment tranche hereunder (“Replacement Revolving Credit Commitments”), but only if (A) the aggregate principal amount of the Replacement Term Loans or Replacement Revolving Credit Commitments (as applicable) does not exceed the aggregate principal amount of the Replaced Term Loans or Replaced Revolving Credit Commitments (as applicable) except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such replacement plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) the weighted average life to maturity of such Replacement Term Loans is no shorter than the weighted average life to maturity of such Replaced Term Loans at the time of the refinancing and (C) all other terms applicable to such Replacement Term Loans or Replacement Revolving Credit Commitments are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans or Replacement Revolving Credit Commitments than, those applicable to such Replaced Term Loans or Replaced Revolving Credit Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans or Revolving Commitments in effect immediately prior to such refinancing. No existing Lender will have any obligation to commit to any such Replacement Term Loans or Replacement Revolving Credit Commitments;

(iv) this Agreement may be amended with only the written consent of the Parent Borrower and the Administrative Agent to effect the provisions of Section 2.18, Section 2.19 or Section 2.20 upon the effectiveness of any Incremental Term Loan Assumption Agreement, Incremental Revolving Credit Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable; and

(v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby (in addition to the Required Lenders). No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender (in addition to the Required Lenders).

(c) No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

(d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section 11.12) waive the provisions of Section 7.01 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.01, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(e) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f) If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”) then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and any other Loan Document to an Eligible Assignee (including any Affiliated Lender, the Parent Borrower or any Restricted Subsidiary in accordance with the terms of Section 11.06(g) and Section 2.15(a)(v)) that shall assume such obligations; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts, including any breakage compensation under Section 3.04 and any amounts accrued and owing to such Lender under Section 3.01 or 3.02). Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. If such Non-Consenting Lender fails to execute such Assignment Agreement within ten (10) Business Days following its receipt thereof from the Administrative Agent, it shall be deemed to have executed such Assignment Agreement.

(g) Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Equal Priority Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Equal Priority Intercreditor Agreement, such First/Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(h) Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, (i) the Administrative Agent reasonably believes such amendment is required to give effect to the purpose, terms, and conditions of this Agreement or (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any Incremental Term Loan Assumption Agreement, any Incremental Revolving Credit Commitment Assumption Agreement, any Extension Amendment or any Refinancing Amendment.

(i) Notwithstanding anything to the contrary contained in Section 11.12, guarantees, collateral documents and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its or their respective sole discretion, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (iii) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(j) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of, with the Term Loans, the and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(k) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (z) any reduction or postponement of payments due to Defaulting Lenders (other than as provided in Section 2.17).

Section 11.13 Survival of Indemnities. All indemnities set forth herein including, without limitation, Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Parent Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.03) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality.

(a) Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor on a confidential and need-to-know basis), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (3) to the extent requested by any regulatory authority having jurisdiction over the applicable disclosing party, (4) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable laws or regulations (in which case, each disclosing party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent not prohibited by law), (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any current or prospective funding source of a Lender and to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (9) with the consent of the Parent Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.

(b) As used in this Section 11.15, “Confidential Information” shall mean all information received from the Parent Borrower relating to the Parent Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Parent Borrower; provided, however, that, in the case of information received from the Parent Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(c) The Parent Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Parent Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16 Limitations on Liability of the LC Issuers. The Parent Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by such LC Issuer’s willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Parent Borrower, each of the other Borrowers and Credit Parties, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Parent Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Parent Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Parent Borrower, etc. The relationship among the Parent Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Collateral Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, the Collateral Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Parent Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.21 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.21 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24 Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Parent Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent Borrower, which information includes the name and address of the Parent Borrower and other information that will allow such Lender to identify the Parent Borrower in accordance with the Patriot Act.

Section 11.25 Customary Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein, to the extent the Parent Borrower and the Administrative Agent enter into a Customary Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Customary Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and any such Customary Intercreditor Agreement, the provisions of the Customary Intercreditor Agreement govern and control. The Lenders acknowledge and agree that the Administrative Agent is authorized to enter into a Customary Intercreditor Agreement in accordance with the terms hereof and authorize the Administrative Agent to (a) enter into any such Customary Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Customary Intercreditor Agreement and (c) perform and observe its obligations under such Customary Intercreditor Agreement.

Section 11.26 Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and/or Collateral Agent shall take any action reasonably requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations under the circumstances provided for in Section 9.01(b). When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent and the Collateral Agent a written release of all claims against the Administrative Agent, the Collateral Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, the Administrative Agent and/or the Collateral Agent will, at the Parent Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments or releases of Intellectual Property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent to release, as of record, the Administrative Agent’s and/or the Collateral Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and/or the Collateral Agent with respect to the Obligations.

Section 11.27 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 11.27 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PATHEON INC., as the Parent Borrower

By:	/s/ Michael E. Lytton
Name:	Michael E. Lytton
Title:	Secretary

PATHEON PHARMACEUTICALS INC., as the US Borrower

By:	/s/ Michael E. Lytton
Name:	Michael E. Lytton
Title:	President

PATHEON UK LIMITED, as the UK Borrower

By:	/s/ Antonella Mancuso
Name:	Antonella Mancuso
Title:	Senior Vice President & Managing
Director, Patheon European Operations

PATHEON PUERTO RICO, INC., as the PR Borrower

By:	/s/ Michael E. Lytton
Name:	Michael E. Lytton
Title:	President

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent, the Administrative Agent, Term Lender and Swing Line Lender

By:	/s/ Stephen B. King
Name:	Stephen B. King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Revolving Lender and LC Issuer

By:	/s/ Stephen B. King
Name:	Stephen B. King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Revolving Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

[Signature Page to Credit Agreement]

CRDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Lender

By:	/s/ Ari Bruger
Name:	Ari Bruger
Title:	Vice President

By:	/s/ Michael D’Onofrio
Name:	Michael D’Onofrio
Title:	Associate

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Peter W. Richer
Name:	Peter W. Richer
Title:	Director

[Signature Page to Credit Agreement]

DNB BANK ASA, as a Revolving Lender

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	Senior Vice President

DNB BANK ASA, as a Revolving Lender

By:	/s/ Phil Kurpiewski
Name:	Phil Kurpiewski
Title:	Senior Vice President

[Signature Page to Credit Agreement]

SCHEDULE A – EXCLUDED ASSET SALES

1.	The sale of Patheon Puerto Rico, Inc.’s Caguas facility located at Villa Blanca Industrial Park State Road #1, Km. 34.8 Caguas, Puerto Rico 00725 and any assets and property associated therewith.

SCHEDULE 1

Commitments

Revolving Commitments

Lender	Revolving Commitment
Morgan Stanley Bank, N.A.	$20,100,000.00
UBS AG, Stamford Branch	$20,100,000.00
Credit Suisse AG, Cayman Islands Branch	$10,050,000.00
KeyBank National Association	$16,750,000.00
DNB Nor Bank ASA	$18,000,000.00

Total:	$85,000,000.00

Term Loan Commitments

Lender	Term Loan Commitment
Morgan Stanley Senior Funding, Inc.	$575,000,000.00

SCHEDULE 2

Unrestricted Subsidiaries

Subsidiary	Jurisdiction of Organization
Patheon Holdings Cyprus Ltd.	Cyprus
Patheon UK Pension Trustees Limited	England and Wales

Restricted Subsidiaries

Subsidiary	Jurisdiction of Organization
Patheon International Inc.	Canada
Patheon U.S. Holdings Inc.	Delaware
Patheon P.R. LLC	Delaware
Patheon U.S. Holdings LLC	Delaware
Patheon Finance LLC	Delaware
Patheon Pharmaceuticals Inc.	Delaware
Patheon Pharmaceuticals Services Inc.	Delaware
CEPH International Corporation	Puerto Rico
Patheon UK Limited	England and Wales
Patheon Italia S.P.A.	Italy
Patheon B.V.	Netherlands
Patheon Puerto Rico, Inc.	Puerto Rico
Patheon Puerto Rico Acquisitions Corporation	Puerto Rico
Patheon France S.A.S.	France
Patheon Holdings S.A.S.	France
Patheon International AG	Switzerland
Patheon KK	Japan
Sobel USA Inc.	Delaware
Banner Pharmacaps Inc.	Delaware
Banner Pharmacaps Europe B.V.	Netherlands
Banner Pharmacaps Canada Ltd.	Canada
Pharmacaps Mexicana S.A. de C.V.	Mexico
Gelcaps Exportadora de Mexica S.A. de C.V.	Mexico
Patheon Coöperatief U.A.	Netherlands

SCHEDULE 3 – SUBSIDIARY GUARANTORS

Subsidiary	Registered Owner/Beneficial Owner	Percentage of Equity Interests		Jurisdiction of Organization
Patheon International Inc.	Patheon Inc.	100%		Ontario, Canada
Patheon U.S. Holdings Inc.	Patheon International Inc.	100%		Delaware, U.S.A.
Patheon P.R. LLC	Patheon International Inc.	100%		Delaware, U.S.A.
Patheon U.S. Holdings LLC	Patheon International Inc.	100%		Delaware, U.S.A.
Patheon Finance LLC	Patheon U.S. Holdings LLC	100%		Delaware, U.S.A.
Patheon Pharmaceuticals Inc.	Patheon U.S. Holdings Inc.	100%		Delaware, U.S.A.
Patheon Pharmaceuticals Services Inc.	Patheon U.S. Holdings Inc.	100%		Delaware, U.S.A.
Sobel USA Inc.	Patheon U.S. Holdings Inc.	100%		Delaware, U.S.A.
Banner Pharmacaps Inc.	Sobel USA Inc.	100%		Delaware, U.S.A.
Patheon B.V.	Patheon U.S. Holdings LLC	100%		Netherlands
Patheon Coöperatief U.A.	Patheon U.S. Holdings LLC Patheon Finance LLC	99 1	% %	Netherlands
Patheon UK Limited	Patheon B.V.	100%		England
Patheon Puerto Rico, Inc.	Patheon P.R. LLC	100%		Puerto Rico
Patheon Puerto Rico Acquisitions Corporation	Patheon Puerto Rico, Inc.	100%		Puerto Rico
CEPH International Corporation	Patheon Puerto Rico Acquisitions Corporation	100%		Puerto Rico

SCHEDULE 4 – MORTGAGED REAL PROPERTY

Company	Mailing Address
Patheon Inc.	2100 Syntex Court Mississauga, Ontario L5N 7K9 Canada

Patheon Inc.	111 Consumers Drive Whitby, Ontario L1N 5Z5 Canada

Patheon Pharmaceuticals Inc.	2110 East Galbraith Road Cincinnati, Ohio, U.S.A. 45237

Patheon UK Limited	Patheon Building Kingfisher Drive Covingham, Swindon Wiltshire SN3 5BZ England

Patheon Puerto Rico, Inc.	State Road #670 Km. 2.7 Bo. Cote Norte Manati, Puerto Rico 00674

SCHEDULE 2.21 – MANDATORY COSTS RATE

1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Costs Rate and, if the Loan is an Unpaid Sum, the additional rate of interest specified in section 2.11(d) (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Banks” means in relation to the Mandatory Costs Rate, the Lenders lending from a lending office in a Participating Member State.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(f)	“Unpaid Sum” means any sum due and payable but unpaid by a Credit Party under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Parent Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5.10 – TAXES

None.

SCHEDULE 5.11 – REAL PROPERTY

PATHEON INC.

LOCATION	OWNERSHIP STATUS	USE / TYPE OF FACILITY	ESTIMATED FAIR MARKET VALUE
2100 Syntex Court Mississauga, Ontario L5N 7K9 Canada	Owned	Industrial Facility; Offices; Warehousing	$36,000,000
111 Consumers Drive Whitby, Ontario L1N 5Z5 Canada	Owned	Industrial Facility; Offices; Warehousing	$87,000,000

PATHEON PHARMACEUTICALS INC.

LOCATION	OWNERSHIP STATUS	USE / TYPE OF FACILITY	ESTIMATED FAIR MARKET VALUE
2110 East Galbraith Road Cincinnati, Ohio, U.S.A. 45237	Owned	Industrial Facility; Offices; Warehousing	$137,000,000

PATHEON PUERTO RICO, INC.

LOCATION	OWNERSHIP STATUS	USE / TYPE OF FACILITY	ESTIMATED FAIR MARKET VALUE
Road #670 Km. 2.7 Bo. Cote Norte Manati, Puerto Rico 00674	Owned	Industrial Facility; Offices; Warehousing	$16,000,000

SCHEDULE 5.18 – SUBSIDIARIES

Subsidiary	Registered Owner/ Beneficial Owner	Number and Class of Currently Authorized and Issued Equity Interests	Percentage of Issued Equity Interests Owned	Jurisdiction of Organization
Patheon International Inc.	Patheon Inc.	4292 common shares	100%	Ontario, Canada
Patheon U.S. Holdings Inc.	Patheon International Inc.	101 common shares	100%	Delaware, U.S.A.
Patheon P.R. LLC	Patheon International Inc.	5,001 membership units	100%	Delaware, U.S.A.
Patheon U.S. Holdings LLC	Patheon International Inc.	551 membership units	100%	Delaware, U.S.A.
Patheon Finance LLC	Patheon U.S. Holdings LLC	51 membership units	100%	Delaware, U.S.A.
Patheon Pharmaceuticals Inc.	Patheon U.S. Holdings Inc.	101 common shares	100%	Delaware, U.S.A.
Patheon Pharmaceuticals Services Inc.	Patheon U.S. Holdings Inc.	1 common share	100%	Delaware, U.S.A.
CEPH International Corporation	Patheon Puerto Rico Acquisitions Corporation	50,000 common shares	100%	Puerto Rico
Patheon UK Limited	Patheon B.V.	100,001 ordinary shares and 2,000,000 preference shares	100%	England
Patheon Italia S.P.A.	Patheon B.V.	200,000 shares	100%	Italy
Patheon B.V.	Patheon U.S. Holdings LLC	42 shares	100%	Netherlands
Patheon Puerto Rico, Inc.	Patheon P.R. LLC	11,131,150 Class A common shares	100%	Puerto Rico
Patheon Puerto Rico Acquisitions Corporation	Patheon Puerto Rico, Inc.	100,000 common shares	100%	Puerto Rico
Patheon Holdings S.A.S	Patheon B.V.	20,000 Class B shares	100%	France
Patheon France S.A.S	Patheon Holdings S.A.S	200,000 ordinary shares	100%	France
Patheon Holdings Cyprus Ltd.	Patheon U.S. Holdings LLC	1,500 ordinary shares	100%	Cyprus
Patheon International AG	Patheon B.V.	200 shares	100%	Switzerland
Patheon KK	Patheon International Inc.	200 common shares	100%	Japan
Patheon UK Pension Trustees Limited	Patheon UK Limited	1 ordinary share	100%	England
Sobel USA Inc.	Patheon U.S. Holdings Inc.	10 common shares	100%	Delaware, U.S.A.
Banner Pharmacaps Inc.	Sobel USA Inc.	367 Class A common shares	100%	Delaware, U.S.A.

Patheon Coöperatief U.A.	Patheon U.S. Holdings LLC	99 votes	99%		Netherlands
	Patheon Finance LLC	1 vote	1%
Banner Pharmacaps (Canada) Ltd.	Banner Pharmacaps Inc.	2,979,837 common shares	100%		Canada
Banner Pharmacaps Europe B.V.	Patheon Coöperatief U.A.	EUR 22,725	100%		Netherlands
Pharmacaps Mexicana S.A. de C.V.	Banner Pharmacaps Inc.	183,034 Series A common shares and 498,023 Series B Shares	99.27 100	% %	Mexico
	Sobel USA, Inc.	1,346 Series A common shares	0.73%
Gelcaps Exportadora de Mexico S.A. de C.V.	Pharmacaps Mexicana S.A. de C.V.	496 Series A shares	99.02%		Mexico
	Banner Pharmacaps Inc.	4 Series A Shares	0.8%
	Pharmacaps Mexicana S.A. de C.V.	4,275 Series B shares	100%		Mexico
	Pharmacaps Mexicana S.A. de C.V.	38,449 Series B-1 shares	99.933%		Mexico
	Banner Pharmacaps Inc.	26 Series B-1 shares	0.07%
	Pharmacaps Mexicana S.A. de C.V.	85,490 Series B-2 shares	99.93%		Mexico
	Banner Pharmacaps Inc.	60 Series B-2 shares	0.07%
	Pharmacaps Mexicana S.A. de C.V.	82,699 Series B-3 shares	99.94%		Mexico
	Banner Pharmacaps Inc.	51 Series B-3 shares	0.06%
	Pharmacaps Mexicana S.A. de C.V.	8,186,980 Series B-4 shares	99.934%		Mexico
	Banner Pharmacaps Inc.	5,368 Series B-4 shares	0.066%

SCHEDULE 5.21 – UNDISCLOSED LIABILITIES

None.

SCHEDULE 6.10(c) – REAL ESTATE MATTERS

Real Estate Matters

To the extent not delivered on or before the Closing Date, the Credit Parties shall deliver, or cause to be delivered, to the Collateral Agent the following items, each in form and substance reasonably acceptable to the Administrative Agent (x) with respect to each Mortgaged Real Property listed on Schedule 4 attached hereto, within 90 days after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion and (y) with respect to each Mortgaged Real Property required to be subject to a Mortgage pursuant to Section 6.10(a) hereof, within 90 days (or such longer period as the Administrative Agent may agree in its sole discretion) following request by the Administrative Agent and/or the Collateral Agent that a Lien on such Real Property be granted:

A.	With respect to Mortgaged Real Property located within the continental United States:

(i) Mortgages; Fixture Filings. A Mortgage encumbering such Mortgaged Real Property in favor of the Collateral Agent, for the benefit of the Secured Creditors, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of the appropriate Section of the Registry of Property of Puerto Rico where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Real Property and fixtures located thereon;

(ii) Consents and Approvals. Such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements or other instruments as may be reasonably necessary or advisable in order for applicable Credit Party to grant the Lien of the Mortgage with respect thereto;

(iii) Title Insurance Policies. A policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Real Property and fixtures described therein in an amount not less than the estimated fair market value of such Mortgaged Real Property as reasonably determined by the Borrower and set forth on the Perfection Certificate (or the applicable supplement thereto), which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a “tie-in” or “cluster” endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent in its reasonable discretion;

(iv) Affidavits and Other Information. Such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v) Payment of Title Fes and Premiums. evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(vi) Leases. Copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Real Property pursuant to which any Credit Party holds the lessor’s (or other grantor’s or licensor’s) interest, which agreement shall, if so requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Collateral Agent;

(vii) Opinions. Favorable written opinions, addressed to the Collateral Agent and the Secured Creditors, of local counsel to the Credit Parties in each jurisdiction (i) where a Mortgaged Real Property is located and (ii) where the applicable Credit Party granting the Mortgage on said Mortgaged Real Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Credit Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent;

(viii) Surveys. A survey of such Mortgaged Real Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Real Property is located, (x) certified to the Collateral Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto or (B) otherwise acceptable to the Administrative Agent (a “Survey”); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto;

(ix) Flood Hazard Determinations and Flood Insurance Documentation. A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination together with (A) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party), (B) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by clause (x) hereof; and

(x) Property Insurance. Evidence of the property insurance policies required to be maintained pursuant to Section 6.03 hereof, each of which policies shall (i) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) name the Collateral Agent, on behalf of the Secured Creditors, as additional insured, (iii) identify the addresses of each property located in a special flood hazard area and indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (iv) provide that the insurer will give the Collateral Agent 45 days’ written notice of cancellation or non-renewal and (v) otherwise be in form and substance reasonably acceptable to the Administrative Agent. Without limiting the foregoing, if at any time any Building (as defined in the Flood Insurance Laws) located on any Mortgaged Real Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. As used herein, “Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

B.	With respect to Mortgaged Real Property located in Puerto Rico:

(i) Mortgages; Fixture Filings. One or more Mortgages and/or amendments or supplements to the existing Mortgage (together with a mortgage note and/or amendment or supplement to the existing PR Mortgage Notes and a pledge or ratification of the existing pledge thereof) encumbering such Mortgaged Real Property in favor of the Collateral Agent, for the benefit of the Secured Creditors, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Real Property and fixtures located thereon;

(ii) Consents and Approvals. Such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements or other instruments as may be reasonably necessary or advisable in order for applicable Credit Party to grant and/or preserve the Lien of the Mortgage, as amended or supplement pursuant to clause (i) above, with respect thereto;

(iii) Title Insurance Policies. A policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) and/or one or more endorsements to the existing title insurance policy (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Real Property and fixtures described therein in an amount not less than the estimated fair market value of such Mortgaged Real Property as reasonably determined by the Borrower and set forth on the Perfection Certificate (or the applicable supplement thereto), which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a “tie-in” or “cluster” endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent in its reasonable discretion;

(iv) Affidavits and Other Information. Such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v) Payment of Title Fees and Premiums. evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(vi) Leases. Copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Real Property pursuant to which any Credit Party holds the lessor’s (or other grantor’s or licensor’s) interest, which agreement shall, if so requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Collateral Agent;

(vii) Opinions. Favorable written opinions, addressed to the Collateral Agent and the Secured Creditors, of local counsel to the Credit Parties in each jurisdiction (i) where a Mortgaged Real Property is located and (ii) where the applicable Credit Party granting the Mortgage on said Mortgaged Real Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Credit Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent;

(viii) Surveys. With respect to all parcels of such Mortgaged Real Property on which any buildings, means of access, or other improvements or rights necessary or integral to the use and operation thereof are located, a Survey of such Mortgaged Real Property; provided, however, that a Survey shall not be required if the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements (to the extent available in the applicable jurisdiction at commercially reasonable rates) thereto, which may be based on the delivery to the Collateral Agent and the Title Company of (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company or (y) such other documents or instruments as are satisfactory to the Title Company for said purpose;

(ix) Flood Hazard Determinations and Flood Insurance Documentation. A completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination together with (A) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party), (B) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by clause (x) hereof; and

(x) Property Insurance. Evidence of the property insurance policies required to be maintained pursuant to Section 6.03 hereof, each of which policies shall (i) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) name the Collateral Agent, on behalf of the Secured Creditors, as additional insured, (iii) identify the addresses of each property located in a special flood hazard area and indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (iv) provide that the insurer will give the Collateral Agent 45 days’ written notice of cancellation or non-renewal and (v) otherwise be in form and substance reasonably acceptable to the Administrative Agent. Without limiting the foregoing, if at any time any Building (as defined in the Flood Insurance Laws) located on any Mortgaged Real Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. As used herein, “Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

C.	With respect to Mortgaged Real Property located in Canada:

(i) Mortgages; Fixture Filings. A Mortgage encumbering such Mortgaged Real Property in favor of the Collateral Agent, for the benefit of the Secured Creditors, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Real Property and fixtures located thereon;

(ii) Consents and Approvals. Such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements or other instruments as may be reasonably necessary or advisable in order for applicable Credit Party to grant the Lien of the Mortgage with respect thereto;

(iii) Title Insurance Policies. A policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Real Property and fixtures described therein in an amount not less than the estimated fair market value of such Mortgaged Real Property as reasonably determined by the Borrower and set forth on the Perfection Certificate (or the applicable supplement thereto), which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a “tie-in” or “cluster” endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent in its reasonable discretion;

(iv) Affidavits and Other Information. Such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v) Payment of Title Fes and Premiums. evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(vi) Leases. Copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Real Property pursuant to which any Credit Party holds the lessor’s (or other grantor’s or licensor’s) interest, which agreement shall, if so requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Collateral Agent;

(vii) Opinions. Favorable written opinions, addressed to the Collateral Agent and the Secured Creditors, of local counsel to the Credit Parties in each jurisdiction (i) where a Mortgaged Real Property is located and (ii) where the applicable Credit Party granting the Mortgage on said Mortgaged Real Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Credit Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent;

(ix) Property Insurance. Evidence of the property insurance policies required to be maintained pursuant to Section 6.03 hereof, each of which policies shall (i) be endorsed or otherwise amended to include a standard lender’s loss payable or mortgagee endorsement (as applicable), (ii) name the Collateral Agent, on behalf of the Secured Creditors, as additional insured, (iii) provide that the insurer will give the Collateral Agent 45 days’ written notice of cancellation or non-renewal and (iv) otherwise be in form and substance reasonably acceptable to the Administrative Agent.

SCHEDULE 6.16 – POST-CLOSING OBLIGATIONS

Post-Closing Obligations

US Documents

The time period for compliance with any obligation set forth herein may be extended or waived by the Administrative Agent in its sole discretion.

US Documents

The Collateral Agent (or its designee) shall have received originals of each of the following no later than forty-five (45) days after the Closing Date:

•	Stock Power of:

•	Sobel USA Inc. for Certificate No. 5 held by Patheon U.S. Holdings Inc.;

•	Pharmacaps Mexicana for Certificate No. 1 (Class A) held by Banner Pharmacaps Inc.;

•	Pharmacaps Mexicana for Certificate No. 1 (Class B) held by Banner Pharmacaps Inc.;

•	Patheon US Holdings Inc. for Certificate No. 21 held by Patheon International Inc.;

•	Banner Pharmacaps Inc. for Certificate No. 1 held by Sobel USA Inc.;

•	Patheon UK for Certificate No. 6 held by Patheon B.V.;

•	Patheon UK for Certificate No. 7 held by Patheon B.V.;

•	Banner Pharmacaps (Canada) Ltd. for Certificate No. 1 held by Banner Pharmacaps Inc.;

•	Intercompany Note, dated December 14, 2012, by and among the Credit Parties.

The Parent Borrower shall have taken commercially reasonable efforts to provide the Collateral Agent with (i) certificates as to coverage under the insurance policies required by Section 6.03 and (ii) endorsements as to coverage under each of the insurance policies required by Section 6.03, each in form and substance reasonably satisfactory to the Collateral Agent, no later than sixty (60) days after the Closing Date.

Dutch Security Documents

Each of the following (for the avoidance of doubt to the extent permitted by applicable law) in form and substance reasonably satisfactory to the Collateral Agent, in each case, shall be (x) completed or delivered to the Collateral Agent (or its designee) within thirty (30) days following the Closing Date (other than items 3 and 6 below which shall be completed and delivered within ninety (90) days following the Closing Date) and (y) accompanied by any other documents, certificates, evidences of authority and authorization as are customary in the Netherlands:

1.	the deed of disclosed pledge over intercompany receivables between Patheon B.V. as pledgor and the Collateral Agent as pledgee;

2.	the deed of disclosed pledge over intercompany receivables between Patheon Coöperatief U.A. as pledgor and the Collateral Agent as pledgee;

3.	the deed of disclosed pledge over intercompany receivables between Banner Pharmacaps Europe B.V. as pledgor and the Collateral Agent as pledgee;

4.	the deed of disclosed pledge of shares between Patheon U.S. Holdings LLC as pledgor, the Collateral Agent as pledgee and Patheon B.V. as company;

5.	the deed of disclosed pledge over membership rights between Patheon US Holdings LLC and Patheon Finance LLC as pledgors, the Collateral Agent as pledgee and Patheon Coöperatief U.A. as company;

6.	the deed of disclosed pledge over shares between Patheon Coöperatief U.A. as pledgor, the Collateral Agent as pledgee and Banner Pharmacaps Europe B.V. as company;

7.	legal opinion of Hill Smith King & Wood, Dutch counsel to the Credit Parties;

Puerto Rico Security Documents

Each of the following in form and substance reasonably satisfactory to the Collateral Agent, in each case, shall be (x) completed or delivered to the Collateral Agent (or its designee) within forty-five (45) days following the Closing Date and (y) accompanied by any other documents, certificates, evidences of authority and authorization as are customary in the Puerto Rico:

1.	mortgaged notes with respect to the properties located at State Road #670, Km. 2.7, Bo. Cote Norte, Manati, Puerto Rico 00674, together with endorsements in favor of the Collateral Agent;

2.	UCC-1 financing statements with respect to the mortgaged notes referenced in the preceding clause;

3.	Ratification of U.S. Security Agreement, among the Credit Parties organized under the laws of Puerto Rico or any jurisdiction therein and the Collateral Agent; and

4.	the PR Borrower and its Subsidiaries shall have taken commercially reasonable efforts to file (or have filed on their behalf) applicable UCC financing termination statements related to any UCC financing statements filed against such entities in favor of Royal Bank of Canada.

UK Security Documents

Title documents in respect of the freehold property known as Patheon Building, Kingfisher Drive Swindon with title number WT288918 shall be delivered to the Collateral Agent (or its designee) within forty-five (45) days following the Closing Date.

Real Estate

Within ninety (90) days following the Closing Date, the completion of certain real estate post-closing obligations listed on Schedule 6.10(c) of the Credit Agreement.

SCHEDULE 7.02 – LIENS

1.	Pledges of the shares of BSP Pharmaceuticals held by Patheon BV to the lenders to BSP Pharmaceuticals as further described in Schedule 7.03.

2.	Liens and encumbrances on real property disclosed in title opinions or title insurance documents related to Mortgaged Real Property.

3.	The following liens:

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	Dorman Leasing, Inc.	Leased Equipment	11/24/2008	2008 3914007

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	06/10/2009	2009 1972949

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-3 Amendment Restated Collateral	General Electric Capital Corporation	Specific Equipment	06/10/2009	2009 1972949	12/30/2009	2009 4180730

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	09/08/2009	2009 2883629

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-3 Amendment Restated Collateral	General Electric Capital Corporation	Specific Equipment	09/08/2009	2009 2883629	09/09/2009	2009 2898077

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	10/19/2009	2009 3357461

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-3 Amendment Restated Collateral	General Electric Capital Corporation	Specific Equipment	10/19/2009	2009 3357461	10/27/2009	2009 3452288

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	IBM Credit, LLC	Leased Equipment	10/21/2009	2009 3383756

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	IBM Credit, LLC	Leased Equipment	11/02/2009	2009 3512057

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	11/24/2009	2009 3781165

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	IBM Credit, LLC	Leased Equipment	12/11/2009	2009 3983241

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	03/26/2010	2010 1059991

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	03/26/2010	2010 1060049

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	08/05/2010	2010 2731648

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	02/24/2011	2011 0694235

Patheon Pharmaceutical Inc.	Delaware SOS		UCC-1	General Electric Capital Corporation	Specific Equipment	09/08/2011	2011 3450726

Banner Pharmacaps Inc	Delaware SOS		UCC-1	IBM Credit LLC	Leased Equipment	06/06/2008	2008 1942042

Banner Pharmacaps Inc	Delaware SOS		UCC-1	US Bancorp	Specific Equipment	03/13/2009	2009 0819240

Banner Pharmacaps Inc and Banner Pharmacaps, Inc.	Delaware SOS		UCC-1	Brenntag Southeast, Inc.	Consigned Goods	05/04/2009	2009 1483269

Banner Pharmacaps Inc	Delaware SOS		UCC-1	U.S. Bancorp Euipment Finance, Inc.	Specific Equipment	12/12/2011	2011 4758416

SCHEDULE 7.03 – INDEBTEDNESS

1. Letter of credit in the amount of U.S.$70,000 issued by JPMorgan Chase Bank, N.A. in favor of ARE-7030 Kit Creek, LLC which has been secured by reserves against borrowing base availability the Agent as of the Effective Date.

2. Guarantee (“letter of patronage”) of Patheon Inc. in favour of Sanpaolo IMI S.p.A. dated November 18, 2002 in respect of the commitment of Patheon Inc. to maintain a minimum equity investment in Patheon Italia S.p.A. of €17,172,000 to permit Patheon Italia S.p.A. to qualify for certain grants to be received from governmental authorities in Italy.

3. Guarantee (“letter of patronage”) of Patheon Inc. in favour of Banca IntesaBci Mediocredito S.p.A. dated June 11, 2004 in respect of the commitment of Patheon Inc. to provide notification within 30 days of a change in control of Patheon Italia S.p.A. from Patheon Inc. This letter guarantees our credit line up to the amount of €6,000,000

4. Letter of comfort dated August 27, 2008 in favor of Locat S.p.A. and in support of a leasing agreement for manufacturing equipment valued at €4,546,350.

6. Letter of comfort dated March 8, 2010 addressed to Unicredit Corporate Banking SpA in support of a credit facility in favor of BSP Pharmaceuticals Srl (“BSP”) acknowledging a 2,000,000 mortgage loan guaranteed by properties and equipment and a 750,000 short-term bank loan.

7. Agreement for Incentives dated on May 1, 1996, as amended, between MOVA Pharmaceutical Corporation (now Patheon Puerto Rico, Inc.) and The Puerto Rico Industrial Development Company (“PRIDCO”) for an R&D incentives grant that was effectively a loan to be repaid through royalties on MOVA production. PRIDCO, through its rights, did not consent to the change of control of MOVA when Patheon acquired it and, accordingly, an accelerated repayment schedule was agreed such that the sellers of MOVA made an aggregate lump sum payment to PRIDCO of $2,387,098.88 and Patheon Puerto Rico, Inc. made 9 quarterly payments to PRIDCO of $265,233.21 starting on April 1, 2007 and ending on April 1, 2009. The sellers of MOVA are be entitled to be reimbursed by MOVA for the lump sum payment made by them to PRIDCO as follows: Patheon Puerto Rico, Inc. makes quarterly royalty payments to the sellers of MOVA in the amount of 1% of all revenue received by Patheon Puerto Rico, Inc., if any, in respect of the manufacture by Patheon Puerto Rico, Inc. of the products Levothyroxine, Glyburide and Glycron after April 1, 2009 and ending on the date that the aggregate amount of $2,387,098.88 in royalty payments has been made.

8. Guarantee of MOVA Pharmaceutical Corporation (no Patheon Puerto Rico, Inc.) in favour of SB Pharmco Puerto Rico Inc. dated as of March 21, 1997, guaranteeing the performance by ChemSource Corporation of certain environmental obligations up to $17,500,000 under an agreement by and among ChemSource Corporation, MOVA Pharmaceutical Corporation and SB Pharmco Puerto Rico Inc.

11. Lines of credit to Patheon Italia S.p.A. in an aggregate principal amount of up to €14,500,000 from the following institutions: €8,000,000 from Credito Valtellinese S.p.A. (formerly Credito Artigiano S.p.A), €2,500,000 from UniCredit Corporate Banking S.p.A. and €4,000,000 from Intesa Sanpaolo S.p.A.

13. Lines of credit to Patheon France S.A.S. from BNP Paribas in an aggregate principal amount of €1,500,000.

SCHEDULE 7.04 – INVESTMENTS

The following are the existing investments which include any securities into which such investments may be converted from time to time.

Corporate Holdings

See Schedule 5.18 for the corporate holdings of the companies in the Patheon group.

Intercompany indebtedness/advances

Please see the charts attached to this Schedule 10 of the Perfection Certificate indicating intercompany loans within the Patheon group.

BSP Pharmaceuticals

Patheon Inc., through Patheon Italia S.p.A. and Patheon B.V., holds an interest of 18% in BSP Pharmaceuticals srl (collectively, “BSP Pharmaceuticals”). BSP, a privately-held Italian company, operates an oncology production facility in Latina, Italy that specializes in providing third-party development and manufacturing of cytotoxic pharmaceutical products. Patheon has committed to provide equity in BSP Pharmaceuticals up to an overall amount of €2,358,000 of which €1,980,000 has been provided.

As of April 2010, Patheon Italia S.p.A. and Patheon B.V. have each guaranteed up to €580,000 if BSP Pharmaceuticals does not fulfill its obligations to its lenders.

The shareholders agreement includes provisions in respect of buy/sell rights among the shareholders.

The shares of BSP Pharmaceuticals held by Patheon Italia S.p.A. and Patheon B.V. have been pledged to the lenders of BSP Pharmaceuticals.1

Patheon UK Pension Trustees Limited

Patheon UK holds 1 ordinary share of £1 in Patheon UK Pension Trustees Limited.

[1]	For sake of clarity, the pledge is in favour of Unicredit Bank for the loans granted to BSP in 2007. The reimbursement of such loans will end on December 31, 2015.

SCHEDULE 7.07 – CONTRACTUAL OBLIGATIONS

None.

SCHEDULE 7.08 – TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 11.05 – ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

MORGAN STANLEY SENIOR FUNDING, INC.

LEGAL NAME	Morgan Stanley Senior Funding, Inc.
LEGAL ADDRESS:	1585 Broadway
New York, NY 10036
TAX ID NUMBER	13-3888640

CLOSING CONTACTS (Send all initial funding, closing, and upfront fee notices to):

PRIMARY:
CONTACTS:	Michael Gavin
ADDRESS:	1 Pierrepont Plaza
ADDRESS:	Brooklyn, NY 11201
TELEPHONE:	718-754-4041
TELECOPIER:	718-233-2132
email address:	primarydocs@morganstanley.com

SECONDARY:
CONTACTS:	David Ingber
ADDRESS:	1 Pierrepont Plaza
ADDRESS:	Brooklyn, NY 11201
TELEPHONE:	718-754-7281
TELECOPIER:
email address:	nyparclosers@morganstanley.com

MORGAN STANLEY AGENCY:
CONTACTS:	Morgan Stanley Agency Servicing
ADDRESS:	1 Pierrepont Plaza
ADDRESS:	Brooklyn, NY 11201
TELEPHONE:	212-507-6680
TELECOPIER:
email address	msagency@morganstanley.com

DOCUMENTATION / INTRALINKS / SYNDTRAK AGENCY SITE CONTACTS

(Send all credit documents, amendment/waiver requests, financial information, compliance certificates, etc. to each of the following contacts*):

PRIMARY CONTACT:
CONTACTS:	Edward Henley
ADDRESS:	1300 Thames Street, Thames Street Wharf, 4th Floor
ADDRESS:	Baltimore, MD 21231
TELEPHONE	443-627-4326

TELECOPIER	212-404-9645
email address:	docs4loans@ms.com
Intralinks/Syndtrak
User Profile	ms4loans@ms.com
Attn:	Documentation Team

CREDIT OFFICER:	Paolo Persico
ADDRESS:	750 Seventh Avenue, 11th Floor
ADDRESS:	New York, NY 10019
TELEPHONE:	212-762-3795
TELECOPIER:	212-507-3573
email address:	Paolo.Persico@morganstanley.com

BUSINESS CONTACT: Jack Mahoney
ADDRESS:	1585 Broadway Avenue, 4th Floor
ADDRESS:	New York, NY 10036
TELEPHONE:	212-761-2921
TELECOPIER:	212-507-3396
email address:	Jack.Mahoney@morganstanley.com

LC ISSUER CONTACTS (Send all Letter of Credit related notices to):

CONTACTS :	Morgan Stanley Bank, N.A.
ADDRESS:	1300 Thames Street Thames Street Wharf, 4th Floor
ADDRESS:	Baltimore, MD 21231
ATTENTION:	Letter of Credit Department
TELEPHONE:	443-627-4555
TELECOPIER::	212-507-5010

LOAN ADMINISTRATION CONTACTS (Send all borrowing, paydown, interest, commitment/facility/ lc fee, rollover, rate setting, termination notices,

CONTACTS:	Morgan Stanley Loan Servicing
ADDRESS:	1300 Thames Street Wharf, 4th floor
ADDRESS:	Baltimore, MD 21231
TELEPHONE:	443-627-4355
TELECOPIER:	718-233-2140
email address	msloanservicing@morganstanley.com

LEGAL CONTACT (Send all legal notices to):

CONTACTS:	Morgan Stanley - Legal & Compliance Division - Corporate Loans Group
ADDRESS:	1221 Avenue of the Americas, 34th Floor
ADDRESS:	New York, NY 10020
TELECOPIER	646-202-9232

*	hard copies/electronic copies of closing sets should be sent to the Primary Documentation Contact listed above

EXHIBIT A-1

[FORM OF] REVOLVING FACILITY NOTE

[$][Cdn.$][€][£]	, 201
New York, New York

FOR VALUE RECEIVED, the undersigned,                      (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), in lawful money of the [United States of America][or insert applicable jurisdiction] and in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of the Administrative Agent, the principal sum of                      ([$][Cdn.$][€][£]        ) or, if less, the then unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, on the Revolving Facility Termination Date.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times to be determined in accordance with Section 2.11 of the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement, dated as of December 14, 2012, among: (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Revolving Facility Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflict of law.

A-1-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[PATHEON INC., as the Borrower

By:
Name:
Title:	]

[PATHEON PHARMACEUTICALS INC., as the Borrower

By:
Name:
Title:	]

[PATHEON UK LIMITED, as the Borrower

By:
Name:
Title:	]

[PATHEON PUERTO RICO, INC., as the Borrower

By:
Name:
Title:	]

[ADDITIONAL BORROWER], as the Borrower

By:
Name:
Title:	]

A-1-2

EXHIBIT A-2

[FORM OF] SWING LINE NOTE

[$][Cdn.$][€][£]	, 201
New York, New York

FOR VALUE RECEIVED, the undersigned,                      (the “Borrower”), hereby promises to pay to the order of Morgan Stanley Senior Funding, Inc., as Swing Line Lender, the principal sum of                      ([$][Cdn.$][€][£]        ) or, if less, the then unpaid principal amount of all Swing Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, in [U.S. Dollars][Canadian Dollars][Euros][Pounds Sterling] and in immediately available funds, at the Payment Office, on the Swing Loan Maturity Date applicable to each such Swing Loan.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Swing Loan made by the Swing Line Lender from the date of such Swing Loan until paid at the rates and at the times to be determined in accordance with Section 2.11 of the Credit Agreement.

This Swing Line Note is one of the Notes referred to in the Credit Agreement, dated as of December 14, 2012, among: (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swing Line Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Swing Line Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflict of law.

A-2-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[PATHEON INC., as the Borrower

By:
Name:
Title:	]

[PATHEON PHARMACEUTICALS INC., as the Borrower

By:
Name:
Title:	]

[PATHEON UK LIMITED, as the Borrower

By:
Name:
Title:	]

[PATHEON PUERTO RICO, INC., as the Borrower

By:
Name:
Title:	]

[ADDITIONAL BORROWER], as the Borrower

By:
Name:
Title:	]

A-2-2

EXHIBIT A-3

[FORM OF] TERM NOTE

$	, 201
New York, New York

FOR VALUE RECEIVED, the undersigned, Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), hereby promise to pay to the order of                      (the “Lender”) the principal sum of $         or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Parent Borrower pursuant to the Credit Agreement, in U.S. Dollars and in immediately available funds, at the Payment Office on the applicable Maturity Date.

The Parent Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times to be determined in accordance with Section 2.11 of the Credit Agreement.

This Term Note is one of the Notes referred to in the Credit Agreement, dated as of December 14, 2012, among: (i) the Parent Borrower, (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

The Parent Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Term Note shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflict of law.

A-3-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

PATHEON INC., as the Parent Borrower

By:
Name:
Title:

A-3-2

EXHIBIT B-1

[FORM OF] NOTICE OF BORROWING

            , 201

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

1585 Broadway

New York, New York 10036

Re:	Notice of Borrowing under the Credit Agreement Referred to Below

Ladies and Gentlemen:

The undersigned, [PATHEON INC., a corporation existing under the laws of Canada, PATHEON PHARMACEUTICALS INC., a Delaware corporation, PATHEON UK LIMITED, a limited liability company incorporated in England, PATHEON PUERTO RICO, INC., a Puerto Rican corporation] (the “[Parent ]Borrower”), refers to the Credit Agreement, dated as of December 14, 2012, among: (i) the Parent Borrower, (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”), and hereby gives you notice, irrevocably, pursuant to Section 2.08(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth in Schedule 1 attached hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.08(b) of the Credit Agreement.

The undersigned hereby specifies that the Proposed Borrowing will consist of Loans as indicated in Schedule 1 attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties were true and correct in all material respects as of the date when made or for the respective period; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

[The remainder of this page is intentionally left blank.]

B-1-1

Very truly yours,

[PATHEON INC., as Parent Borrower

By:
Name:
Title: ]

[PATHEON PHARMACEUTICALS INC., as the Borrower

By:
Name:
Title: ]

[PATHEON UK LIMITED, as the Borrower

By:
Name:
Title: ]

[PATHEON PUERTO RICO, INC., as the Borrower

By:
Name:
Title: ]

[ADDITIONAL BORROWER], as the Borrower

By:
Name:
Title: ]

B-1-2

Schedule 1

BORROWING SCHEDULE

Proposed Borrowing:

Name of Borrower	Class of Borrowing[1]	Business Day of Proposed Borrowing	Type of Loans	Aggregate Principal Amount of Loans[2] and Currency	Interest Period if Loans are Eurodollar Loans	Swing Line Maturity Date if Loans are Swing Loans
		, 201	Base Rate Loans Eurodollar Loans Swing Loans [Circle one of above]	[$][Cdn.$][€][£]	One Month Two Months Three Months Six Months Nine Months[3] Twelve Months[4] [Circle one of above]	, 201

[1]

E.g., “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”, “Refinancing Term Loans”, “Revolving Loans”, “Incremental Revolving Loans”, “Extended Revolving Credit Loans”, “Refinancing Revolving Credit Commitments”, etc.

[2]

In the case of a Borrowing (other than Borrowings of Loans under an Incremental Facility) denominated in US Dollars, US$1,000,000, (ii) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (iii) in the case of a Borrowing denominated in Euros, €1,000,000, and (iv) in the case of a Borrowing denominated in Sterling, £500,000. Each Incremental Term Loan Commitment shall be in an aggregate principal amount that is not less than $15,000,000 and shall be in an increment of $1,000,000 and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000.

[3]	To extent agreed to by each relevant Lender.
[4]	To extent agreed to by each relevant Lender.

EXHIBIT B-2

[FORM OF] NOTICE OF CONTINUATION OR CONVERSION

            , 201

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

1585 Broadway

New York, New York 10036

Re:	Notice of Continuation or Conversion under the Credit Agreement Referred to Below

Ladies and Gentlemen:

The undersigned, [PATHEON INC., a corporation existing under the laws of Canada, PATHEON PHARMACEUTICALS INC., a Delaware corporation, PATHEON UK LIMITED, a limited liability company incorporated in England, PATHEON PUERTO RICO, INC., a Puerto Rican corporation] (the “[Parent ]Borrower”), refers to the Credit Agreement, dated as of December 14, 2012, among: (i) the Parent Borrower, (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.12(b) of the Credit Agreement, that the undersigned hereby requests one or more Continuations or Conversions of Loans, consisting of one Type of Loan, pursuant to Section 2.12(a) of the Credit Agreement, and in that connection therewith has set forth in Schedule 1 attached hereto the information required pursuant to such Section 2.12(b) of the Credit Agreement relating to each such Continuation or Conversion.

[The remainder of this page is intentionally left blank.]

B-2-1

Very truly yours,

[PATHEON INC., as Parent Borrower

By:
Name:
Title: ]

[PATHEON PHARMACEUTICALS INC., as the Borrower

By:
Name:
Title: ]

[PATHEON UK LIMITED, as the Borrower

By:
Name:
Title: ]

[PATHEON PUERTO RICO, INC., as the Borrower

By:
Name:
Title: ]

[ADDITIONAL BORROWER], as the Borrower

By:
Name:
Title: ]

B-2-2

Schedule 1

1.	The Type[s] of Loan[s] to be [Continued] [Converted] [is a] [are] [Eurodollar][Base Rate] Loan[s].

2.	The date on which the [respective] Loan to be [Continued] [Converted] was made is [ .]

3.	The date on which the [respective] Loan is to be [Continued] [Converted] is [ .]

4.	The Aggregate amount of [the] [each] Loan[5] is [[$][Cdn.$][€][£] .]

5.	[[The [new] Interest Period[6] for the [respective] Loan is [ .]

[6.	The Type of Loan into which the [respective] Loan[s] [is] [are] to be Converted is Eurodollar Loan.]

[5]

E.g., “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”, “Refinancing Term Loans”, “Revolving Loans”, “Incremental Revolving Loans”, “Extended Revolving Credit Loans”, “Refinancing Revolving Credit Commitments”, etc.

[6]	With respect to each Eurodollar Loan, a period of one, two, three, six and to the extent agreed to by each relevant Lender, nine or twelve, months as selected by the applicable Borrower.

EXHIBIT B-3

[FORM OF] LETTER OF CREDIT REQUEST

No.

Dated             , 201

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

1585 Broadway

New York, New York 10036

Attention: Letter of Credit Operations

Ladies and Gentlemen:

The undersigned, [PATHEON INC., a corporation existing under the laws of Canada, PATHEON PHARMACEUTICALS INC., a Delaware corporation, PATHEON UK LIMITED, a limited liability company incorporated in England, PATHEON PUERTO RICO, INC., a Puerto Rican corporation] (the “[Parent ]Borrower”), refers to the Credit Agreement, dated as of December 14, 2012, among: (i) Patheon Inc. (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”).

Pursuant to Section 2.05 of the Credit Agreement, the undersigned hereby requests that                     , as a LC Issuer, issue a Letter of Credit on             , 201   (the “Date of Issuance”) in the aggregate face amount of [$][Cdn.$][€][£]        , for the account of                      (the “LC Obligor”).

The beneficiary of the requested Letter of Credit will be                     , and such Letter of Credit will be in support of                      and will have a stated termination date of                     .

Pursuant to Section 2.05(b) of the Credit Agreement, the undersigned hereby certifies that after giving effect to the requested issuance of the Letter of Credit:

(i) $         principal amount of Loans will be outstanding; and

(ii) the LC Outstandings will be $        .

B-3-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) before and after giving effect to the issuance of the Letter of Credit and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B) no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

[The remainder of this page is intentionally left blank.]

B-3-2

Very truly yours,

[PATHEON INC., as Parent Borrower

By:
Name:
Title: ]

[PATHEON PHARMACEUTICALS INC., as the Borrower

By:
Name:
Title: ]

[PATHEON UK LIMITED, as the Borrower

By:
Name:
Title: ]

[PATHEON PUERTO RICO, INC., as the Borrower

By:
Name:
Title: ]

[ADDITIONAL BORROWER], as the Borrower

By:
Name:
Title: ]

B-3-3

Execution Copy

EXHIBIT C

[FORM OF] GUARANTY

GUARANTOR AGREEMENT dated as of December 14, 2012, among PATHEON INC., the SUBSIDIARY BORROWERS (as defined below), the other SUBSIDIARIES of PATHEON INC. named herein and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, together with the successors and assigns, the “Administrative Agent”) and Collateral Agent (in such capacity, together with the successors and assigns, the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of December 14, 2012 (as amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc. (the “Parent Borrower”), Patheon Pharmaceuticals Inc. (the “US Borrower”), Patheon UK Limited (the “UK Borrower”) and Patheon Puerto Rico, Inc. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrower from time to time party thereto the “Borrowers”), the Lenders from time to time party thereto, the Administrative Agent, Collateral Agent, Swing Line Lender and LC Issuer and each of the other parties thereto. The Lenders (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I hereof) and each LC Issuer have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The Designated Hedge Creditors have agreed to enter into and/or maintain one or more Designated Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Cash Management Agreements, subject to the terms and conditions set forth in such Designated Hedge Agreements and in such Designated Cash Management Agreements, as applicable. The obligations of the Lenders and each LC Issuer to extend such credit and the entry into and/or maintenance of one or more Designated Hedge Agreements by the Designated Hedge Creditors and Cash Management Agreements by Cash Management Banks, are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor is affiliated with each of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce (x) the Lenders and each LC Issuer to extend such credit and (y) the Designated Hedge Creditors to enter into and/or maintain one or more Designated Hedge Agreements and the Cash Management Banks to enter into and/or maintain one or more Cash Management Agreements. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement; U.S. Security Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement or, if not defined therein, then in the U.S. Security Agreement (as defined in the Credit Agreement). All terms defined in the New York UCC and not defined in this Agreement or the U.S. Security Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC; and the term “security certificate” shall have the meaning specified in the Personal Property Security Act (Ontario) (the “PPSA”).

(b) The rules of construction specified in Section 1.04 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Corresponding Obligation” means any obligation to pay an amount to the Secured Creditors or any one or more of them, whether for principal, interest, costs, any overdraft or otherwise and whether present or future: (a) in respect of any of the Obligations; or (b) in connection with any other indebtedness as the Secured Creditors (or the Collateral Agent on their behalf) and the Parallel Obligor may agree from time to time.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guarantors” means, collectively, the Parent Borrower and the Subsidiary Parties.

“Obligations” has the meaning assigned to such term in the Credit Agreement.

“Original Currency” has the meaning assigned to such term in Section 5.16.

“Other Currency” has the meaning assigned to such term in Section 5.16.

“Parallel Debt” means the Parallel Debt as defined in paragraph (a) of Section 5.15.

“Parallel Obligors” means each of Patheon B.V., Patheon U.S. Holdings LLC, Patheon Finance LLC, Patheon Cooperatief U.A., and, to the extent it becomes a party hereto, Banner Pharmacaps Europe B.V.

“Subsidiary Parties” means (a) the US Borrower, the UK Borrower and the PR Borrower, (b) the other Subsidiaries identified on Schedule I and (c) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Subject to any applicable limitations set forth in Section 2.07, each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of

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any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any of the Borrowers or any other Credit Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Creditor to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Creditor in favor of any of the Borrowers or any other Person. Each of the Guarantors agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 5.13 and subject to any applicable limitations set forth in Section 2.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Creditor to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Creditor for the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Creditors to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any of the Borrowers or any other Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any of the Borrowers or any other Credit Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Creditors may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowers or any other Credit Party or exercise any other right or remedy available to them against any of the Borrowers or any other Credit Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash; provided that the foregoing shall not be construed to grant any right or remedy other than those set forth elsewhere in the Loan Documents. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising

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out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any of the Borrowers or any other Credit Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is avoided, reduced, clawed back or rescinded or must otherwise be restored by the Collateral Agent or any other Secured Creditor upon the bankruptcy, insolvency or reorganization of any of the Borrowers, any other Credit Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Creditor has at law or in equity against any Guarantor by virtue hereof, upon the failure of any of the Borrowers or any other Credit Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Creditors in cash the amount of such unpaid Obligation, subject to any applicable limitations set forth in Section 2.07. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any of the Borrowers or any other Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article IV.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Creditors will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Certain Limitations. (a) Any Subsidiary that is an Excluded CFC or a FSHCO shall not have any obligations under this Article II in respect of any obligation of the US Borrower in its capacity as a Borrower (or any guarantee of such obligation).

(b) The obligations of the PR Borrower under this Article II shall be limited to the maximum amount which would not otherwise cause the Obligations of such PR Borrower as a Borrower and/or Guarantor to be avoidable, unenforceable or rescinded against or with respect to such PR Borrower in any insolvency proceeding under the applicable Debtor Relief Laws (a “Proceeding”), including, without limitation, (a) Section 548 of the Bankruptcy Code, (b) Puerto Rico Civil Code Articles 1244 et. seq., (c) and any state or Puerto Rico fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of section 544 of the Bankruptcy Code or otherwise. The applicable Debtor Relief Laws under which the possible avoidance, unenforceability or rescission of the Obligations of the PR Borrower under this Article II shall be determined in any such Proceeding are referred to as the

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“Avoidance Provisions.” Accordingly, to the extent that the Obligations of the PR Borrower under this Article II would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which the PR Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the Obligations of the PR Borrower under this Article II, to be subject to avoidance, unenforceability or rescission under the Avoidance Provisions. This section is intended solely to preserve the rights of the Secured Creditors hereunder to the maximum extent that would not cause the Obligations of the PR Borrower under this Article II to be subject to avoidance, unenforceability or rescission under the Avoidance Provisions, and neither the PR Borrower nor any other Person shall have any right or claim under this Agreement against the Secured Creditors that would not otherwise be available to such Person under the Avoidance Provisions.

(c) If any Subsidiary of the Parent Borrower enters into this Agreement as a Subsidiary Party after the Closing Date pursuant to Section 5.14, the obligations of such Subsidiary Party under this Article II shall be subject to the limitations agreed to by the Collateral Agent in its reasonable discretion, if any, set forth in Annex A to the instrument in the form of Exhibit I hereto executed and delivered by such Subsidiary Party and the Collateral Agent; provided that such limitations shall not, in any event, limit such Subsidiary Party’s obligations under this Article II to an amount that is, at any time, less than the excess, if any, of (i) the aggregate amount of investments in, and loans and advances to, such Subsidiary Party made, directly or indirectly, by the Parent Borrower and the other Credit Parties prior to such time, minus (ii) the aggregate amount of such investments, loans and advances repaid by such Subsidiary Party to the Parent Borrower and the other Credit Parties prior to such time.

SECTION 2.08. Guarantor Intent. Each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Loan Document and/or any facility or amount made available under any Loan Document for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to Additional Borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

ARTICLE III

[Reserved]

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ARTICLE IV

Indemnity, Subrogation and Subordination

SECTION 4.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 4.03), each Borrower agrees that (a) in the event a payment of an Obligation of such Borrower shall be made by any Guarantor under this Agreement, such Borrower (or the Parent Borrower) shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to the Security Documents to satisfy in whole or in part an Obligation owed to any Secured Creditor, such Borrower (or the Parent Borrower) shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 4.02. Contribution and Subrogation. Each Guarantor other than the applicable Borrower having the obligation to indemnify in Section 4.01 (a “Contributing Party”) agrees (subject to Section 4.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Creditor and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrowers as provided in Section 4.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment (less any partial indemnification by the Borrowers as provided in Section 4.01) or the greater of the book value or the fair market value of such assets (less any partial indemnification by the Borrowers as provided in Section 4.01), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the Closing Date (or, in the case of any Contributing Party that is a Guarantor pursuant to Section 5.14, the date of the supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors (other than the applicable Borrower having the obligation to indemnify in Section 4.01) on the Closing Date (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.14, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 4.02 shall be subrogated to the rights of such Claiming Party under Section 4.01 to the extent of such payment.

SECTION 4.03. Subordination; Certain Set-Off Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, but subject to clause (c) below, all rights of the Guarantors under Sections 4.01 and 4.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any of the Borrowers or any Guarantor to make the payments required by Sections 4.01 and 4.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any Subsidiary that is not a Guarantor shall be fully subordinated to the indefeasible payment in full in cash of the Obligations; provided that such subordination shall not operate to prevent the payment of such Indebtedness and other monetary obligations (including, without limitation, dividends) between the Guarantors and/or any Subsidiary except after and during the continuation of an Event of Default.

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ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.05 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Parent Borrower as provided in Section 11.05 of the Credit Agreement.

SECTION 5.02. Waivers; Amendment.

(a) No failure or delay by the Collateral Agent, any LC Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Creditors hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or purchase of B/As or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 11.12 of the Credit Agreement.

SECTION 5.03. Agents’ Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Sections 11.01 and 11.02 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify each of the Agents and the other Indemnitees (as defined in Sections 11.01 and 11.02 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, liabilities, claims or damages to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to this Agreement or any other agreement, document, instrument or transaction related thereto, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Parent Borrower, its equity holders, affiliates, creditors, Target or any other third party, and to reimburse each Indemnitee within 30 days of

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written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one counsel to such Indemnitee, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that, the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence as determined by a final non-appealable judgment of a of a court of competent jurisdiction of, or material breach of this Agreement by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or successors of any of the foregoing as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Parent Borrower or any of Parent Borrower’s affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with this Agreement) or (ii) any settlement entered into by such Indemnitee without Parent Borrower’s written consent (such consent not to be unreasonably withheld or delayed).

(c) Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby, secured by the Security Documents, and subject to any applicable limitations of Section 2.07. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Creditor. All amounts due under this Section 5.03 shall be payable on written demand therefor.

SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents, the purchase of B/As and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent, any LC Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any B/A or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all

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of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Credit Party when a counterpart hereof executed on behalf of such Credit Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Credit Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Credit Party, the Collateral Agent and the other Secured Creditors and their respective successors and assigns, except that no Credit Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Guarantor against and on account of the Obligations and liabilities of any Guarantor to such Lender or LC Issuer under this Agreement, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The rights of each Lender under this Section 5.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Each Lender and LC Issuer (on behalf of itself or its applicable Affiliate) agrees to promptly notify the applicable Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

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SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE GUARANTORS HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE SECURED CREDITORS OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH OF THE GUARANTORS HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05 OF THE CREDIT AGREEMENT. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY

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LEGAL ACTION OR PROCEEDING REFERRED TO IN SECTION 11.08 OF THE CREDIT AGREEMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) If a Guarantor incorporated in the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement or any other deed, agreement or document referred to in this Agreement or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the law of the Netherlands.

SECTION 5.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COLLATERAL AGENT, SUCH LENDER, OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THIS AGREEMENT.

SECTION 5.11. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12. Rights and Obligations Absolute. All rights of the Agents hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement, except a termination pursuant to Section 5.13.

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SECTION 5.13. Termination or Release. If, in compliance with the terms and provisions of the Credit Agreement and the other Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is a Credit Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Parent Borrower shall have provided the Collateral Agent such certifications or documents as the Collateral Agent shall reasonably request, the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 5.13 in accordance with the relevant provisions of the Collateral Documents.

Upon the payment in full of all Obligations (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or Cash Collateralization in accordance with the provisions of the Credit Agreement of all Letters of Credit, this Agreement and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of the Credit Agreement.

SECTION 5.14. Additional Subsidiaries. Pursuant to Section 6.09 of the Credit Agreement, a Subsidiary of the Parent Borrower that was not a Subsidiary Party on the date of the Credit Agreement may be required to enter in this Agreement as a Subsidiary Party thereafter. A Subsidiary of the Parent Borrower that is not so required to enter into this Agreement as a Subsidiary Party may elect to enter into this Agreement as a Subsidiary Party. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Credit Party hereunder. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Party as a party to this Agreement.

SECTION 5.15. Parallel Debt. (a) Each Parallel Obligor hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount payable (verschuldigd) by such Parallel Obligor in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of each Parallel Obligor to the Collateral Agent under this paragraph (a) is hereinafter to be referred to as a “Parallel Debt”. Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations.

(b) Each Parallel Debt will become due and payable (opeisbaar) as and when one or more of the Corresponding Obligations become due and payable.

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(c) Each of the parties to this Agreement hereby acknowledges that

(i) each Parallel Debt constitutes an undertaking, obligation and liability of the relevant Parallel Obligor to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii) each Parallel Debt represents the Collateral Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of such Parallel Debt from relevant the Parallel Obligor.

SECTION 5.16. To the extent the Collateral Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of a Parallel Obligor, the Collateral Agent shall distribute such amount among the Secured Creditors who are creditors of the Corresponding Obligations of such Parallel Obligor in accordance with Section 9.02 of the US Security Agreement relating to the distribution of proceeds (whereby Collateral needs to be read as any collateral pledged under a Dutch law governed security document). Upon irrevocable (onaantastbaar) receipt by a Secured Creditor of any amount so distributed to it (“Received Amount”), the Corresponding Obligations of such Parallel Obligor to the relevant Secured Creditor shall be reduced by amounts totaling an amount (“Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by such Secured Creditor of the Received Amount. Each Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the applicable Borrower is required to pay such Obligation. If a Guarantor makes payment relative to any Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of such Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Collateral Agent is able to purchase in accordance with normal banking procedures in the relevant jurisdiction with the amount it receives on the date of receipt. If the amount of the Original Currency which the Collateral Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the applicable Guarantor will indemnify and save the Collateral Agent and the other Secured Creditors harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Collateral Agent or the other Secured Creditors and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

SECTION 5.17. Taxes. Each Guarantor agrees that Section 3.02 of the Credit Agreement shall, to the fullest extent permitted by law, apply to payments made by it under this Agreement.

SECTION 5.18. Intercreditor Agreement Governs. Notwithstanding any other provision contained herein, this Agreement (save for any Parallel Debt provision or other provision included in this Agreement for the purposes of creating valid security governed by Dutch law), is subject in all respects to the provisions of any Equal Priority Intercreditor Agreement or equal priority Customary Intercreditor Agreement that is entered into after the date hereof in accordance with the terms of the Credit Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and such Intercreditor Agreement, the provisions of such Intercreditor Agreement shall control.

13

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PATHEON INC., as a Guarantor

By:
Name:
Title:

PATHEON PHARMACEUTICALS INC., as a
Guarantor

By:
Name:
Title:

EXECUTED AS A DEED by

PATHEON UK LIMITED, as a Guarantor acting by Director

In the presence of:

Name:
Address:
Occupation:

PATHEON PUERTO RICO, INC., as a Guarantor

By:
Name:
Title:

PATHEON INTERNATIONAL INC., as a Guarantor

By:
Name:
Title:

PATHEON PHARMACEUTICALS SERVICES INC., as a Guarantor

By:
Name:
Title:

14

PATHEON U.S. HOLDINGS INC., as a Guarantor

By:
Name:
Title:

PATHEON P. R. LLC, as a Guarantor

By:
Name:
Title:

PATHEON U.S. HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

15

PATHEON FINANCE LLC, as a Guarantor

By:
Name:
Title:

PATHEON PUERTO RICO ACQUISITIONS CORPORATION, as a Guarantor

By:
Name:
Title:

CEPH INTERNATIONAL CORPORATION, as a Guarantor

By:
Name:
Title:

PATHEON B.V., as a Guarantor

By:
Name:
Title:

PATHEON COOPERATIEF U.A., as a Guarantor

By:
Name:
Title:

16

BANNER PHARMACAPS INC., as a Guarantor

By:
Name:
Title:

SOBEL USA INC., as a Guarantor

By:
Name:
Title:

17

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent,

By:
Name:
Title:

18

Schedule I to the

Guarantor Agreement

SUBSIDIARY PARTIES

Entity Name

Patheon International Inc.
Patheon U.S. Holdings Inc.
Patheon Pharmaceuticals Inc.
Patheon Pharmaceuticals Services Inc.
Patheon U.S. Holdings LLC
Patheon Finance LLC
Patheon UK Limited
Patheon B.V.
Patheon Cooperatief U.A.
Patheon P. R. LLC
Patheon Puerto Rico, Inc.
Patheon Puerto Rico Acquisitions Corporation
CEPH International Corporation
Banner Pharmacaps Inc.
Sobel USA Inc.

Exhibit I to the

Guarantor Agreement

SUPPLEMENT NO.      dated as of [—], to the Guarantor Agreement dated as of December 14, 2010 (as amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Guarantor Agreement”) among PATHEON INC., the SUBSIDIARY BORROWERS (as defined below), the other SUBSIDIARIES of PATHEON INC. named herein and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent (together with its successors and assigns the “Collateral Agent”).

A. Reference is made to the Credit Agreement dated as of December 14, 2012 (as amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Patheon Inc. (the “Parent Borrower”), Patheon Pharmaceuticals Inc. (the “US Borrower”), Patheon UK Limited (the “UK Borrower”) and Patheon Puerto Rico, Inc. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto the “Borrowers”), the Lenders from time to time party thereto, the Administrative Agent, Swing Line Lender, LC Issuer, the Collateral Agent and each of the other parties thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantor Agreement.

C. The Guarantors have entered into the Guarantor Agreement in order to induce (x) the Lenders to make Loans and to purchase or accept B/As the LC Issuers to issue Letters of Credit and (y) the Designated Hedge Creditors to enter into and/or maintain one or more Designated Hedge Agreements and the Cash Management Banks to enter into and/or maintain one or more Cash Management Agreements. Section 5.14 of the Guarantor Agreement provides that additional Subsidiaries of the Parent Borrower may become Subsidiary Parties under the Guarantor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Guarantor Agreement in order to induce (x) the Lenders to make additional Loans and to purchase or accept additional B/As, (y) the LC Issuers to issue additional Letters of Credit and as consideration for Loans previously made, B/As previously purchased or accepted and Letters of Credit previously issued and (z) the Designated Hedge Creditors to enter into and/or maintain one or more Designated Hedge Agreements and the Cash Management Banks to enter into and/or maintain one or more Cash Management Agreements.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.14 of the Guarantor Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party (and accordingly, becomes a Guarantor) and Guarantor under the Guarantor Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantor Agreement applicable to it as a Subsidiary Party and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the Closing Date. Each reference to a “Guarantor” in the Guarantor Agreement shall be deemed to include the New Subsidiary. The Guarantor Agreement is hereby incorporated herein by reference. [Notwithstanding the foregoing, but subject to Section 2.07(c) of the Guarantor Agreement, the obligations of the New Subsidiary under Article II of the Guarantor Agreement are subject to the limitations set forth in Annex A hereto.]7

[7]

This provision to be included only if the New Subsidiary’s guarantee obligations are required by applicable local law to be limited. Any such limitations are subject to review by the Collateral Agent and confirmation by legal counsel in the relevant jurisdiction that such limitations are required.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantor Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantor Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Guarantor Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

2

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent,

By:
Name:
Title:

3

Annex A

[Local law guarantee limitations]

EXHIBIT D

[FORM OF] SOLVENCY CERTIFICATE

December 14, 2012

This solvency certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(k) of the Credit Agreement, dated as of December 14, 2012 (as may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”) among (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (each a “Lender” and collectively, and together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc., as the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [name of Financial Officer], [insert title] of Parent Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY that as of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a) The fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis.

(b) The present fair saleable value of the assets of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Parent Borrower and its Restricted Subsidiaries on their debts as they become absolute and matured.

(c) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(d) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Parent Borrower and its Restricted Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital.

(e) For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

(f) In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent Borrower and its Restricted Subsidiaries after consummation of the Transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as [specify title of Financial Officer] of Parent Borrower, and not individually, as of the date first written above.

By:
Name:
Title:

2

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[insert date]

Reference is made to the Credit Agreement, dated as of December 14, 2012 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Swing Line Lender, the LC Issuer, and the other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement. Pursuant to Section 6.01(c) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Parent Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries for the fiscal year ended [            ], 201[  ], and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, in each case, setting forth comparative figures for the preceeding fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by an opinion with respect to such consolidated financial statements of an independent registered public accounting firm of nationally recognized standing selected by the Parent Borrower, which opinion shall be unqualified as to “going concern” or scope of audit.]8

2. [Attached hereto as Exhibit A are the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of the fiscal quarter ended [                    ], and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year all in reasonable detail and prepared in accordance with GAAP, and which shall be certified on behalf of the Parent Borrower by a Financial Officer of the Parent Borrower, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.]9

3. [Attached hereto as Exhibit B is a “management discussion and analysis” with respect to the financial information, including a comparison to and variances from the immediately preceding period and budget.]10

4. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

[8]	To be included if accompanying annual financial statements only.
[9]	To be included if accompanying quarterly financial statements only.
[10]	To be included only if the Parent Borrower is not a public reporting company, or such management discussion and analysis is not publicly available

5. [Attached hereto as Schedule 1 is a calculation of the First Lien Leverage Ratio as of the end of the most recent Testing Period, which calculation is true and correct as of the date of this Certificate.]11

6. [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow and the Available Amount for the most recently ended fiscal year, which calculations are true and correct as of the date of this Certificate.]12

7. [Attached hereto as Schedule 3 is a report setting forth the information required by Sections 1 and 2 of the Perfection Certificate with regard to the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party ][There has been no change in the information required by Sections 1 and 2 of the Perfection Certificate with regard to the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party since the later of the Closing Date or the date of the last such report.]13

8. [Attached hereto as Schedule 4 is a description of each event, condition or circumstance during the last fiscal quarter requiring a mandatory prepayment under Section 2.15(c) of the Credit Agreement.]14

9. [Attached hereto as Schedule 5 is a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date hereof.][There has been no change to the list identifying each Subsidiary of the Parent Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary since the later of the Closing Date or the date the last such list was delivered to the Administrative Agent.]15

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[11]	To be included in quarterly and annual compliance certificates.
[12]	To be included only in annual compliance certificates to the extent the Excess Cash Flow sweep applies to the prior fiscal year to which this certificate relates.
[13]	To be included only in annual compliance certificates.
[14]	To be included in annual and quarterly compliance certificates.
[15]	To be included only in annual compliance certificates.

IN WITNESS WHEREOF, the undersigned, solely in [his/her] capacity as [title of Financial Officer] of Patheon Inc., has executed this Certificate for and on behalf of Patheon Inc. as of             , 201  .

[PATHEON INC.,
a Canadian corporation]

By:
Name:
Title:

Schedule 1

First Lien Leverage Ratio

First Lien Leverage Ratio

(A) Total Funded Debt that is secured by a first priority Lien on the Collateral as of [ ], 20[—]:	$	[	]

(B) unrestricted cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries (excluding the proceeds of any Specified Equity Contribution; provided, that any such Specified Equity Contributions may be included in determining compliance with the First Lien Leverage Ratio on the Compliance Date following the Compliance Date with respect to which such Specified Equity Contribution has been made) not to exceed $35.0 million

	$	[	]

(C) Subtotal [(A) minus (B)]	$	[	]

(D) Consolidated EBITDA for the period of the four fiscal quarters most recently ended (as shown on Annex I hereto)	$	[	]

(E) First Lien Leverage Ratio [(C) to (D)]:		[ ] to 1.00

Annex 1

Consolidated EBITDA

Consolidated EBITDA	Quarter Ended [ ]	Quarter Ended [ ]	Quarter Ended [ ]	Quarter Ended [ ]	LTM Period

(1) Consolidated Net Income—net income (or loss), excluding without duplication

(a) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(b) (i) the net income of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (a);

(c) the cumulative effect of a change in accounting principles during such period to the extent included in net income;

(d) any increase in amortization or depreciation or any one-time non-cash charges or other effects resulting from purchase accounting in connection with the Transactions or any acquisition consummated after the Closing Date;

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(f) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries; and

(g) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP[16].

plus, (without duplication), in each case, to the extent deducted in the calculation of Consolidated Net Income:

+ (2) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense

+ (3) any non-cash charges or losses; provided, that, any non-cash charges or losses shall be treated as cash

[16]	There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

charges or losses in any subsequent Testing Period during which cash disbursements attributable thereto are made

+ (4) any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges

+ (5) any expenses relating to the Transactions (including the Banner Acquisition), Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the Required Lenders and such waiver or consent has been obtained), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction)

+ (6) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including, without limiting the foregoing, retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing), which costs and expenses Parent Borrower determines are reasonable and are factually supportable as set forth in a certificate signed by a Financial Officer of Parent Borrower, in each case, that occurred during the Testing Period

+ (7) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued to the extent permitted to be paid or accrued pursuant to the Loan Documents

+ (8) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions

+ (9) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income)

+ (10) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations

+ (11) any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as Parent Borrower determines are reasonable and are factually supportable and set forth in a certificate signed by a Financial Officer of Parent Borrower, in each case, that occurred during the Testing Period

+ (12) any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”

+ (13) to the extent not included above, certain adjustments consistent with the financial model delivered to the Agents and set forth on Schedule 5 to the Credit Agreement

+ (14) minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income)

minus (without duplication), in each case, to the extent included in the calculation of Consolidated Net Income:

– (15) non-cash gains or income; provided, that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash disbursements attributable thereto are made

– (16) any extraordinary or non-recurring income or gain

– (17) any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by an Financial Officer of the Parent Borrower

– (18) any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations in each case, as determined on a consolidated basis for the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP.[17]
Consolidated EBITDA:

[17]

For the avoidance of doubt:(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Parent Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition), and (ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period.

Schedule 2

Excess Cash Flow

Excess Cash Flow for the most recently ended Fiscal Year ended [ ]

The sum, without duplication, of:

(1) Consolidated EBITDA; plus	$	[	]

(2) any extraordinary or nonrecurring income or gain realized in cash for such period; plus	$	[	]

(3) cash interest income (to the extent deducted in the computation of Consolidated EBITDA, or if such amount does not reduce Cash Interest Expense); plus	$	[	]

(4) an amount equal to any decrease in Consolidated Working Capital; plus	$	[	]

(5) any amounts in lines (14), (15), (17) and (20) below, to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Loans), the sale or issuance of any Capital Stock and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of any asset or assets, in each case, to the extent there is a corresponding deduction from Excess Cash Flow; plus

	$	[	]

(6) cash payments received in respect of Hedge Agreements for such period to the extent (A) not included in the computation of Consolidated EBITDA or (B) such payments do not reduce Cash Interest Expense; plus

	$	[	]

(7) the aggregate amount of items that were deducted from or not added to net income in calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either such items (A) represented cash received by the Parent Borrower or any Restricted Subsidiary which had not increased Excess Cash Flow upon the receipt thereof in a prior period, or (B) do not represent cash paid by the Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period;

	$	[	]

minus the sum, without duplication, of:

(8) any expenses, losses or charges paid in cash for such period and added to Consolidated EBITDA pursuant to clauses (c), (d), (e), (g) and (l) of the definition thereof in the Credit Agreement; plus	$	[	]

(9) Cash Interest Expense; plus	$	[	]

(10) cash expenditures made in respect of Hedge Agreements for such period to the extent (A) not reflected in the computation of Consolidated EBITDA or (B) such payments do not increase Cash Interest Expense; plus

	$	[	]

(11) taxes (including, without limitation, taxes based on income, profits or capital, state, local, foreign, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes, and including penalties and interest on any of the foregoing, including amounts payable pursuant to any tax sharing agreements or arrangements among the Parent Borrower and its Restricted Subsidiaries on the one hand and any direct or indirect parent company of Parent Borrower on the other (so long as such tax sharing payments are attributable to the operations of Parent Borrower and its Restricted Subsidiaries) paid in cash for such period or tax reserves set aside or payable after the close of such period; provided, that with respect to any such amounts to be paid after the close of such period, (A) any amount so deducted shall not be deducted again in a subsequent period and (B) appropriate reserves shall have been established in accordance with GAAP; plus

	$	[	]

(12) an amount equal to any increase in Consolidated Working Capital; plus	$	[	]

(13) amounts paid in cash for such period in respect of long-term liabilities (other than Indebtedness); plus	$	[	]

(14) (A) Capital Expenditures during such period that are paid in cash and (B) the aggregate consideration paid in cash during such period in respect of Permitted Acquisitions or any similar Investment permitted by Section 7.04 of the Credit Agreement (including any earn-out or similar payments); plus

	$	[	]

(15) Capital Expenditures that Parent Borrower or its Restricted Subsidiaries, become obligated to make during such period, but that are not made during such period; provided, that any amount so deducted shall not be deducted again in a subsequent period; plus

	$	[	]

(16) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset sale or casualty event giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; plus

	$	[	]

(17) Scheduled Repayments, scheduled repayments in respect of any Term Loans, Permitted Refinancing Indebtedness, Permitted Incremental Indebtedness, Permitted Ratio Debt and any Permitted Refinancing Indebtedness of any of the foregoing, and the amount of any payments not prohibited hereby on Indebtedness other than the Loans outstanding hereunder; plus

	$	[	]

(18) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

	$	[	]

(19) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued; plus	$	[	]

(20) Restricted Payments paid in cash during such period to the extent as permitted by clauses (i) through (iv) of Section 7.05(c), Section 7.05(d), Section 7.05(e), clause (i) of Section 7.05(f), clause (i) of Section 7.05(i) of the Credit Agreement; and, to the extent relating to any of the foregoing clauses of Section 7.05 referred to in this clause (xiii), without duplication, Section 7.05(k) of the Credit Agreement; plus

	$	[	]

(21) without duplication of amounts deducted pursuant to clause (vii) above, amounts paid in cash for such period in respect of obligations (including, but not limited to, indemnification) with respect to any Permitted Acquisition or any other Investment made by the Parent Borrower or its Restricted Subsidiaries permitted by Section 7.04 (other than clauses (a) and (i) of Section 7.04) of the Credit Agreement; plus

	$	[	]

(22) the net amount of any net income generated by any Restricted Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income would have material tax consequences if so distributed, under any agreement, instrument, law or regulation applicable to such Restricted Subsidiary during such period; plus

	$	[	]

(23) amounts paid in cash for such period on account of (A) items that were accounted for as non-cash reductions of net income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Parent Borrower or any Restricted Subsidiary in a prior period and (B) reserves or accruals established in purchase accounting; plus

	$	[	]

(24) the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA or were added to Consolidated EBITDA to the extent such items represented (A) a cash payment by Borrower or any restricted subsidiary which had not reduced Excess Cash Flow upon the accrual thereof in a prior period or (B) did not represent cash received by Parent Borrower or any Restricted Subsidiary, in each case, on a consolidated basis during such period.

	$	[	]

Excess Cash Flow:	$	[	]

Available Amount

($ in thousands)

Available Amount for the Fiscal Year ended [ ]

(1) $7.5 million		$7,500

+ (2) the aggregate Excess Cash Flow for all fiscal years for which financial statements have been required to be delivered pursuant to Section 6.01(a) of the Credit Agreement (excluding, for the avoidance of doubt, the fiscal year ending October 31, 2012)

	$	[	]

+ (3) the aggregate amount of Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance of Capital Stock of the Parent Borrower (other than Disqualified Equity Interests) or cash capital contributions to the Parent Borrower (other than Specified Equity Contributions and other capital contributions of the type described in Section 7.03 (aa) of the Credit Agreement)

	$	[	]

+ (4) the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Parent Borrower, in each case, issued after the Closing Date, which have been exchanged or converted into Qualified Equity of Parent Borrower or the direct or indirect parent of Parent Borrower (other than Specified Equity Contributions and other capital contributions of the type described in Section 7.03 (aa) of the Credit Agreement)

	$	[	]

+ (5) the Net Cash Proceeds of sales of Investments made with the Available Amount	$	[	]

+ (6) returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made with the Available Amount	$	[	]

+ (7) the Investments of Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into Parent Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to Parent Borrower or any of its Restricted Subsidiaries

	$	[	]

+ (8) any Declined Amounts (without duplication of amounts excluded in the deduction of line (9) below pursuant to the parenthetical thereof)	$	[	]

– (9) the amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 2.15(c)(iv) of the Credit Agreement (which amount shall not include, for the avoidance of doubt, any amounts declined by Lenders pursuant to Section 2.15(c)(vii) of the Credit Agreement)

	$	[	]

– (10) the sum of all prior Investments made pursuant to Section 7.04(m)(ii), Restricted Payments made pursuant to Section 7.05(f)(ii) and Restricted Payments made pursuant to Section 7.05(i)(ii) of the Credit Agreement

	$	[	]

Available Amount:	$	[	]

[Schedule 3]

[A report setting forth the information required by Sections 1 and 2 of the Perfection Certificate describing the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party.]

Schedule 4

[Description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.15(c) of the Credit Agreement]

[Schedule 5]

[List of Restricted Subsidiaries and Unrestricted Subsidiaries, if there has been any change since the delivery of the last Compliance Certificate.]

EXHIBIT F

[FORM OF] CLOSING CERTIFICATE

                 , 201

Pursuant to Sections 4.01(e)(B) and 4.01(m) of the Credit Agreement, dated as of December 14, 2012 (as may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”) among (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (each a “Lender” and collectively, and together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc., as the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time, the undersigned,                     , as an Authorized Officer of Patheon Inc., and not in [his/her] individual capacity, hereby certifies on behalf of the Parent Borrower:

1. As of the date hereof, the undersigned certifies that the Banner Acquisition has been consummated or shall be consummated substantially concurrently with the initial funding of the Credit Facilities in all material respects in accordance with the Purchase Agreement, and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to Lenders without the consent of the Arrangers, which consent may not be unreasonably withheld or delayed.

2. Since January 1, 2012, there has not been a Closing Date Material Adverse Effect.

3. The Specified Representations are true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) as of the date hereof and with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that, if the term “Material Adverse Effect” qualifies any Specified Representation in Article V of the Credit Agreement, such term shall be deemed refer to the term “Closing Date Material Adverse Effect” to the extent such representation is being made in connection with a Credit Event on the Closing Date.

F-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as the [title of Authorized Officer] of the Parent Borrower, on behalf of the Parent Borrower, and not individually, as of the date first written above.

PATHEON INC.

By:
Name:
Title:

F-2

EXHIBIT G

[FORM OF] ASSIGNMENT AGREEMENT

Date:                 , 201

This Assignment Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit, guarantees, and Swing Loans and any participations in any of the foregoing included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]18]

3.	Parent Borrower:	Patheon Inc.

4.	Subsidiary Borrowers:	Patheon Pharmaceuticals, Patheon UK Limited and Patheon Puerto Rico, Inc.[19]

5.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement.

[18]	Select as applicable.
[19]	Include Additional Borrowers to the extent applicable.

1

6.	Credit Agreement:	The Credit Agreement, dated as of December 14, 2012 (as the same may be amended, amended and restated, extended, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), among (i) the Parent Borrower, (ii) the Subsidiary Borrowers, (iii) the lenders from time to time party thereto, (iv) the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time.

7.	Assigned Interest:

Facility Assigned[20]	Aggregate Amount of Commitment/Loans for all Lenders[21]	Amount of Commitment/Loans Assigned[22]	Percentage Assigned of Commitment/Loans[23]
	$	$		%
	$	$		%
	$	$		%

[8.	Trade Date:	][24]

Effective Date:                  , 201   [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[20]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”, “Revolving Credit Commitments”, “Incremental Revolving Credit Commitments”, “Extended Revolving Credit Commitments”, “Refinanced Revolving Credit Commitments”, etc.). Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[21]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[22]

Except in the cases of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount shall not be less than $5,000,000 (in the case of a Revolving Credit Loan) or, $1,000,000 (in the case of a Term Loan), and shall be in increments of $1,000,000 (in the case of each Revolving Credit Loan) or $1,000,000 (in the case of Term Loans) in excess thereof.

[23]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[24]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

[Consented to and][25] Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent [and Swing Line Lender][26]

By:
Name:
Title:

[Consented to:

MORGAN STANLEY BANK, N.A.,
as LC Issuer

By:
Name:
Title:][27]

[Consented to:

PATHEON INC.,
as Parent Borrower

By:
Name:
Title:][28]

[25]	No consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[26]	No consent of the Swing Line Lender shall be required for any assignment of a Term Loan.
[27]	No consent of the LC Issuer shall be required for any assignment of a Term Loan.
[28]

No consent of the Parent Borrower shall be required (i) for any assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if a Specified Event of Default has occurred and is continuing.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is not a United States Person (as defined in Section 7701(a)(30) of the Code), attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be

1

effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws.

2

EXHIBIT H-1

FORM OF U.S. TAX CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

U.S. Tax Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 14, 2012 (as amended, amended and restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), among (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) each lender from time to time party thereto, (iv) the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the US Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the US Borrower and the Administrative Agent in writing and deliver promptly to the US Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the US Borrower or the Administrative Agent) or promptly notify the US Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

H-1

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT H-2

FORM OF U.S. TAX CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 14, 2012 (as amended, amended and restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), among (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) each lender from time to time party thereto, (iv) the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT H-3

FORM OF U.S. TAX CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 14, 2012 (as amended, amended and restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), among (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) each lender from time to time party thereto, (iv) the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT H-4

FORM OF U.S. TAX CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 14, 2012 (as amended, amended and restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), among (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) each lender from time to time party thereto, (iv) the Administrative Agent, Collateral Agent and Swing Line Lender, (v) the LC Issuer and (vi) the other parties thereto from time to time.

Pursuant to the provisions of Section 3.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the US Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the US Borrower and the Administrative Agent in writing and deliver promptly to the US Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the US Borrower or the Administrative Agent) or promptly notify the US Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT I-1

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Among

PATHEON INC.,

as Parent Borrower,

PATHEON PHARMACEUTICALS INC.,

as US Borrower,

PATHEON UK LIMITED,

as UK Borrower,

PATHEON PUERTO RICO, INC.,

as PR Borrower,

the other Grantors party hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Senior Representative for the

First Lien Credit Agreement Secured Parties,

[                    ],

as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [            ], 201[    ]

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Grantors (as defined below) party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), [                ], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), [[            ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]] and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second Priority Debt” means any Indebtedness that is issued or guaranteed by any Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Second Priority Obligations), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Additional Second Priority Debt Documents) with the Second Priority Obligations and any other Second Priority Debt Obligations and which the applicable Additional Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of any Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Borrower or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by any Borrower and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the First Lien Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the Equal Priority Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by any Borrower, then the Guarantors, the First Lien Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Equal Priority Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” has the meaning assign to such term in Section 8.24.

“Applicable Creditor” has the meaning assign to such term in Section 8.24.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Debtor Relief laws.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Debtor Relief Laws” means the Bankruptcy Code, BIA, CCAA, WURA and the United Kingdom’s Insolvency Act 1986 and all other laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, recapitalization, or other adjustment, or marshalling of the assets and liabilities of a Borrower, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Parent Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the Equal Priority Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the First Lien Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of First Lien Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the First Lien Collateral Agent (under the First Lien Credit Agreement so Refinanced) to the Designated Senior Representative as the “First Lien Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of First Lien Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Equal Priority Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Credit Agreement (as the same may be amended, amended and restated, modified, refinanced and/or restated from time to time), dated as of December 14, 2012, among Patheon Inc., a corporation existing under the laws of Canada, Patheon Pharmaceuticals Inc., a Delaware corporation, Patheon UK Limited, a limited liability company incorporated in England and Patheon Puerto Rico, Inc., a Puerto Rican corporation, any Additional Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, the First Lien Collateral Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Creditors” as defined in the First Lien Credit Agreement.

“First Lien Security Documents” means the “Security Documents” as defined in the First Lien Credit Agreement.

“Grantors” means the Parent Borrower, the other Borrowers, , the other Guarantors, and each of their respective Subsidiaries which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” has the meaning assigned to such term in the First Lien Credit Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [Indenture] dated as of [            ], 201[    ], among the Parent Borrower, [the Guarantors identified therein,] [    ], as [trustee], and [    ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) (i) any voluntary case commenced by or against any Borrower or any other Grantor under the Bankruptcy Code or, (ii) the seeking of relief by any such Borrower or other Guarantor under other Debtor Relief Laws in any jurisdiction outside the United States;

(2) the commencement of an involuntary case against any Borrower or any other Grantor under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within 60 days after commencement of the case (or if such petition is presented in respect of the UK Borrower, within 21 days of the date of presentation);

(3) a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any other Grantor;

(4) any Borrower or any other Grantor commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Borrower or any other Grantor or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower or any other Grantor;

(5) any Borrower or any other Grantor is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(6) any order of relief or other order approving any such case or proceeding referred to in clauses (1) or (2) above is entered;

(7) any Borrower or any other Grantor suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or

(8) any Borrower or any other Grantor makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due (or, in the case of the UK Borrower, admits inability to pay such debts as they become due or is deemed unable to pay them (other than Section 123(1) of the United Kingdom’s Insolvency Act of 1986 where a demand is made for an amount less than £50,000 and such demand is settled within 21 days of being made).

“Intellectual Property” has the meaning assigned to such term in the First Lien Credit Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Judgment Currency” has the meaning assign to such term in Section 8.24.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series of Second Priority Debt that (a) constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt with respect to such Shared Collateral and (b) is larger in principal amount than the largest outstanding principal amount of any then outstanding series of Indebtedness constituting Senior Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Parent Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Parent Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Parent Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Initial Second Priority Debt Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, all amounts owing pursuant to the terms of such Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Second Priority Debt Document.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt incurred after the date hereof, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (through which 180-day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Loan Document or any other Senior Debt Document or any other assets of any Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Security Documents, the Equal Priority Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrowers or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the First Lien Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Capital Stock of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent Borrower.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared

Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of any Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrowers and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrowers and the other Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.04(e), 2.05(a), 2.17 or Article VIII of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) Subject to Section 3.01(a), whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, and (E) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior

Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, in each case (A) through (E) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of any Borrower or any other Grantor) or any Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that any Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Equal Priority Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Parent Borrower) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrowers or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrowers’ or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Debt Party; provided, however, that, without the consent of the Second Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b) Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Second Priority Debt Document or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans and aggregate principal amount of revolving commitments, in each case, under the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(c) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Morgan Stanley Senior Funding, Inc., as collateral agent, pursuant to or in connection with the Credit Agreement, dated as of December 14, 2012, among the Borrowers, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [            ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among Morgan Stanley Senior Funding, Inc., as First Lien Collateral Agent, [                    ], as Initial Second Priority Representative, the Borrowers and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern.”

(d) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrowers or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrowers or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(e) The Borrowers agree to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Second Priority Debt Documents and (ii) any new Senior Debt Documents or Second Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrowers and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise in contravention of this Agreement by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Borrowers and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Parent Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Parent Borrowers or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Parent Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the First Lien Credit Agreement, (b) a payment default under the Credit Agreement that has not been cured or waived by the Senior Secured Parties within sixty (60) days of the occurrence thereof or (c) the commencement of an Insolvency Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative. If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if any Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to any Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such sale, use or lease of such cash or other collateral, unless a Senior Representative or any other Senior Secured Party shall oppose or object to such use of cash collateral (in which case, no Second Priority Representative nor any other Second Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); (b) such DIP Financing, unless a Senior Representative or any other Senior Secured Party shall oppose or object to such DIP Financing, and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives; (c) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party; (d) any exercise by any Senior

Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (e) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (f) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection in any form or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which (A) Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all claims of the Senior Secured Parties on the same basis as the other claims of the Second Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt

Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the claims of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02).

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of any Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees or expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding under Section 506(b) of the Bankruptcy Code or other applicable provision of any Debtor Relief Law) before any distribution is made in respect of the Second Priority Debt Obligations, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(d) of the Bankruptcy Code or pursuant to any other Debtor Relief Law.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Parent Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Parent Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrowers or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrowers or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Equal Priority Intercreditor Agreement and in the event of any conflict between the Equal Priority Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the Equal Priority Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrowers or any other Grantor shall require the consent of the Parent Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party (and with respect to any amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of the Borrowers or any other Grantor, with the consent of the Parent Borrower), any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Parent Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Borrowers and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrowers agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Parent Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Parent Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Borrowers may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Second Priority Debt Parties, as applicable;

(ii) the applicable Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (II) in the case of Additional Second Priority Debt Obligations, on a junior basis under each of the Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the applicable Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Refinancings. The Senior Debt Obligations and the Second Priority Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof. Second Lien Representative hereby agrees that at the request of the Parent Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to the Second Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the United States Federal or New York State court sitting in New York county;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrowers or any Grantor, to the Parent Borrower, at its address at:

Patheon Inc.

PO Box 110145

Research Triangle Park, NC 27709-5145

Attention: David Field

Telephone: 919-226-3171

Telecopier: 919-474-2269

With a copy to:

JLL Partners

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Garrett Hall

Telephone: 212-210-9308

Telecopier: 646-695-4108

and

Christopher J. Brown, Esq.

Simpson Thacher & Bartlett LLP

1155 F Street NW

Washington, D.C. 20004

Telephone: 202-636-5513

Telecopier: 202-636-5502;

(ii) if to the First Lien Collateral Agent, to it at:

Morgan Stanley Senior Funding, Inc.

Attn: Steve Delaney

1300 Thames Street

Thames Street Wharf

Baltimore, Maryland 21231

(iii) if to the Initial Second Priority Representative to it at:

[                    ]

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THIS AGREEMENT.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrowers, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.[ The Second Priority Majority Representative represents and warrants that this Agreement is binding upon the Second Priority Debt Parties.]

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrowers or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article 9 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Collateral Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as [Trustee] under [indenture] (the “Trustee”) and the provisions of Article [    ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrowers or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.24. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower or other Grantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrowers and other Grantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower or other Grantor. The obligations of the parties contained in this Section 8.27 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY SENIOR FUNDING, INC. as First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ ] as Initial Second Priority Representative

By:
Name:
Title:

By:
Name:
Title:

S-1

PATHEON INC.

By:
Name:
Title:

PATHEON PHARMACEUTICALS INC.

By:
Name:
Title:

PATHEON UK LIMITED

By:
Name:
Title:

PATHEON PUERTO RICO, INC.

By:
Name:
Title:

[EACH SUBSIDIARY GUARANTOR], as a Grantor

By:
Name:
Title:

S-2

ANNEX I

SUPPLEMENT NO. [    ] dated as of , to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 2012 (the “Second Lien Intercreditor Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), Morgan Stanley Senior Funding, Inc., as First Lien Collateral Agent under the First Lien Credit Agreement, [                    ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, certain Additional Senior Debt Documents, and certain Additional Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Additional Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

Annex I-1

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex I-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative

By:
Name:
Title:

[                    ], as Designated Second Priority Representative

By:
Name:
Title:

Annex I-3

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 201[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 2012 (the “Second Lien Intercreditor Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), Morgan Stanley Senior Funding, Inc., as First Lien Collateral Agent under the First Lien Credit Agreement, [                    ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrowers to incur Second Priority Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this

Annex II-1

Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex II-3

Acknowledged by:

PATHEON INC.

By:
Name:
Title:

PATHEON PHARMACEUTICALS INC.

By:
Name:
Title:

PATHEON UK LIMITED

By:
Name:
Title:

PATHEON PUERTO RICO, INC.

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:

Name:
Title:

Annex II-4

Schedule I to the

Representative Supplement to the

First Lien/Second Lien Intercreditor Agreement

Grantors

[                    ]

Annex II-5

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 201[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 2012 (the “Second Lien Intercreditor Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), Morgan Stanley Senior Funding, Inc., as First Lien Collateral Agent under the First Lien Credit Agreement, [                    ], as Initial Second Priority Representative and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrowers to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has

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been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex II-3

Acknowledged by:

PATHEON INC.

By:
Name:
Title:

PATHEON PHARMACEUTICALS INC.

By:
Name:
Title:

PATHEON UK LIMITED

By:
Name:
Title:

PATHEON PUERTO RICO, INC.

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:

Name:
Title:

Annex II-4

Schedule I to the

Representative Supplement to the

First Lien/Second Lien Intercreditor Agreement

Grantors

[                    ]

Annex II-5

EXHIBIT I-2

[FORM OF]

EQUAL PRIORITY INTERCREDITOR AGREEMENT

Among

PATHEON INC.,

as Parent Borrower,

PATHEON PHARMACEUTICALS INC.,

as US Borrower,

PATHEON UK LIMITED,

as UK Borrower,

PATHEON PUERTO RICO, INC.,

as PR Borrower,

the other Grantors party hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties

MORGAN STANLEY SENIOR FUNDING, INC.,

as Authorized Representative for the Credit Agreement Secured Parties,

[                    ]

as the Additional First-Lien Collateral Agent,

[                    ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 20 [    ]

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EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Grantors (as defined below) from time to time party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Additional First-Lien Collateral Agent (as defined below) and Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Collateral Agent” means (a) prior to the Discharge of the Initial Additional First-Lien Obligations, [                    ] and (b) after the Discharge of the Initial Additional First-Lien Obligations, the Authorized Representative for the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First-Lien Obligations.

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations, the notes, credit agreements (excluding the Credit Agreement), indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations.

“Additional First-Lien Obligations” means collectively (1) the Initial Additional First-Lien Obligations and (2) all amounts owing to any Additional First Lien Secured Parties pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional First-Lien Obligations pursuant to and in accordance with Section 5.13 hereof after the date hereof, including, without limitation, the

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obligation (including guarantee obligations) to pay principal, premium, interest (including interest and fees that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest or fees are an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities, penalties, reimbursements, damages and other amounts payable by a Grantor under any Additional First-Lien Document.

“Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor to the Administrative Agent appointed pursuant to Section 9.11 of the Credit Agreement (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.20 thereof).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the administrative agent or collateral agent named as authorized representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means, Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Additional First-Lien Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the administrative agent or collateral agent named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First-Lien Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement (as the same may be amended, amended and restated, modified, refinanced and/or restated from time to time) entered into as of December 14, 2012, among Patheon Inc., a corporation existing under the laws of Canada, Patheon Pharmaceuticals Inc., a Delaware corporation, Patheon UK Limited, a limited liability company incorporated in England and Patheon Puerto Rico, Inc., a Puerto Rican corporation, any Additional Borrowers from time to time party thereto, and, together with any assignee of, or successor by merger to its rights and obligations thereunder as provided therein, as borrowers, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, swing line lender and l/c issuer, and each lender from time to time party thereto.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” has the meaning assigned to the term “Security Documents” in the Credit Agreement.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Creditors” as defined in the Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, BIA, CCAA, WURA and the United Kingdom’s Insolvency Act 1986 and all other laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, recapitalization, or other adjustment, or marshalling of the assets and liabilities of any Borrower, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

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“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional First-Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means the Borrowers and each of the Guarantors (as defined in the Credit Agreement) which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among the Borrowers, [the Guarantors identified therein,] and [                    ], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the debt securities issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement.

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“Initial Additional First-Lien Secured Parties” means the Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations incurred pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Borrowers, the other Grantors, the Additional First-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) (i) any voluntary case commenced by or against any Borrower or any other Grantor under the Bankruptcy Code or, (ii) the seeking of relief by any such Borrower or other Guarantor under other Debtor Relief Laws in any jurisdiction outside the United States;

(2) the commencement of an involuntary case against any Borrower or any other Grantor under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within 60 days after commencement of the case (or if such petition is presented in respect of the UK Borrower, within 21 days of the date of presentation);

(3) a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any other Grantor;

(4) any Borrower or any other Grantor commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Borrower or any other Grantor or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower or any other Grantor;

(5) any Borrower or any other Grantor is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(6) any order of relief or other order approving any such case or proceeding referred to in clauses (1) or (2) above is entered;

(7) any Borrower or any other Grantor suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or

(8) any Borrower or any other Grantor makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due (or, in the case of the UK Borrower, admits inability to pay such debts as they become due or is deemed unable to pay them (other than Section 123(1) of the United Kingdom’s Insolvency Act of 1986 where a demand is made for an amount less than £50,000 and such demand is settled within 21 days of being made).

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

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“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First-Lien Obligations, if any, that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (including the Credit Agreement Obligations) and (ii) at any time when the Additional First-Lien Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“Material Real Property” means any Real Property listed on Schedule 5.11 of the Credit Agreement or with respect to real property acquired after the Closing Date, any Real Property with a fair market value in excess of $10,000,000 at the time of acquisition, in each case, as reasonably estimated by the Borrowers in good faith.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

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“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document for Additional First-Lien Obligations incurred after the date hereof.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such

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agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property subject to a mortgage that applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or pursuant to any other Debtor Relief Law), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

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ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Borrower or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or any First-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First-Lien Obligations, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any First-Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First-Lien Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit, in respect of swing line loans or otherwise held by the Credit Agreement Collateral Agent pursuant to Section 2.04(e), 2.05(a), 2.17 or Article VIII of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional First-Lien Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional First-Lien Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

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SECTION 2.03 No Interference; Payment Over.

(a) Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.

(b) Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First-Lien Security Documents.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole costs and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

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SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under Debtor Relief Laws by or against any Borrower or any of Parent Borrower’s Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code and similar provisions of other Debtor Relief Laws.

(b) If any Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or under any other Debtor Relief Law in any jurisdiction outside the U.S. and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the First-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

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SECTION 2.06 Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code or under any other similar Debtor Relief Law in any jurisdiction outside the U.S., or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional First-Lien Collateral Agent, promptly deliver all Possessory Collateral to the Additional First-Lien Collateral Agent together with any necessary endorsements (or otherwise allow the Additional First-Lien Collateral Agent to obtain control of such Possessory Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

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SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional First-Lien Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an Authorized Officer of the applicable Borrower.

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ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrowers. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or

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required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or under any other Debtor Relief Law in any jurisdiction outside the U.S. or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Law, by any Borrower or any of Parent Borrower’s Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Credit Agreement Collateral Agent or to the Authorized Representative for the Credit Agreement Secured Parties, to it at Morgan Stanley Senior Funding, Inc., 1300 Thames Street, Thames Street Wharf, Baltimore, Maryland 21231, Attention: Steve Delaney;

(b) if to the Additional First-Lien Collateral Agent or the Initial Additional Authorized Representative, to it at [    ], Attention of [    ] (Fax No. [    ]);

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties party hereto. All notices and other

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communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time and upon notification to the Parent Borrower, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrowers or any other Grantor, with the consent of the Parent Borrower).

(c) Notwithstanding the foregoing, without the consent of any First-Lien Secured Party (and with respect to any termination, waiver, amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Borrowers or any other Grantor, with the consent of the Parent Borrower), any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of First-Lien Obligations of any Series, or the incurrence of Additional First-Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other First-Lien Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Parent Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Authorized Officer of the applicable Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

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SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of United States Federal or New York State courts sitting in New York county;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

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(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE FIRST LIEN SECURED PARTIES OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THIS AGREEMENT.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Borrowers, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Borrowers or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the then extant Secured Credit Documents, the Borrowers may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First-Lien Documents then outstanding to be incurred and secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class

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Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;

(ii) the Borrowers shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the applicable Borrower and (y) identified in a certificate of an authorized officer of the applicable Borrower the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant First-Lien Obligations and by the terms of the then extant Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional First-Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First-Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional First-Lien Collateral Agent); and

(iv) the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional First-Lien Collateral Agent will continue to act in its capacity as Additional First-Lien Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

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SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Morgan Stanley Senior Funding, Inc. is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [                    ] is acting in the capacity of Additional First-Lien Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional First-Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.16 Additional Grantors. The Parent Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17 Conversion of Currencies

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower or other Grantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrowers and other Grantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower or Grantor. The obligations of the parties contained in this Section 5.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY SENIOR FUNDING, INC.,
as Credit Agreement Collateral Agent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

By:
Name:
Title:

[ ], as Additional First-Lien Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

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PATHEON INC.

By:
Name:
Title:

PATHEON PHARMACEUTICALS INC.

By:
Name:
Title:

PATHEON UK LIMITED

By:
Name:
Title:

PATHEON PUERTO RICO, INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

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ANNEX I

Grantors

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ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [                    ], 20[    ] to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (the “Equal Priority Intercreditor Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), and certain subsidiaries and affiliates of the Borrowers (each, a “Grantor”), MORGAN STANLEY SENIOR FUNDING, INC., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as Authorized Representative for the Credit Agreement Secured Parties, [            ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrowers to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Equal Priority Intercreditor Agreement. Section 5.13 of the Equal Priority Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the First-Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Equal Priority Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

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“Authorized Representative” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrowers agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

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IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

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Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Additional First-Lien Collateral Agent],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

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PATHEON INC., as Parent Borrower

By:
Name:
Title:

PATHEON PHARMACEUTICALS INC., as US Borrower

By:
Name:
Title:

PATHEON UK LIMITED, as UK Borrower

By:
Name:
Title:

PATHEON PUERTO RICO, INC., as PR Borrower

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

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Schedule I to the

Supplement to the

Equal Priority Intercreditor Agreement

Grantors

[            ]

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SUPPLEMENT NO. [    ] dated as of [                    ], 20[    ], to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Equal Priority Intercreditor Agreement”), among PATHEON INC. (the “Parent Borrower”), PATHEON PHARMACEUTICALS INC. (the “US Borrower”), PATHEON UK LIMITED (the “UK Borrower”) and PATHEON PUERTO RICO, INC. (the “PR Borrower” and collectively, with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and together with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent under the Credit Agreement, [            ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. The Grantors have entered into the Equal Priority Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the Equal Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Equal Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional First-Lien Documents.

Accordingly, each Authorized Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the Equal Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Equal Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Equal Priority Intercreditor Agreement shall be deemed to include the New Grantor. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other First-Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

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SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the Equal Priority Intercreditor Agreement.

SECTION 8. The Borrowers agree to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

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IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[                    ],

as the Initial Additional Authorized Representative [and the Additional First-Lien Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

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EXHIBIT J

[FORM OF] INTERCOMPANY NOTE

New York, New York

[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America (or such other currency as mutually agreed) in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Credit Agreement, dated as of December 14, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among: (i) Patheon Inc. (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and (v) the LC Issuer, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the applicable Security Documents, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the applicable Credit Agreement and the applicable Security Documents with respect to this Note. Each capitalized term used but not defined herein shall have the meaning given to it in the Credit Agreement.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Borrower or a Guarantor to any Payee other than a Borrower or a Guarantor shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Credit Agreement), following notice from either Administrative Agent, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of themselves and the respective Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

NOTE POWER

FOR VALUE RECEIVED, the undersigned companies (the “Companies”) do hereby sell, assign and transfer to                                         , the Intercompany Note (the “Note”), dated December 14, 2012, a copy of which is attached hereto, standing in the name of the undersigned on the books of the Companies, and do hereby irrevocably constitute and appoint                              attorney to transfer the Note on the books of the Companies with full power of substitution in the premises.

Dated

[Signature pages to follow]

[ ],

By:
Name:
Title:]

EXHIBIT K-1

[FORM OF] AFFILIATED LENDER ASSIGNMENT AGREEMENT

This Affiliated Lender Assignment Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Letters of Credit, Swing Line Loans and participations in any of the foregoing included in such facility)and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

K-1-1

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if the Sponsor or an Affiliated Lender of the Sponsor]

3.	Affiliate Status:

4.	Parent Borrower:	Patheon Inc.

5.	Subsidiary Borrowers:	Patheon Pharmaceuticals Inc., Patheon UK Limited and Patheon Puerto Rico, Inc.

6.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., including any successor thereto, as the administrative agent under the Credit Agreement

7.	Credit Agreement:	The Credit Agreement, dated as of December 14, 2012, between the Parent Borrower, the Subsidiary Borrowers, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender, the LC Issuer and the other parties from time to time party thereto.

8.	Assigned Interest:

K-1-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%

			$	$		%

			$	$		%

[8.	Trade Date:	][11]

Effective Date:                     , 201   [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment Agreement (e.g. “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]

After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders (excluding Term Loans cancelled pursuant to Section 11.06(g)(iv)) shall not exceed 25% of the original principal amount of all Term Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

K-1-3

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:
Morgan Stanley Senior Funding, Inc., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

K-1-4

[Consented to]:[12]

PATHEON INC.

By:
Name:
Title:

[12]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

K-1-5

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(g) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(g) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment Agreement, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it acknowledges that [the] [each] Assignor is an Affiliated Lender and may possess material non-public information with respect to Parent Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.02 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

K-1-6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

K-1-7

EXHIBIT K-2

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:                     , 201

To: [Morgan Stanley Senior Funding, Inc.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.15(a)(v)(D) of that certain Credit Agreement, dated as of December 14, 2012 (as amended, supplemented, modified, , extended, refinanced, replaced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer, and (b) that certain Solicited Discounted Prepayment Notice, dated                     , 201  , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.15(a)(v)(D) of the Credit Agreement, the Company Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 201  ]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.15(a)(v)(D) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 201  ]3 tranche[s] of the [    ]4 Class of Term Loans] as follows:

1. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-3-1

any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]5

2. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[5]	Insert applicable representation.

K-3-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

K-3-3

EXHIBIT K-3

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                     , 201

To: [Morgan Stanley Senior Funding, Inc.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.15(a)(v)(C) of that certain Credit Agreement, dated as of December 14, 2012 (as amended, modified, supplemented, extended, refinanced, replaced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.15(a)(v)(C) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [                    , 201  ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Term Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [                    , 201  ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[        ] of Term Loans] [$[        ] of the [                    , 201  ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3. The Company Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [                    , 201  ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-4-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.15(a)(v)(C) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 20110 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

2. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[12]	Insert applicable representation.

K-4-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

K-4-3

EXHIBIT K-4

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:                     , 201

To: [Morgan Stanley Senior Funding, Inc.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of December 14, 2012 (as amended, modified, supplemented, extended, refinanced, replaced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer, and (b) the Discount Range Prepayment Notice, dated                     , 201  , from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.15(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [                    , 201  ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[        ]]

[[                     , 201  ]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 201  ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-5-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[                    , 201  ]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to Section 2.15(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-5-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

K-5-3

EXHIBIT K-5

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                     , 201

To: [Morgan Stanley Senior Funding, Inc.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.15(a)(v)(D) of that certain Credit Agreement, dated as of December 14, 2012 (as amended, modified, supplemented, extended, replaced, refinanced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.15(a)(v)(D) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [                    , 201  ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [                    , 201  ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[        ]]

[[                     , 201  ]6 tranche[s] of the [    ]7 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[5]	Minimum of $5.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-6-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York City time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.15(a)(v)(D) of the Credit Agreement.

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[The remainder of this page is intentionally left blank.]

K-6-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

K-6-3

EXHIBIT K-6

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:                     , 201

To: [Morgan Stanley Senior Funding, Inc.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of December 14, 2012 (as amended, modified, supplemented, extended, replaced, refinanced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer, and (b) the Solicited Discounted Prepayment Notice, dated                     , 201  , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York City time on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.15(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[                    , 201  ]74 tranche[s] of the [    ]75 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[        ]]

[[                     , 201  ]76 tranche[s] of the [    ]77 Class of Term Loans - $[        ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 201  ]78 tranche[(s)] of the [    ]79 Class of Term Loans] (the “Offered Discount”).

[74]	List multiple tranches if applicable.
[75]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[76]	List multiple tranches if applicable.
[77]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[78]	List multiple tranches if applicable.
[79]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-7-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[                    , 201  ]80 tranche[s] of the [    ]81 Class of Term Loans] pursuant to Section 2.15(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[80]	List multiple tranches if applicable.
[81]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-7-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

K-7-3

EXHIBIT K-7

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:                     , 201

To: [Morgan Stanley Senior Funding, Inc.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.15(a)(v)(B) of that certain Credit Agreement, dated as of December 14, 2012 (as amended, modified, supplemented, extended, replaced, refinanced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.15(a)(v)(B) of the Credit Agreement, the Company Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [                    , 201  ]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [                    , 201  ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[        ] of Term Loans] [$[        ] of the [                    , 201  ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 201  ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

K-8-1

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.15(a)(v)(B) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 201  ]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of Revolving Credit Loans or Swing Line Loans to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

3. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[12]	Insert applicable representation.

K-8-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

K-8-3

EXHIBIT K-8

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:                     , 201

To: [Morgan Stanley Senior Funding], as Auction Agent

1)	Ladies and Gentlemen:

Reference is made to (a) the First Lien Credit Agreement, dated as of December 14, 2012 (as amended, modified, supplemented, extended, replaced, refinanced and/or amended and restated from time to time, the “Credit Agreement”), among Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Collateral Agent and Swing Line Lender and the LC Issuer, and (b) the Specified Discount Prepayment Notice, dated                     , 201  , from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.15(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[                    , 201  ]94 tranche[s] of the [    ]95 Class of Term Loans - $[        ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[        ]]

[[                    , 201  ]96 tranche[s] of the [    ]97 Class of Term Loans - $[        ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[                    , 201  ]98 tranche[s] the [    ]99 Class of Term Loans] pursuant to Section 2.15(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[94]	List multiple tranches if applicable.
[95]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[96]	List multiple tranches if applicable.
[97]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).
[98]	List multiple tranches if applicable.
[99]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[The remainder of this page is intentionally left blank.]

K-9-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

K-9-2

EXHIBIT L

FORM OF

ADDITIONAL BORROWER AGREEMENT

This Additional Borrower Agreement is dated as of [                    ], 201[  ] (this “Agreement”), and is entered into by and among PATHEON INC., a corporation organized under the laws of Canada (“Parent Borrower”), [            ] a [            ] (the “New Additional Borrower”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement).

Reference is made to the Credit Agreement dated as of December 14, 2012 (as amended, modified, supplemented, extended, replaced, refinanced and/or amended and restated from time to time, the “Credit Agreement”), among (i) Parent Borrower, (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) each lender from time to time party thereto, (iv) the Administrative Agent and (v) the other parties thereto from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Revolving Loans and B/As available to the Borrowers, and each LC Issuer has agreed to issue Letters of Credit for the account of the Borrowers. The Parent Borrower and the New Additional Borrower desire that the New Additional Borrower become an Additional Borrower under the Credit Agreement.

The New Additional Borrower represents that (x) the representations and warranties set forth in Article V of the Credit Agreement that relate to the New Additional Borrower are true and correct in all material respects after giving effect to this Agreement, except that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects and (y) it has satisfied the conditions set forth in Sections 1.09 and 4.03 of the Credit Agreement.

The Parent Borrower agrees that the guarantees of the Obligations contained in the Guaranty and/or the Security Documents will apply to the Obligations of the New Additional Borrower, to the extent applicable in accordance with the terms thereof. Upon execution of this Agreement by each of the Parent Borrower, the New Additional Borrower, and the Administrative Agent, the New Additional Borrower shall be a party to the Credit Agreement and shall constitute an “Additional Borrower” for all purposes thereof, and the New Additional Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

L-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of [                            ].

PATHEON INC.

By:
Name:
Title:

[NAME OF NEW ADDITIONAL BORROWER],

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent,

By:
Name:
Title:

L-2

EXHIBIT M

[Form of] Secured Hedge Agreement Designation

PATHEON INC.

PO Box 110145

Research Triangle Park, NC 27709-5145

[Lender/Lender Affiliate

name and

address]

[                    ], 201[  ]

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Attention: Sarah Terner

Patheon Inc. Credit Facility

Secured Hedge Agreement Designation

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 14, 2012 (as amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among: (i) Patheon Inc., a corporation existing under the laws of Canada (the “Parent Borrower”), (ii) Patheon Pharmaceuticals Inc., a Delaware corporation (the “US Borrower”), Patheon UK Limited, a limited liability company incorporated in England (the “UK Borrower”) and Patheon Puerto Rico, Inc., a Puerto Rican corporation (the “PR Borrower”, together with the US Borrower and the UK Borrower, the “Subsidiary Borrowers” and collectively with the Parent Borrower, and any Additional Borrowers from time to time party thereto, the “Borrowers”), (iii) the lenders from time to time party thereto (together with their successors and assigns, the “Lenders”), (iv) Morgan Stanley Senior Funding, Inc. as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swing Line Lender and (v) the LC Issuer. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Parent Borrower hereby designates the [Hedge Agreement], dated as of [                    ], 201[  ], between [Patheon entity] and [name of Lender or Lender Affiliate], as the same may be be amended or otherwise modified from time to time, including all trades and trade confirmations that by their terms are governed thereby, as a Designated Hedge Agreement.

Very truly yours,

PATHEON INC., as Parent Borrower

By:
Name:
Title:

Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent,

By:
Name:
Title:

Signature Page to Designated Hedge Agreement Designation